Exhibit 2.1

Agreement and Plan of Merger

Among

Shenandoah Telecommunications Company,

Fox Merger Sub I Inc.,

Fox Merger Sub II LLC,

Horizon Acquisition Parent LLC,

the Sellers named herein

and

The Seller Representative Named Herein

Dated October 24, 2023

TABLE OF CONTENTS

Page

Article I The Mergers		2

1.1	Merger I	2

1.2	Merger II	2

1.3	First Effective Time; Second Effective Time	3

1.4	Effect on Company Units	3

1.5	Merger Consideration	4

1.6	Deliveries Prior to the Closing Date	5

1.7	Deliveries at the Closing	6

1.8	Adjustments	8

1.9	Company Options	11

1.10	Payment and Exchange Procedures	11

1.11	Tax Treatment	12

1.12	Withholding	13

1.13	No Liability	13

1.14	The Closing	14

Article II Representations and Warranties of the Sellers		14

2.1	Organization of Seller	14

2.2	Authority and Enforceability	14

2.3	Title to Company Units	14

2.4	Consents and Approvals	15

2.5	Litigation	15

2.6	Affiliate Transactions	15

2.7	Investment Representations	15

2.8	Interim Period Capital Contributions	16

2.9	Broker and Finder Fees	16

Article III Representations and Warranties of the Company		16

3.1	Organization of the Acquired Companies	16

3.2	Authority and Enforceability	17

3.3	Consents and Approvals	17

3.4	Capitalization	17

3.5	Subsidiaries and Other Business Interests	18

3.6	Governing Documents	18

3.7	Financial Statements	18

3.8	Conduct of Business	19

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3.9	Real Property	20

3.10	Personal Property	21

3.11	Intellectual Property Rights	21

3.12	Privacy and Data Security	22

3.13	Material Contracts	22

3.14	Insurance	23

3.15	Litigation	23

3.16	FCC Regulatory Matters; Material Permits	24

3.17	Compliance with Law	24

3.18	Environmental Matters	26

3.19	Employee Benefit Matters	27

3.20	Employment Matters; Labor Relations	29

3.21	Taxes	30

3.22	Material Customers	32

3.23	Material Vendors	32

3.24	Books and Records	32

3.25	Bank Accounts	32

3.26	Indebtedness	32

3.27	Physical Network	33

3.28	Grant Compliance	33

3.29	Affiliate Transactions	34

3.30	Seller Written Consent	34

3.31	Broker and Finder Fees	34

Article IV Representations and Warranties of Parent		34

4.1	Organization	34

4.2	Authority and Enforceability	35

4.3	Consents and Approvals	35

4.4	Broker and Finder Fees	36

4.5	Acquisition Financing Commitment; Solvency	36

4.6	Investment Representations	37

4.7	Legal Proceedings	37

4.8	Legal and Financial Qualifications	37

4.9	SEC Filings	38

4.10	Absence of Changes	39

4.11	Affiliate Transactions	39

4.12	Indebtedness	39

4.13	Labor Matters	39

4.14	No Rights Agreement; Anti-Takeover Provisions	40

Article V Conduct Prior to the First Effective Time		40

5.1	Affirmative Covenants	40

5.2	Negative Covenants	40

5.3	Consents and Approvals	42

5.4	Access to Information	45

5.5	No Solicitation	45

5.6	R&W Insurance Policy	46

5.7	Notice of Developments	46

5.8	Financing	46

5.9	NTIA Grant	50

5.10	Interim Period CapX Plan; Interim Period Capital Contributions	50

5.11	Disposable Inventory	51

5.12	Financial Statements and Operating Reports	52

5.13	Parent Board Vacancy	52

Article VI Additional Covenants		52

6.1	Employees and Employee Benefits	52

6.2	Tax Matters	54

6.3	Directors’ & Officers’ Insurance and Indemnification	55

6.4	Access to Records after Closing	55

6.5	Public Disclosure	56

6.6	Lead-Sheathed Cables	57

6.7	No Control of the Acquired Companies’ Business	57

6.8	Further Assurances	58

Article VII Conditions		58

7.1	Conditions to Obligations of Each Party	58

7.2	Conditions to Obligations of Parent	58

7.3	Conditions to Obligations of the Sellers and the Company	59

Article VIII Termination		59

8.1	Termination Events	59

8.2	Effect of Termination	61

Article IX Survival; Indemnification; Investigation		61

9.1	No Survival; Exclusive Remedy	61

9.2	Indemnification	61

9.3	Investigation; No Other Representations or Warranties	63

Article X General Provisions		64

10.1	Seller Representative	64

10.2	Expenses	65

10.3	Notices	65

10.4	Severability	66

10.5	Entire Agreement	66

10.6	Assignment	67

10.7	Successors and Assigns	67

10.8	No Third-Party Beneficiaries	67

10.9	Amendment and Modification; Waiver	67

10.10	Governing Law; Venue	67

10.11	Exclusive Jurisdiction; Service of Process; Mutual Waiver of Jury Trial	68

10.12	Schedules; Parent Schedules	69

10.13	Remedies; Specific Performance	69

10.14	Attorney-Client Privilege and Waiver of Conflicts	70

10.15	Release; Nonrecourse Parties	71

10.16	Debt Financing Sources	72

10.17	Counterparts	73

10.18	Condition of the Business	73

TABLE OF EXHIBITS AND ANNEXES

Exhibit A	Defined Terms and Rules of Interpretation

Exhibit B	Form of Investor Rights Agreement

Exhibit C	Accounting Principles

Exhibit D	Disposable Inventory

Exhibit E	Interim Period CapX Plan

TABLE OF SCHEDULES

Schedule 1.1	Liens

Schedule 1.2	Required Regulatory Approvals

Schedule 1.7(b)(vi)	Required Consents

Schedule 2.4	Consents and Approvals

Schedule 2.6	Affiliate Transactions

Schedule 3.3	Consents and Approvals

Schedule 3.4	Capitalization

Schedule 3.5	Company’s Subsidiaries and Other Business Interests

Schedule 3.8	Material Adverse Change

Schedule 3.9	Real Property

Schedule 3.11	Intellectual Property

Schedule 3.13	Material Contracts

Schedule 3.14	Insurance Policies

Schedule 3.15	Litigation

Schedule 3.16	FCC Regulatory Matters; Material Permits

Schedule 3.17	Compliance with Laws

Schedule 3.18	Environmental Matters

Schedule 3.19	Employee Benefit Matters

Schedule 3.20	Employment Matters

Schedule 3.21	Taxes

Schedule 3.22	Material Customers

Schedule 3.23	Material Vendors

Schedule 3.24	Books and Records

Schedule 3.25	Bank Accounts

Schedule 3.26	Indebtedness

Schedule 3.27	Physical Network

Schedule 3.28	Grants

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Schedule 3.29	Affiliate Transactions

Schedule 5.2(g)	Negative Covenants

Schedule 5.3(d)	Regulatory

Schedule 5.12	Financial Statements and Operating Reports

Schedule 9.2(a)	Indemnification

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 24, 2023 (the “Agreement Date”), by and among Shenandoah Telecommunications Company, a Virginia corporation (“Parent”), Fox Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), and Fox Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”), on the one hand; and Horizon Acquisition Parent LLC, a Delaware limited liability company (the “Company”), the holders set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), and Novacap TMT V, L.P., as the Seller Representative, on the other hand, and Parent, Merger Sub I, Merger Sub II, the Company and the Sellers collectively, the “Parties”. The meanings of capitalized terms used in this Agreement and not otherwise defined, and rules of interpretation, are set forth in Exhibit A.

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Merger Sub I will be merged with and into the Company, with the Company surviving such merger (“Merger I”) as a direct, wholly-owned subsidiary of Parent, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA” and, together with the DGCL, “Delaware Law”);

WHEREAS, immediately after the First Effective Time, in accordance with Section 1.2, Parent will cause the Company, as the surviving entity in Merger I, to merge with and into Merger Sub II, with Merger Sub II surviving such merger (“Merger II” and, together with Merger I, the “Mergers”) as a direct, wholly-owned subsidiary of Parent, in accordance with Delaware Law;

WHEREAS, it is intended that the Mergers, taken together, shall qualify as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for federal income Tax purposes (and applicable state and local income Tax purposes), and this Agreement is intended to be, and by executing this Agreement is adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, and 361 of the Code (and any comparable provision of state or local Law) for federal income Tax purposes (and applicable state and local income Tax purposes);

WHEREAS, each of the board of directors of the Company, the board of directors of Parent, the board of directors of Merger Sub I and the board of managers of Merger Sub II has unanimously approved and declared advisable this Agreement and the Contemplated Transactions, including the Mergers;

WHEREAS, (a) the board of directors of Merger Sub I has recommended that Parent, in its capacity as the sole stockholder of Merger Sub I, adopt this Agreement and has directed that this Agreement be submitted to Parent for adoption; (b) Parent, in its capacity as the sole member of Merger Sub II has executed a written consent adopting this Agreement; and (c) all of the Sellers have executed a written consent adopting this Agreement;

WHEREAS, each of Merger Sub I and Merger Sub II is a direct, wholly-owned subsidiary of Parent, the common stock, no par value per share, of which is listed for trading on the NASDAQ Stock Exchange under the symbol “SHEN” (“Parent Stock”), and certain of the Merger Consideration shall consist of shares of Parent Stock;

WHEREAS, the shares of Parent Stock issued pursuant to this Agreement will be subject to the rights and restrictions set forth in the Investor Rights Agreement, substantially in the form of Exhibit B attached hereto, to be entered into at the Closing by Parent and the Rollover Sellers (the “Investor Rights Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Sellers an executed Debt Commitment Letter (as defined below) from the Debt Financing Sources (as defined below), pursuant to which the Debt Financing Sources have committed to provide Parent with Debt Financing for the Contemplated Transactions in the aggregate amount set forth therein.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, intending to be legally bound, the Parties agree as follows:

Article I
The Mergers

1.1               Merger I.

(a)                On the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Sub I shall be merged with and into the Company at the First Effective Time. The separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving entity (the “Merger I Surviving Entity”). Merger I shall have the effects set forth in this Agreement and Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the First Effective Time, the Merger I Surviving Entity will possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company and Merger Sub I, to the fullest extent provided under Delaware Law.

(b)                At the First Effective Time, (i) the certificate of formation of the Company as in effect immediately prior to the First Effective Time shall be the certificate of formation of the Merger I Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law and (ii) the limited liability company agreement in a form agreed among the Parties prior to Closing shall be the limited liability company agreement of the Merger I Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

(c)                The directors of Merger Sub I immediately prior to the First Effective Time shall, from and after the First Effective Time, be the managers of the Merger I Surviving Entity, and the officers of Merger Sub I immediately prior to the First Effective Time shall, from and after the First Effective Time, be the officers of the Merger I Surviving Entity, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Merger I Surviving Entity’s certificate of formation, limited liability company agreement and applicable Law.

1.2               Merger II.

(a)                Immediately after the First Effective Time, Parent will cause the Merger I Surviving Entity to merge with and into Merger Sub II, the separate limited liability company existence of the Merger I Surviving Entity shall cease, and Merger Sub II shall continue as the surviving entity (the “Ultimate Surviving Entity”). Merger II shall have the effects set forth in this Agreement and Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Second Effective Time, the Ultimate Surviving Entity will possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Merger I Surviving Entity and Merger Sub II, to the fullest extent provided under Delaware Law.

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(b)                At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Ultimate Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law, except that references to Merger Sub II’s name shall be replaced by references to “Horizon Acquisition Parent LLC”.

(c)                The managers of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the managers of the Ultimate Surviving Entity, and the officers of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Ultimate Surviving Entity, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Ultimate Surviving Entity’s certificate of formation, limited liability company agreement and applicable Law.

1.3               First Effective Time; Second Effective Time.

(a)                Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, concurrently with the Closing, the Company and Merger Sub I shall file with the Secretary of State of the State of Delaware a certificate of merger (“Certificate of Merger I”) executed in accordance with, and containing such information as is required by, the relevant provisions of Delaware Law, and will make all other filings, recordings or publications required under Delaware Law in connection with Merger I. Merger I shall become effective at the time Certificate of Merger I shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the Parties and specified in Certificate of Merger I (such date and time, the “First Effective Time”).

(b)                Second Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the First Effective Time, and as part of an integrated transaction, the Merger I Surviving Entity and Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger (“Certificate of Merger II”) executed in accordance with, and containing such information as is required by, the relevant provisions of Delaware Law, and will make all other filings, recordings or publications required under Delaware Law in connection with Merger II. Merger II shall become effective at the time Certificate of Merger II shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the Parties and specified in Certificate of Merger II (such date and time, the “Second Effective Time”).

1.4               Effect on Company Units.

(a)                Company Units. At the First Effective Time, by virtue of Merger I and without any action on the part of Parent, Merger Sub I, the Company, any holder of Company Units or any other Person:

(i)                 Class A Units. (A) Each issued and outstanding Class A Unit held by the Rollover Sellers shall be converted into the right to receive the Per Unit Parent Stock Merger Consideration and (B) each issued and outstanding Class A Unit held by the Cash Sellers shall be converted into the right to receive the Per Unit Cash Merger Consideration plus each Seller’s applicable portion of the Aggregate Cash Adjustment Consideration as determined pursuant to Section 1.6(b) (if any). All Class A Units shall be cancelled automatically and shall cease to exist, and the holders of Class A Units shall cease to have any rights with respect thereto, other than the right to receive the Per Unit Parent Stock Merger Consideration or the Per Unit Cash Merger Consideration, as applicable, plus each Seller’s applicable portion of the Aggregate Cash Adjustment Consideration as determined pursuant to Section 1.6(b) (if any), in each case, without interest.

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(ii)               Class B Units. Each issued and outstanding Class B Unit shall be converted into the right to receive the Per Unit Cash Merger Consideration plus each Seller’s applicable portion of the Aggregate Cash Adjustment Consideration as determined pursuant to Section 1.6(b) (if any). All Class B Units shall be cancelled automatically and shall cease to exist, and the holders of Class B Units shall cease to have any rights with respect thereto, other than the right to receive the Per Unit Cash Merger Consideration plus each Seller’s applicable portion of the Aggregate Cash Adjustment Consideration as determined pursuant to Section 1.6(b) (if any), without interest.

(iii)             Preferred Units. Each issued and outstanding Preferred Unit shall be converted into the right to receive the Preferred Unit Merger Consideration plus each Seller’s applicable portion of the Aggregate Preferred Adjustment Consideration as determined pursuant to Section 1.6(b) (if any). All Preferred Units shall be cancelled automatically and shall cease to exist, and the holders of Preferred Units shall cease to have any rights with respect thereto, other than the right to receive the Preferred Unit Merger Consideration plus each Seller’s applicable portion of the Aggregate Preferred Adjustment Consideration as determined pursuant to Section 1.6(b) (if any), without interest.

(b)                Common Stock of Merger Sub I. At the First Effective Time, by virtue of Merger I and without any action on the part of Parent, Merger Sub I, the Company, any holder of Company Units or any other Person, each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one unit of the Merger I Surviving Entity with the rights, powers and privileges set forth in the certificate of formation and limited liability company agreement of the Merger I Surviving Entity.

(c)                Units of Merger I Surviving Entity. At the Second Effective Time, by virtue of Merger II and without any action on the part of Parent, Merger Sub II, the Merger I Surviving Entity or any other Person, each unit of the Merger I Surviving Entity issued and outstanding immediately prior to the Second Effective Time shall be cancelled automatically and shall cease to exist, and no consideration will be delivered in exchange therefor.

(d)                Units of Merger Sub II. At the Second Effective Time, by virtue of Merger II and without any action on the part of Parent, Merger Sub II, the Merger I Surviving Entity or any other Person, each unit of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a unit of the Ultimate Surviving Entity with the rights, powers and privileges set forth in the certificate of formation and limited liability company agreement of the Ultimate Surviving Entity.

1.5               Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) will consist of:

(a)                a number of shares of Parent Stock equal to the sum of (i) 4,081,633, plus (ii) the quotient of (A) the Cash Dividend Adjustment Amount, divided by (B) the Parent Stock Price (the “Aggregate Parent Stock Consideration”); and

(b)                an amount in cash calculated as follows, subject to adjustment pursuant to Section 1.8 (the “Aggregate Cash Consideration”):

(i)                 $305,000,000;

(ii)               plus the Cash Amount;

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(iii)             minus the Indebtedness Amount;

(iv)              plus or minus the Working Capital Overage or the Working Capital Underage, as applicable;

(v)                minus the aggregate amount of all Transaction Expenses;

(vi)              minus the Escrow Amount; and

(vii)            minus the Representative Holdback Amount;

(c)                an amount in cash equal to the Reimbursable Amount plus the Preferred Return with respect thereto, subject to post-Closing adjustment pursuant to Section 1.8 (the “Aggregate Preferred Unit Consideration”);

(d)                an amount in cash equal to the remaining portion of the Cash Adjustment Escrow Amount or the Representative Holdback Amount, as applicable, if and when the Cash Adjustment Escrow Amount or the Representative Holdback Amount (or a portion thereof) becomes payable to the Seller Representative for further distribution to the Cash Sellers in accordance with the Closing Allocation Schedule (the “Aggregate Cash Adjustment Consideration”); and

(e)                an amount in cash equal to the remaining portion of the Preferred Adjustment Escrow Amount, if and when the Preferred Adjustment Escrow Amount (or a portion thereof) becomes payable to the Seller Representative for further distribution to the Cash Sellers in accordance with the Closing Allocation Schedule (the “Aggregate Preferred Adjustment Consideration”).

1.6               Deliveries Prior to the Closing Date. At least seven (7) Business Days before the anticipated Closing Date, the Company or the Sellers, as applicable, will deliver to Parent:

(a)                An estimated consolidated balance sheet of the Acquired Companies as of the Adjustment Time, prepared in accordance with GAAP, and a schedule (the “Closing Payment Schedule”), containing the Company’s good faith calculation (prepared in accordance with the Accounting Principles, if applicable, and this Agreement and accompanied by supporting documentation for the estimates and calculations contained therein) of the Aggregate Cash Consideration (the “Estimated Aggregate Cash Consideration”) and the Aggregate Preferred Unit Consideration (the “Estimated Aggregate Preferred Unit Consideration”), as well as good faith estimates of (i) the Cash Amount, (ii) the Indebtedness Amount, (iii) the Closing Working Capital and the Working Capital Overage or the Working Capital Underage, as applicable, (iv) the Transaction Expenses and (v) the Reimbursable Amount, and the date and Principal Amount of each Interim Period Capital Contribution and the Preferred Return with respect thereto. As promptly as practicable but not later than two (2) Business Day prior to the Closing Date, Parent shall identify any adjustments that it believes are required to the Closing Payment Schedule delivered by the Company. Parent and the Company shall use commercially reasonable efforts to agree upon any such adjustments, after which the Company shall re-deliver to Parent the Closing Payment Schedule, with such adjustments as the Parties have agreed are appropriate. If the Parties cannot agree on any such adjustments to the Closing Payment Schedule, then either Party may accept the position of the other without waiving its rights to challenge such position pursuant to Section 1.8 (and, provided, further, for the avoidance of doubt, that (i) if any such adjustment is not agreed on, the re-delivered Closing Payment Schedule shall be the basis for the calculation of any and all amounts in connection with the Closing, and (ii) any such absence of agreement shall not suspend or otherwise delay the Closing in any respect).

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(b)                A schedule (the “Closing Allocation Schedule”), which shall set forth with respect to each Seller, as of immediately prior to the First Effective Time, (A) the number and class of Company Units held by such Seller, (B) the portion of the Merger Consideration to be received by such Seller, including the aggregate number of shares of Parent Stock to be issued to such Seller and the aggregate amount of cash to be received by such Seller, as applicable, and (C) the percentage of the Cash Adjustment Escrow Amount, Preferred Adjustment Escrow Amount, Indemnification Escrow Amount and the Representative Holdback Amount to be received by such Seller (the “Closing Percentage”), if and when any such amounts become payable to the Seller Representative for further distribution to the Sellers. The Company shall update the Closing Allocation Schedule immediately upon the receipt of any information which would reasonably be expected to result in any change thereto. As promptly as practicable but not later than one Business Day prior to the Closing Date, Parent shall identify any adjustments that it believes are required to the Closing Allocation Schedule delivered by the Company. Parent and the Company shall agree upon any such adjustments prior to the Closing Date, after which the Company shall re-deliver to Parent the Closing Allocation Schedule, with such adjustments as the Parties have agreed are appropriate.

(c)                Duly executed Payoff Letters.

(d)                Instructions in form and substance reasonably satisfactory to Parent with respect to the payment of the Transaction Expenses, including the names of each Person to which each such Transaction Expense is owed, the amounts owed to such Person and wire instructions for the payment of such amounts together with invoices and IRS Forms W-8 or W-9 (or other applicable form) from each such Person.

1.7               Deliveries at the Closing. At the Closing:

(a)                Parent Deliveries. Parent shall deliver, or cause to be delivered:

(i)                 to each Rollover Seller, in accordance with Section 1.10(f), the number of shares of Parent Stock set forth on the Closing Allocation Schedule; provided, that to the extent any Rollover Seller has not completed, executed and delivered to Parent the documents required by Section 1.7(c), no shares of Parent Stock shall be issued to such Rollover Seller until such Rollover Seller has executed and delivered such documents, at which time Parent shall promptly issue to such Rollover Seller, in accordance with Section 1.10(f), such withheld shares of Parent Stock;

(ii)               to each Cash Seller and each holder of Preferred Units, the aggregate amount of cash set forth on the Closing Allocation Schedule; provided, that to the extent any Cash Seller or holder of Preferred Units has not completed, executed and delivered to Parent a Letter of Transmittal, Parent shall not make any payments to such Cash Seller or holder of Preferred Units until such Cash Seller or holder of Preferred Units has completed, executed and delivered to Parent such Letter of Transmittal, at which time Parent shall promptly pay to such Cash Seller or holder of Preferred Units such withheld payments;

(iii)             to the parties designated in the Payoff Letters, the amounts set forth in the Payoff Letters (the “Payoff Amounts”);

(iv)              to the parties to whom any Transaction Expenses are payable pursuant to the instructions delivered pursuant to Section 1.6(d), the applicable amounts set forth therein;

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(v)                to the Escrow Agent, for deposit in an escrow account (the “Escrow Account”) designated in the Escrow Agreement, an amount in cash equal to the Escrow Amount, to be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement;

(vi)              to the Seller Representative, for deposit in an account established for the benefit of the Seller Representative (the “Representative Holdback Account”) and designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the Representative Holdback Amount, to be held by the Seller Representative in a separate account for purposes of satisfying fees, costs and expenses incurred in its capacity as the Seller Representative and otherwise in accordance with this Agreement (provided that, for Tax purposes, the Representative Holdback Amount shall be treated by the Parties as having been received and voluntarily set aside by the Cash Sellers at the Closing);

(vii)            to the Seller Representative, the Escrow Agreement duly executed by Parent;

(viii)          to the Rollover Sellers, the Investor Rights Agreement duly executed by Parent;

(ix)              to the Seller Representative, evidence reasonably satisfactory to the Seller Representative that Parent has obtained and bound the R&W Insurance Policy in accordance with the terms of this Agreement; and

(x)                to the Seller Representative, a certificate from Parent, duly executed by an officer of Parent, certifying that each of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.

(b)                Company Deliveries. The Company shall deliver (or cause to be delivered) to Parent:

(i)                 the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;

(ii)               a certificate from the state of formation of each Acquired Company as to the good standing of the Acquired Company, dated within ten days of the Closing Date;

(iii)             the Closing Payment Schedule, as it may be adjusted pursuant to Section 1.6(a), duly executed by an officer of the Company;

(iv)              the Closing Allocation Schedule, as it may be adjusted pursuant to Section 1.6(b), duly executed by an officer of the Company and an authorized representative of each Seller;

(v)                duly executed agreements terminating all Contracts between any Seller or any officer, director, manager, member, partner, shareholder, direct or indirect equityholder or Affiliate of such Seller, on the one hand, and any Acquired Company, on the other hand;

(vi)              evidence reasonably satisfactory to Parent that each of the consents, waivers, estoppels, certifications and other documents set forth on Schedule 1.7(b)(vi) has been executed by the applicable counterparty, and that each of the notices set forth on Schedule 1.7(b)(vi) has been delivered to the applicable recipient by the Company;

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(vii)            the Option Termination Agreements, duly executed by the Company, on the one hand, and each holder of a Company Option, on the other hand;

(viii)          duly executed letters of resignation from each of the directors, managers and officers of each of the Acquired Companies (in such capacity) effective as of the Closing Date;

(ix)              a certificate from the Company, duly executed by an officer of the Company, certifying that each of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(x)                a certificate from the Company conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the equity interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the Treasury Regulations Section 1.897-2(h)(2); and

(xi)              three USB drives, each containing a copy of the entire contents of the Data Room as of the Closing Date.

(c)                Seller Deliveries. Each Seller shall deliver (or cause to be delivered) to Parent:

(i)                 a properly completed and duly executed letter of transmittal, in form and substance reasonably satisfactory to Parent (a “Letter of Transmittal”); and

(ii)               in the case of any Rollover Seller, the Investor Rights Agreement duly executed by such Rollover Seller.

1.8               Adjustments.

(a)                As soon as practicable, but no later than 120 days after the Closing Date, Parent will prepare and deliver to the Seller Representative a copy of the consolidated balance sheet of the Acquired Companies as of the Adjustment Time, prepared in accordance with GAAP, and a statement (the “Closing Statement”), setting forth Parent’s good faith calculation of (i) the Cash Amount (the “Final Cash Amount”), (ii) the Indebtedness Amount (the “Final Indebtedness Amount”), (iii) the Closing Working Capital (the “Final Working Capital”) and the Working Capital Overage or the Working Capital Underage, as applicable, (iv) the Transaction Expenses (the “Final Transaction Expenses”), (v) the Aggregate Cash Consideration, as determined by reference to the relevant provisions of this Agreement, with each component calculated in accordance with the Accounting Principles, if applicable, and this Agreement (the “Final Aggregate Cash Consideration”), and the Aggregate Preferred Unit Consideration (the “Final Aggregate Preferred Unit Consideration”). For the avoidance of doubt, the Parties acknowledge and agree that the purpose of preparing the consolidated balance sheet referred to above and making the calculations in the Closing Statement and the components thereof is solely to assess the accuracy of the amounts set forth in the Closing Payment Schedule, and such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, reserves classifications or estimation methodologies for the purpose of calculating the Closing Statement that differ from the Accounting Principles.

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(b)                The Seller Representative may object to the Closing Statement by delivering to Parent written notice (a “Consideration Dispute Notice”) within the period ending on the 30th day after the Seller Representative’s receipt of the Closing Statement (the “Review Period”). During the Review Period, the Seller Representative and its representatives will be provided, upon reasonable advance notice and during normal business hours and upon receipt from the Seller Representative of customary access letters and non-disclosure agreements, with such access to the financial books, records, information and work papers of the Company and Parent as is reasonably necessary to enable them to evaluate the Closing Statement, the Final Cash Amount, the Final Indebtedness Amount, the Final Working Capital, the Final Transaction Expenses and the Final Aggregate Preferred Unit Consideration. The Consideration Dispute Notice must set forth the Seller Representative’s objections to the Closing Statement in reasonable detail and the Seller Representative’s determination of any disputed amount set forth in the Closing Statement (including its proposed calculations thereof).

(c)                If the Seller does not deliver a Consideration Dispute Notice to Parent prior to the expiration of the Review Period, the Closing Statement, and all calculations set forth therein, shall be deemed final and binding on Parent and the Seller Representative for all purposes of this Agreement.

(d)                If the Seller Representative timely delivers a Consideration Dispute Notice to Parent, then Parent and the Seller Representative will use commercially reasonable efforts to resolve any objections set forth in the Consideration Dispute Notice in good faith during the 30-day period commencing on the date Parent receives the Consideration Dispute Notice. Rule 408 of the Federal Rules of Evidence will apply to all communications between Parent and the Seller Representative and their respective representatives. If Parent and the Seller Representative are able to resolve by written agreement (the “Agreed Adjustments”) all such disputed items set forth in the Consideration Dispute Notice, then the Closing Statement, as adjusted by the Agreed Adjustments, shall be final and binding for all purposes of this Agreement. If Parent and the Seller Representative are unable to reach agreement on all such differences within such 30-day period (or such longer period as Parent and the Seller Representative may agree in writing), then the Parties shall submit all remaining objections to PricewaterhouseCoopers LLP (such firm, or any successor thereto, being referred to herein as the “Designated Firm”). In the event that the Designated Firm is unwilling to act as the Designated Firm, each of the Parties shall promptly select an accounting firm and cause such two accounting firms promptly to mutually select a third nationally recognized independent accounting firm that does not have a material relationship with either Parent, any Seller or the Seller Representative to act as the Designated Firm. The Designated Firm shall be directed by Parent and the Seller Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the definitions and methodologies contained in this Agreement, and, in any event, within 30 days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to Parent and the Seller Representative. In connection with the resolution of any such dispute by the Designated Firm, each of Parent, the Seller Representative and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Firm to provide their respective views as to any disputed items set forth in the Closing Statement; provided, however, there shall be no ex parte communications between any Party or its Affiliates (or its and their respective representatives) and the Designated Firm with respect to any such disputed items in the Closing Statement. The determination of the Designated Firm shall be final and binding on Parent and the Seller Representative for all purposes of this Agreement, absent fraud or manifest error. In making any such determination, the Designated Firm shall be limited to addressing only the particular disputes referred to in the Consideration Dispute Notice that are identified as being items and amounts to which Parent and the Seller Representative have been unable to agree. The Expert Calculations (i) shall reflect in detail the resolution and calculation of any disputed items set forth in the Closing Statement, and (ii) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Seller Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Seller Representative as the case may be. The fees and expenses of the Designated Firm shall be borne by Parent and the Seller Representative, based on the inverse of the percentage that the Designated Firm’s determination bears to the total amount of the total items in dispute as originally submitted to the Designated Firm by Parent and the Seller Representative. For example, should the items in dispute total in amount to $1,000 and the Designated Firm awards $600 in favor of the Seller Representative’s position, 60% of the costs and expenses of its review would be borne by Parent and 40% of the costs and expenses would be borne by the Seller Representative. It is the intent of the Parties that any final determination by the Designated Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of Parent and the Seller Representative and the Parties agree that the failure of the Designated Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Designated Firm which otherwise conforms to the terms of this Section 1.8(c).

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(e)                Within five (5) Business Days after the date on which the Closing Statement is finally determined pursuant to Sections 1.8(a) - (d):

(i)                 If the Final Aggregate Cash Consideration is greater than the Estimated Aggregate Cash Consideration (as calculated, the “Parent Underpayment”), then (A) Parent will pay to the Seller Representative, for further distribution to the Cash Sellers in accordance with their respective Closing Percentages, an amount equal to the Parent Underpayment and (B) Parent and the Seller Representative will execute and deliver to the Escrow Agent a joint written instruction to promptly release to the Seller Representative, for further distribution to the Cash Sellers in accordance with their respective Closing Percentages, the Cash Adjustment Escrow Amount.

(ii)               If the Final Aggregate Cash Consideration is less than the Estimated Aggregate Cash Consideration (as calculated, the “Parent Overpayment”), then the Seller Representative, on behalf of the Cash Sellers, and Parent will execute and deliver to the Escrow Agent a joint written instruction to promptly release (A) to Parent, from the Cash Adjustment Escrow Amount, the Parent Overpayment and (B) to the Seller Representative, for further distribution to the Cash Sellers in accordance with their respective Closing Percentages, any remaining balance of the Cash Adjustment Escrow Amount following release of the Parent Overpayment to Parent.

(iii)             If the Final Aggregate Preferred Unit Consideration is greater than the Estimated Aggregate Preferred Unit Consideration (as calculated, the “Preferred Underpayment”), then (A) Parent will pay to the Seller Representative, for further distribution to the Cash Sellers in accordance with the Closing Allocation Schedule, an amount equal to the Preferred Underpayment and (B) Parent and the Seller Representative will execute and deliver to the Escrow Agent a joint written instruction to promptly release to the Seller Representative, for further distribution to the Cash Sellers in accordance with the Closing Allocation Schedule, the Preferred Adjustment Escrow Amount.

(iv)              If the Final Aggregate Preferred Unit Consideration is less than the Estimated Aggregate Preferred Unit Consideration (as calculated, the “Preferred Overpayment”), then the Seller Representative, on behalf of the Cash Sellers, and Parent will execute and deliver to the Escrow Agent a joint written instruction to promptly release (A) to Parent, from the Preferred Adjustment Escrow Amount, the Preferred Overpayment and (B) to the Seller Representative, for further distribution to the Cash Sellers in accordance with the Closing Allocation Schedule, any remaining balance of the Preferred Adjustment Escrow Amount following release of the Preferred Overpayment to Parent.

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(v)                The Parties acknowledge and agree that, notwithstanding anything in any Transaction Document to the contrary, the amount in the Cash Adjustment Escrow Account shall be Parent’s only source from which to recover the Parent Overpayment and the amount in the Preferred Adjustment Escrow Account shall be Parent’s only source from which to recover the Preferred Overpayment, and, in the event that the Parent Overpayment exceeds the Cash Adjustment Escrow Amount or the Preferred Overpayment exceeds the Preferred Adjustment Escrow Amount, as the case may be, then neither the Sellers, the Seller Representative nor any of their respective Affiliates or representatives shall be responsible (jointly, severally or otherwise) for, or have any obligation to pay or cause to be paid to Parent, all or any portion of the amount by which the Parent Overpayment exceeds the Cash Adjustment Escrow Amount or the Preferred Overpayment exceeds the Preferred Adjustment Escrow Amount, as the case may be.

(f)                 Any payments made in accordance with this Section 1.8 shall be treated by the Parties as an adjustment to the Aggregate Cash Consideration for Tax purposes, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

(g)                Notwithstanding any provision set forth in this Section 1.8 or elsewhere in this Agreement to the contrary, there is no general agreement among the Parties to submit disputes under this Agreement to arbitration.

1.9               Company Options.

(a)                Company Options. At the Closing, the Company shall cause each outstanding option to acquire Company Units (collectively, “Company Options”) to be cancelled, and each holder of an in-the-money Company Option (if any) shall, following delivery of a duly executed option termination agreement (collectively, the “Option Termination Agreements”) in a form approved by Parent and the Company, be entitled to receive in respect of each Company Option, an amount in cash equal to (i)(A) the fair market value of the Company Units as reasonably determined by the board of directors of the Company in accordance with the Employee Option Plan and to be provided by the Company no later than five (5) Business Days prior to the Closing Date, multiplied by (B) the number of Company Units subject to such Company Option, minus (ii) the aggregate exercise price for such Company Option; provided, however, that if the exercise price per Company Unit of a Company Option exceeds the Per Unit Cash Merger Consideration, such Company Option shall be canceled without payment and the holder thereof shall have no further rights under or with respect to such Company Option.

(b)                All payments to holders of Company Options (if any) shall be paid in accordance with the Company’s customary payroll policies and procedures and shall be subject to applicable withholding.

(c)                All amounts received by holders of Company Options pursuant to this Section 1.10 shall be considered Transaction Expenses and shall be included in the calculation of Transaction Expenses.

1.10           Payment and Exchange Procedures.

(a)                No Other Rights. Until the delivery to Parent of the applicable documents required by Section 1.8(c), each Company Unit shall be deemed, from and after the First Effective Time, to represent only the right to receive upon execution and delivery of such documents, the Merger Consideration payable with respect to such Company Unit in accordance with the terms and conditions of this Agreement. Payment of the Merger Consideration in accordance with the terms and conditions of this Agreement upon the delivery of the applicable duly completed and validly executed documents shall be deemed payment in full satisfaction of all rights pertaining to such Company Unit.

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(b)                No Further Transfers. At the First Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Units that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Company Units are presented to the Ultimate Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(c)                Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name a Company Unit is registered, then such Merger Consideration may be paid to such a transferee so long as (i) the applicable Seller’s Letter of Transmittal is accompanied by documents reasonably satisfactory to Parent to evidence and effect that transfer and (ii) the Person requesting such payment (A) pays any applicable Transfer Taxes or (B) establishes to the satisfaction of Parent that any such Taxes have already been paid or are not applicable.

(d)                No Fractional Shares. No fractional shares of Parent Stock shall be issued in exchange for Company Units, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of Company Units converted pursuant to Merger I who would otherwise have been entitled to receive a fraction of a share of Parent Stock shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to (i) such fractional part of a share of Parent Stock multiplied by (ii) the Parent Stock Price.

(e)                Equitable Adjustments. If, between the Agreement Date and the First Effective Time, the outstanding Equity Securities of the Company shall have been changed into a different number of units or a different class of units by reason of any dividend, subdivision, reorganization, reclassification, recapitalization, split, reverse split, combination or exchange, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change. If, between the Agreement Date and the First Effective Time, the outstanding shares of Parent Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Parent Stock Price shall be equitably adjusted, without duplication, to proportionally reflect such change. Nothing in this Section 1.12(e) shall be construed to permit the Company or Parent to take any action with respect to its Equity Securities that is prohibited by the terms of this Agreement.

(f)                 Book Entry. Notwithstanding anything in this Agreement to the contrary, unless Parent determines otherwise in its sole discretion, all shares of Parent Stock issuable pursuant to this Agreement shall not be certificated and shall be registered in the name of the applicable Rollover Seller by book entry in the stock transfer books of Parent. Promptly after the issuance of any shares of Parent Stock pursuant to this Agreement, Parent shall, or shall cause its transfer agent to, deliver evidence thereof to each Rollover Seller.

(g)                Payments by Wire Transfer. Except as set forth in Section 1.10(f) and Section 1.9(b), all payments under this Agreement will be delivered by wire transfer in immediately available funds to the account or accounts designated by the recipient.

1.11           Tax Treatment.

(a)                The Parties intend that the Mergers, taken together, shall qualify as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for federal income Tax purposes (and applicable state and local income Tax purposes), and this Agreement is intended to be, and by executing this Agreement is adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, and 361 of the Code (and any comparable provision of state or local Law) for federal income Tax purposes (and applicable state and local income Tax purposes). This Agreement shall be interpreted consistent with that intent, unless otherwise required by applicable Law. No Party shall take or cause to be taken (or permit any of its Affiliates to take or cause to be taken) any action, or fail to take or cause to be taken (or permit any of its Affiliates to fail to take or cause to be taken) any action, in each case, which would reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state or local Law). Each Party shall cause all Tax Returns to be prepared and filed on the basis of treating the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent therewith in any Tax filing or Action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

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(b)                Notwithstanding anything in this Agreement to the contrary, in the event that any adjustment to the Merger Consideration (pursuant to this Article I or otherwise) results in the Merger Consideration consisting of a cash amount that is greater than 60% of the value of the Merger Consideration determined within the meaning of Treasury Regulations Section 1.368-1(e), then the Merger Consideration shall be adjusted (and, if necessary, additional shares of Parent Stock shall be issued) so that the Merger Consideration will be comprised of 40% Parent Stock and 60% cash; provided, that nothing in this Section 1.11(b) shall require (i) Parent to increase the aggregate amount of the Merger Consideration or (ii) any Cash Seller to accept any shares of Parent Stock.

(c)                Notwithstanding anything to the contrary contained in this Agreement, before the Closing, the Parties may (but shall not be obligated to) mutually agree that the structure of the Contemplated Transactions be revised, and the Parties will use their commercially reasonable efforts (but shall not be obligated) to enter into such alternative transactions as the Parties may determine to effect the purposes of this Agreement so long as (i) there are no material adverse Tax consequences to any Party as a result of such modifications and (ii) such modification will not be likely to materially delay or jeopardize receipt of any Required Regulatory Approvals or materially delay the Closing.

(d)                For the avoidance of doubt, the Sellers acknowledge and agree that (i) the Closing shall not be conditioned upon the Mergers qualifying as a “reorganization” within the meaning of Section 368(a) of the Code for federal income Tax purposes and (ii) neither Parent nor any other Person shall have any liability to the Sellers or any other Person in the event that the Mergers do not so qualify.

1.12           Withholding. Parent and the Escrow Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Escrow Agreement to any Person all amounts required under the Code or any applicable provision of any state, local or foreign Tax Law to be deducted and withheld, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from any recipient of such payments. Except with respect to withholding pursuant to Section 1445 of the Code, Parent and the Escrow Agent shall use commercially reasonable efforts to provide the applicable payee with a written notice of any intention to withhold or deduct such amounts at least five (5) Business Days prior to any such withholding or deduction, and the Parties shall use commercially reasonable efforts to minimize any such withholding or deduction (including by providing any applicable Tax forms). To the extent that any such amount is so deducted and withheld by Parent or the Escrow Agent, as applicable, and timely remitted to the appropriate Government Agency, such amount shall be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person who otherwise would have been entitled to receive such amount.

1.13           No Liability. Notwithstanding anything in this Agreement to the contrary, the Parties agree that Parent shall be entitled to rely conclusively on the information set forth in the Closing Allocation Schedule, and any amounts delivered by Parent to a Seller (or to the Seller Representative for further distribution to the Sellers) in accordance with the Closing Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Seller in full satisfaction of the obligations of Parent under this Agreement, and Parent shall not be responsible or liable for the information or calculations or the determinations regarding such information or calculations set forth therein.

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1.14           The Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions will take place at a closing (the “Closing”) to be held at 9:00 a.m., Eastern Time, no later than five (5) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Seller Representative and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that if such date is not the first Business Day of a calendar month, then Parent may elect to have the Closing take place on the first Business Day of the next calendar month; provided, further, that if the Closing Date (including as a result of the preceding proviso) would be the first Business Day of the third calendar month of a calendar quarter, Parent may elect to have the Closing take place on the first Business Day of the next calendar quarter. Notwithstanding the foregoing, Parent shall not have the right to make such an election if it would result in the Closing Date occurring after the End Date.

Article II
Representations and Warranties of the Sellers

Each Seller, severally and not jointly and as to itself only, represents and warrants to Parent, as of the Agreement Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date), as follows, except as set forth in the Schedules:

2.1               Organization of Seller. Such Seller (a) is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable) and (b) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, prohibit or delay the consummation of any of the Contemplated Transactions.

2.2               Authority and Enforceability. Such Seller has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated in such Transaction Documents. The execution and delivery by such Seller of the Transaction Documents to which it is a party, and the consummation by such Seller of the transactions contemplated in such Transaction Documents, have been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and (assuming that this Agreement constitutes the valid and binding agreement of the other Parties) constitutes the valid and binding obligations of such Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

2.3               Title to Company Units. Such Seller is the record and beneficial owner of the Company Units indicated on Schedule 3.4(a), and has good and valid title to such Company Units, free and clear of any Liens, except for Liens as are imposed by applicable securities Laws. Such Company Units have been duly authorized and validly issued and are fully paid and non-assessable, and there are no options, warrants, or other rights, agreements, or commitments of any character, including without limitation, voting or subscription agreements, granting rights to purchase or otherwise acquire any of such Company Units or obligating such Seller to transfer any of such Company Units. The Company Units and Company Options set forth on Schedule 3.4(a) constitute all of the Equity Securities of the Company.

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2.4               Consents and Approvals.

(a)                Except as identified on Schedule 2.4(a), the execution, delivery and performance by such Seller of the Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated in such Transaction Documents do not and will not (i) violate or result in a breach of, or default under, any provision of such Seller’s Governing Documents, (ii) require the consent, notice, or other action by any Person under, violate, conflict with or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) under any Contract to which such Seller is a party or is bound, (iii) violate any Order or Law to which such Seller is subject or (iv) result in the creation or imposition of any Lien (other than Permitted Exceptions) on any assets of such Seller, other than in the case of clauses (ii), (iii) and (iv), such conflicts, breaches, violations, defaults, consents, terminations, cancellations or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, prohibit or delay in any material respect the consummation of any of the Contemplated Transactions or result in any material liability to or obligation of Parent or the Acquired Companies.

(b)                Except as identified on Schedule 2.4(b), no material notice to, filing with, or authorization, consent, Order or approval of any Government Agency is necessary for the execution, delivery and performance by such Seller of the Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated in such Transaction Documents.

2.5               Litigation. There are no Actions pending or threatened in writing against or affecting such Seller or the properties or assets of such Seller, at law or in equity, or before or by any Government Agency, and such Seller is not bound by any Order, in each case that would prevent, adversely affect, delay, make illegal, impose any obligations or conditions on or otherwise interfere with such Seller’s performance under any Transaction Documents to which it is a party, or the consummation by such Seller of the transactions contemplated in such Transaction Documents.

2.6               Affiliate Transactions. Except as set forth on Schedule 2.6, neither such Seller nor any officer, director, manager, member, partner, shareholder, direct or indirect equityholder or Affiliate of such Seller (a) is a party to, or has an economic interest in, any Contract with any Acquired Company, (b) has an interest in any asset or property owned or used by any Acquired Company, (c) has any claim or cause of action against any Acquired Company, (d) owes any money to any Acquired Company or is owed any money from any Acquired Company, (e) provides services or resources to any Acquired Company, (f) has an interest, directly or indirectly, in any vendor, supplier, distributor, customer or other business relationship of any Acquired Company, or (g) has an interest, directly or indirectly, in any business (regardless of form or structure), which is in competition with any Acquired Company.

2.7               Investment Representations.

(a)                Such Seller, if such Seller is a Rollover Seller, acknowledges and agrees that (i) the shares of Parent Stock issuable pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state and that, owing to certain requirements arising under the Securities Act and applicable state securities laws, such shares of Parent Stock must be held indefinitely unless subsequently registered under the Securities Act and any applicable state law, or unless an exemption from registration is otherwise available, and (ii) if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale and the holding period for such shares of Parent Stock.

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(b)                Such Seller, if such Seller is a Rollover Seller, is a sophisticated buyer with respect to the shares of Parent Stock issuable pursuant to this Agreement, has knowledge and experience in financial and business matters, has legal and other advisers who are capable of evaluating the merits and risks of its purchase of such Shares of Parent Stock and has been represented or has had the opportunity to be represented by legal counsel, tax advisers, and financial advisers of its own choice with respect to all aspects of such Seller’s investment decision. Such Seller is aware that the acquisition of such shares of Parent Stock involves a high degree of risk and has sufficient economic resources to bear the economic risk of the complete loss of its investment in such shares of Parent Stock. Such Seller has conducted such examination of Parent’s business, financial condition, results of operations and other relevant matters as such Seller deems appropriate and has adequate information concerning Parent, its financial condition, and its business to make an informed and knowledgeable decision to acquire such shares of Parent Stock. Such Seller has independently and without reliance upon Parent or any its representatives (other than the representations and warranties set forth in this Agreement and the other Transaction Documents), and based on such information as such Seller has deemed appropriate in its independent judgment, made its own analysis and decision to enter into this Agreement and the Contemplated Transactions. Such Seller acknowledges and agrees that neither Parent nor any other Person has made any representation or warranty as to Parent or this Agreement except as expressly set forth in this Agreement (including the related portions of the Parent Schedules) and the other Transaction Documents.

(c)                Such Seller, if such Seller is a Rollover Seller, is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is acquiring shares of Parent Stock for its own account and not with a view to distribution in violation of any securities Laws.

2.8               Interim Period Capital Contributions. Such Seller has, as of the Agreement Date, sufficient cash on hand or other sources of available financing to enable such Seller to make the Interim Period Capital Contributions contemplated by the Interim Period CapX Plan, and such Seller is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to cause it to be unable to timely make any such Interim Period Capital Contributions.

2.9               Broker and Finder Fees. Other than Bank Street Group LLC and Houlihan Lokey Capital, Inc. (the fees of which will be included in the Transaction Expenses), there is no broker, finder or other Person who has any claim against such Seller for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement or the Contemplated Transactions by virtue of any actions taken by on or behalf of such Seller or its Affiliates.

Article III
Representations and Warranties of the Company

The Company represents and warrants to Parent, as of the Agreement Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date), as follows, except as set forth in the Schedules:

3.1               Organization of the Acquired Companies. Each Acquired Company (a) is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (as applicable) and (b) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Each Acquired Company is qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where any Acquired Company’s failure to be so qualified or licensed in any jurisdiction would not be material, individually or in the aggregate, to such Acquired Company.

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3.2               Authority and Enforceability. Each Acquired Company has all requisite entity power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated in such Transaction Documents. The execution and delivery by each Acquired Company of the Transaction Documents to which it is a party, and the consummation by each Acquired Company of the transactions contemplated in such Transaction Documents, have been duly authorized by all requisite corporate action on the part of such Acquired Company. This Agreement has been duly executed and delivered by the Company and (assuming that this Agreement constitutes the valid and binding agreement of the other Parties to this Agreement) constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

3.3               Consents and Approvals.

(a)                Except as set forth in Schedule 3.3(a), the execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated in such Transaction Documents do not and will not (i) violate or result in a breach of, or default under, any provision of any Governing Documents of any of the Acquired Companies, (ii) violate any Order or Law to which any Acquired Company is subject, (iii) require the consent, notice, or other action by any Person under, violate, conflict with or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) under any Material Contract or (iv) result in the creation or imposition of any Lien (other than Permitted Exceptions) on any assets of any Acquired Company; except, in the cases of clauses (iii) and (iv), where the violation, conflict, breach, default, termination, cancellation, acceleration or failure to obtain consent or give notice or resulting Lien would not reasonably be expected to be material, individually or in the aggregate, to the Acquired Companies, taken as a whole.

(b)                Except as identified on Schedule 3.3(b), no material notice to, filing with, or authorization, consent, Order or approval of any Government Agency is necessary for the execution, delivery and performance by the Company of this Agreement, the Transaction Documents or the consummation by any Acquired Company of the Contemplated Transactions.

3.4               Capitalization.

(a)                As of the Agreement Date, the authorized Equity Securities of the Company consist of (i) Class A Units, of which 122.9926777 are issued and outstanding, (ii) Class B Units, of which 0.2292766 are issued and outstanding, (iii) Series A Preferred Units, of which 26,200,000 are issued and outstanding (such Preferred Units and the Class A Units and Class B Units referred to in (i) and (ii) above, collectively, the “Company Units”) and (iv) 0.2292766 Class B Units underlying the Company Options, which will be terminated at the Closing pursuant to the Option Termination Agreements. The Company Units and the Company Options were duly authorized and were validly issued, and the Company Units are fully paid and non-assessable. Schedule 3.4(a) sets forth a true and complete list of the issued and outstanding Company Units and Company Options, the names of the record holders thereof, the number of Company Units and Company Options held by each such holder as of the Agreement Date, and the exercise price of each Company Option. Except for the Company Units and the Company Options or as set forth on Schedule 3.4(b), there are no outstanding Equity Securities of the Company or any rights of any kind to acquire from the Company, or obligations of the Company to issue, any Equity Securities of the Company or any securities convertible into or exercisable or exchangeable for, any Equity Securities of the Company. Except with respect to the Company’s Governing Documents, there are no agreements to which the Company is a party with respect to the voting of any Equity Securities. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Units, other equity interests or any other securities of the Company.

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(b)                Schedule 3.4(b) sets forth a true, complete and correct list, as of the Agreement Date, of each Contract providing for any Interim Period Capital Contribution, the Principal Amount of such Interim Period Capital Contribution. All Contracts in effect as of the Agreement Date providing for an Interim Period Capital Contribution have been made available. The Company did not issue any Preferred Units prior to July 1, 2023.

(c)                As of the Closing Date, the Closing Allocation Schedule, including the Closing Percentages set forth therein and any adjustments made pursuant to Section 1.6(b), will be true, correct and complete in all respects.

(d)                All Company Options may, by their terms or the terms of the Employee Option Plan, be treated in accordance with Section 1.9.

3.5               Subsidiaries and Other Business Interests. Schedule 3.5 sets forth, with respect to each Subsidiary of the Company, the number of authorized, issued and outstanding shares for each class of its capital stock or other Equity Securities and the holder(s) thereof. All of the issued and outstanding shares of capital stock or other Equity Securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.5, the Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares or other Equity Securities of each Subsidiary, free and clear of any Liens (other than Permitted Exceptions), there are no outstanding Equity Securities of any Subsidiary or any rights of any kind to acquire from any such Subsidiary, or obligations of such Subsidiary to issue, any Equity Securities of such Subsidiary or any securities convertible into or exercisable or exchangeable for, any Equity Securities of such Subsidiary. Except as set forth on Schedule 3.5, neither the Company nor any of its Subsidiaries owns any Equity Securities of, controls directly or indirectly or has any direct or indirect equity participation in, or has any obligation to contribute to the capital of, any entity that is not a Subsidiary.

3.6               Governing Documents. True, correct and complete copies of the Governing Documents of each of the Acquired Companies in effect as of the Agreement Date have been made available, including any amendments, supplements, waivers or other modifications thereto.

3.7               Financial Statements.

(a)                Copies of the following (the “Financial Statements”) have been made available: (i) the audited, consolidated financial statements of (A) the Company and its Subsidiaries and (B) Horizon Telcom, Inc., and its Subsidiaries as at December 31, 2021 and 2022, and (ii) the unaudited, un-reviewed, internally-prepared, consolidated balance sheet of (A) the Company and its Subsidiaries and (B) Horizon Telcom, Inc., and its Subsidiaries as at June 30, 2023, and the related statement of income for the six-month period then ended (the “Interim Financial Statements”).

(b)                Except as expressly set forth in the notes thereto, each of the Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods covered. The Financial Statements present fairly, in all material respects, the financial position of the Acquired Companies as of such dates and the results of their operations for the fiscal periods indicated therein. Notwithstanding the foregoing, the Interim Financial Statements do not reflect or include all of the footnotes required by GAAP and are subject to normal recurring year-end adjustments (none of which are reasonably expected to be material, individually or in the aggregate).

(c)                The Acquired Companies have established and maintain, adhere to and enforce a system of internal accounting controls that is adequate and appropriate for a private company having the size, operations and business of the Acquired Companies to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements) in accordance with GAAP. In the last three (3) years, the Acquired Companies have not identified or been notified in writing of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Companies or (ii) any fraud or material violation of Law committed by any of the Acquired Companies’ management or other Employees (in their capacity as such) in connection with their role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies.

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(d)                The accounts receivable of the Acquired Companies currently outstanding represent sales actually made or services actually performed or to be performed in the ordinary course of business in bona fide, arms-length transactions. The accounts receivable are valid and enforceable claims, are subject to no set-off or counterclaim, and, to the Company’s Knowledge, are fully collectible in the ordinary course of business, subject to a reserve for doubtful accounts stated (i) in the Interim Financial Statements, which reserve is in accordance with GAAP, subject to normal (in amount and nature) and recurring year-end adjustments and the absence of notes, and (ii) with respect to accounts receivable arising after the date of the Interim Financial Statements, on the accounting records of the Acquired Companies (provided, for the avoidance of doubt, that the foregoing is not and shall not be construed as a guarantee that any such account receivable will be collected at any point in time). The Acquired Companies have not factored or discounted, or agreed to factor or discount, any accounts receivable. Each Acquired Company has copies in all material respects of all instruments, documents and agreements evidencing all of its accounts receivable and of all instruments, documents or agreements creating security therefor, if any, in each case maintained in the ordinary course of business. Since January 1, 2023, each Acquired Company has collected its accounts receivable in the ordinary course of business and has not accelerated any such collections.

(e)                The accounts payable and notes payable of the Acquired Companies currently outstanding represent sales actually made or services actually performed or to be performed in the ordinary course of business in bona fide, arms-length transactions. Since January 1, 2023, the Acquired Companies have paid their accounts payable in the ordinary course of business.

(f)                 None of the Acquired Companies have any liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), except for liabilities (i) accrued, reserved or otherwise reflected in the Financial Statements or disclosed in the notes thereto; (ii) incurred in connection with the Contemplated Transactions; (iii) incurred after the date of the Interim Financial Statements in the ordinary course of business and which are not material in amount; and (iv) for future performance under any Contract to which any of the Acquired Companies is a party (other than as a result of a breach thereof by an Acquired Company).

(g)                All Interim Period Capital Contributions made prior to the Agreement Date complied with the requirements of Section 5.10(a).

3.8               Conduct of Business. Since December 31, 2022, except as set forth on Schedule 3.8 or as otherwise contemplated by this Agreement, (a) the Acquired Companies have operated in accordance with the Acquired Companies’ ordinary course of business, (b) as of the Agreement Date, there has been no event or occurrence that, individually or in the aggregate, constitutes a Material Adverse Change of the Company and (c) there has not been any action (or inaction) that would have violated, contravened with or resulted in a breach of, or otherwise would have required the consent of Parent under, Section 5.2 had it occurred after the Agreement Date.

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3.9               Real Property.

(a)                A true, correct and complete list of all real property owned in fee by any Acquired Company (the “Owned Real Property”) is set forth on Schedule 3.9(a). The applicable Acquired Company has good and valid title to all of its Owned Real Property, free and clear of any Liens (other than Permitted Exceptions). All of the buildings, material fixtures and other material improvements owned by an Acquired Company and constituting the Owned Real Property are, taken as a whole, in good operating condition (ordinary wear and tear excepted) and have been maintained in the ordinary course of business, in each case, in all material respects. There are no current capital improvement projects at the Owned Real Property other than maintenance required in the ordinary course of business. Neither the whole nor any material portion of the Owned Real Property has been damaged or destroyed by fire or other casualty. No material assessments for public improvements, tax assessments or special assessments have been made against the Owned Real Property which, to the extent due and payable, remain unpaid (except for any assessments payable in installments) and no Acquired Company has received any written notice of any pending or proposed public improvements for which an assessment would typically be made against the Owned Real Property. The Owned Real Property is adequately served by all utilities that are necessary to operate the business of the Acquired Companies at the Owned Real Property in the ordinary course of business. The Owned Real Property currently has sufficient rights of physical and legal ingress and egress to and from a public street as necessary to operate the business of the Acquired Companies at the Owned Real Property in the ordinary course of business.

(b)                A true, correct and complete list of all Leases pursuant to which any real property is leased, subleased, licensed or otherwise occupied or used by any Acquired Company (the “Leased Real Property”) and all material Easement Agreements is set forth on Schedule 3.9(b). The applicable Acquired Company has a good and valid leasehold, subleasehold, license or other contractual (as applicable) interest in the Leased Real Property pursuant to such Leases, free and clear of all Liens (other than Permitted Exceptions). Each such Lease or material Easement Agreement is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, enforceable by and against the applicable Acquired Company, and, to the Company’s Knowledge, each other party thereto, in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions and except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. (i) No Acquired Company is in default under or in breach or violation in any material respect of any such Lease or material Easement Agreement, (ii) no Acquired Company has received written notice alleging any such default, breach or violation by an Acquired Company; (iii) to the Company’s Knowledge, no other party to any Lease or material Easement Agreement is in default under or in breach or violation in any material respect of any such Lease or material Easement Agreement, and (iv) no event has occurred that (with or without notice, lapse of time or both) would constitute a default on the part of the applicable Acquired Company under any such Lease or material Easement Agreement or permit the counterparty thereto to accelerate the obligations of the applicable Acquired Company under any such Lease or material Easement Agreement. To the Company’s Knowledge, no event has occurred and is currently outstanding or in effect that (with or without notice, lapse of time or both) would constitute a default, breach or violation on the part of any other party under any of such Leases or material Easement Agreements.

(c)                The Owned Real Property, the Leased Real Property and the material Easements constitute all of the real property necessary and sufficient for the operation of the Acquired Companies’ business in the ordinary course of business. There are no conditions affecting any of the improvements on the Owned Real Property, the Leased Real Property or the Easements that would reasonably be expected to, individually or in the aggregate, interfere in any material respect with the ordinary course conduct of the Acquired Companies’ business. There are no events or circumstances that would reasonably be expected to, individually or in the aggregate, interfere in any material respect with the rights of way of any Acquired Company for its cables, conduits, fiber, lines, poles or equipment necessary to conduct its business in the ordinary course of business.

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(d)                Except as set forth on Schedule 3.9(d), there are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which any Acquired Company granted to any party or parties the right to occupy or use any portion of the Owned Real Property, the Leased Real Property or the material Easements, other than Permitted Exceptions, and there is no Person (other than an Acquired Company) in possession of the Owned Real Property, the Leased Real Property or the material Easements.

(e)                No Acquired Company has received written notice from any Government Agency of, any condemnation, expropriation or other proceeding in eminent domain pending or threatened, against any of the Owned Real Property, or such Acquired Company’s interest in the Leased Real Property or the material Easements, or any portion thereof or interest therein.

(f)                 No third party has challenged or repudiated, threatened to challenge or repudiate or has the right to terminate or repudiate any Network Underlying Rights and no property owner or other third party has challenged any the right of the Acquired Companies to install, operate or maintain cable, wires, conduits or other equipment or facilities in a customer or other third-party location necessary for the provision of service to existing customers. The Network Underlying Rights constitute all of the rights or interests in real property necessary to run the Physical Network.

3.10           Personal Property. Each of the Acquired Companies has good and valid title to, or, in the case of leased assets, good and valid leasehold interests in, or otherwise has the lawful right to use, its tangible personal property assets, free and clear of Liens, except for Permitted Exceptions. Such tangible personal property assets (a) constitute the tangible personal property assets necessary for the operation of the Acquired Companies’ business in substantially the same manner as it is currently operated; (b) are in good operating condition (except for ordinary wear and tear and routine maintenance in the ordinary course of business) in all material respects; (c) are structurally sound and free of material defect (except for ordinary wear and tear and routine maintenance in the ordinary course of business); (d) are suitable in all material respects for their intended uses; and (e) have been maintained in all material respects in accordance with good industry practices.

3.11           Intellectual Property Rights.

(a)                Each of the Acquired Companies owns or possesses licenses or other rights to use all Intellectual Property Rights that are material to the operation of its business as currently conducted. Schedule 3.11(a) contains a true, correct and complete list of the trade names used by the Acquired Companies, registered Intellectual Property Rights and pending applications to register Intellectual Property Rights, and all registered Intellectual Property Rights are subsisting and are valid and enforceable under applicable Law. The Acquired Companies have taken commercially reasonable efforts to maintain the validity and enforceability of their Intellectual Property Rights. The Intellectual Property Rights of the Acquired Companies do not infringe the Intellectual Property Rights of any other Person in any material respect. To the Company’s Knowledge, no other Person is infringing upon the Intellectual Property Rights of any of the Acquired Companies. None of the Acquired Companies has received written notice that (i) the Intellectual Property Rights of any of the Acquired Companies infringe upon the Intellectual Property Rights of any other Person or (ii) any other Person is infringing upon the Intellectual Property Rights of any of the Acquired Companies.

(b)                Schedule 3.11(b) sets forth a list of all material licenses of Intellectual Property Rights (excluding off-the-shelf software, software licensed pursuant to shrink-wrap or “click to accept” agreements, or other generally commercially available software with an annual license fee of less than $100,000) to which any of the Acquired Companies is party or by which it is bound. Each such license represents legal, valid and binding obligations of, and is enforceable against, the relevant Acquired Company and, to the Company’s Knowledge, represents legal, valid and binding obligations of, and is enforceable against, the other party thereto, in accordance with its respective terms, subject to the Enforceability Exceptions.

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(c)                No source code of software owned by any of the Acquired Companies has been licensed or otherwise provided to any Third Party.

3.12           Privacy and Data Security.

(a)                The Acquired Companies are, and at all times in the past five (5) years have been, in material compliance with all Privacy Laws and Privacy Commitments (collectively, “Privacy Requirements”). Any and all privacy notices and marketing materials distributed or otherwise made available by the Acquired Companies have at all times complied in all material respects with Privacy Requirements, been accurate and complete in all material respects, and have not contained any material omission or inaccurate, misleading or deceptive information. The Acquired Companies have all rights and permissions necessary to lawfully access, collect, obtain, use, retain, disclose and transfer Personal Information in accordance with Privacy Requirements. No Person has made any written claim or commenced any legal or regulatory action, lawsuit or investigation against the Acquired Companies with respect to any Information Security Incident or actual or alleged violation of a Privacy Requirement.

(b)                The Acquired Companies have at all times in the past five (5) years implemented and maintained commercially reasonable and appropriate policies, procedures and technical controls to monitor for, detect and remediate security vulnerabilities and security control deficiencies associated with IT Assets in a timely manner and in accordance with industry standard practices, which has included, without limitation, (i) conducting penetration testing of all critical systems and applications maintained by or on behalf of the Acquired Companies at least annually and in accordance with an industry standard methodology, (ii) conducting vulnerability assessments or scanning of all critical systems and applications maintained by or on behalf of the Acquired Companies at least quarterly and in accordance with industry standard practices, and (iii) implementing policies, procedures and technical measures to routinely identify and apply software security patches and/or security updates on all IT Assets to ensure the timely remediation of material, critical and/or high-risk security vulnerabilities in accordance with industry standard practices. The Acquired Companies have fully remediated any and all material, critical and/or high-risk security vulnerabilities for which the Acquired Companies have become aware of in the past five (5) years.

(c)                The Acquired Companies have at all times in the past five (5) years maintained reasonable and appropriate administrative, technical and physical safeguards sufficient to (i) protect the security, confidentiality, integrity and availability of Company Information and IT Assets in a manner consistent with applicable industry standard practices; (ii) protect against any anticipated threats or hazards to the security, confidentiality, integrity or availability of Company Information and IT Assets; and (iii) detect and remediate Information Security Incidents. In the past five (5) years, there has been no Information Security Incident involving the Acquired Companies or third parties that process Company Information on behalf of the Acquired Companies.

3.13           Material Contracts.

(a)                Schedule 3.13 (which lists Contracts by each applicable subsection referenced in the definition of “Material Contracts” in Exhibit A) sets forth a true, correct and complete list of all Material Contracts as of the Agreement Date. Copies of all written Material Contracts (including any amendments, supplements, waivers or other modifications thereto), and materially complete summaries of any verbal Material Contracts, have been made available.

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(b)                Each Material Contract is legal, valid and binding on the Acquired Company that is party thereto and, to the Company’s Knowledge, the other party thereto, and is enforceable in accordance with the terms thereof, subject to the Enforceability Exceptions.

(c)                Each Material Contract is in full force and effect, and no event, act, circumstance or condition exists (including a force majeure event), which, with notice or the lapse of time or both, would reasonably be expected to result in a right of any Person to terminate, amend, modify, accelerate, suspend or revoke any Material Contract or constitute a material breach of any Material Contract, except where the exercise of any such right or material breach of such Material Contract would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(d)                None of the Acquired Companies is in breach of or default under any Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole. To the Company’s Knowledge, no other party to any Material Contract is in breach of or default under any Material Contract, except for such breaches and defaults that are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole. No party to any of the Material Contracts has exercised or threatened in writing to exercise any termination, cancellation, renegotiation, repricing or non-renewal with respect thereto, or given written notice of any significant dispute with respect to any Material Contract. There are no, and in the past three (3) years there have not been any, material disputes, outstanding claims or past due monetary obligations of any Acquired Company under any Material Contract.

3.14           Insurance. Schedule 3.14 lists all material insurance policies of the Acquired Companies currently in effect (“Insurance Policies”). True, correct and complete copies of the Insurance Policies have been made available. All of the Insurance Policies are in full force and effect and not in default, and all premiums that are due have been paid. Since December 31, 2022, none of the Acquired Companies has received any written notice of cancellation or non-renewal with respect to, any reservation of rights letter or similar correspondence regarding any claim under or disallowance of any claim under, any of the Insurance Policies, and there are no material unpaid claims, pending claims, premiums or unrepaired casualties on any such insurance policies. The Insurance Policies satisfy in all material respects any applicable requirements under the Material Contracts, Material Permits and any Order binding on any Acquired Company or its assets or business.

3.15           Litigation.

(a)                Except as identified on Schedule 3.15, there are no material Actions by or against any of the Acquired Companies that are currently pending or threatened in writing. To the Company’s Knowledge, there are no Investigations against any of the Acquired Companies that are pending or threatened in writing to be brought by any Government Agency.

(b)                None of the Acquired Companies has received written notice that it is subject to, or in violation of, any Order, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(c)                There is no Action or Investigation that is currently pending or threatened in writing against any of the Acquired Companies that would prevent, make illegal, materially and adversely affect, materially delay or impose material obligations or conditions on or otherwise materially interfere with any Acquired Company’s performance under any Transaction Documents to which it is a party, or the consummation by the Acquired Companies of the transactions contemplated in such Transaction Documents.

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3.16           FCC Regulatory Matters; Material Permits.

(a)                Schedule 3.16(a) contains a true and complete list and brief description of all material Permits necessary for the conduct and operations of the business of the Acquired Companies as presently conducted (collectively, the “Material Permits”).

(b)                The Material Permits include Permits issued to any of the Acquired Companies by the FCC, or other forms of authorization to operate including letter agreements with the Department of Justice acting on behalf of the Team Telecom agencies, in connection with the operation of the relevant Acquired Company’s business as of the Agreement Date (the “FCC Licenses”) and a list of the Material Permits issued to any of the Acquired Companies by any State Regulator in connection with the operation of the relevant Acquired Company’s business as of the Agreement Date (such Material Permits, together with the FCC Licenses, the “Communications Licenses”), all of which are identified on Schedule 3.16(a).

(c)                Except as set forth on Schedule 3.16(c), each Material Permit is validly issued in the name of an Acquired Company, in full force and effect, is not subject to any restrictions or conditions other than those appearing on the face of the Material Permit that limit the operations of the Acquired Companies (other than restrictions or conditions generally applicable to Material Permits of that type), and has not been suspended, canceled, revoked or modified. None of the Material Permits are scheduled to expire within 90 days after the Agreement Date. The Acquired Companies have operated their business and installed, maintained and operated the Physical Network in compliance in all material respects with the terms and conditions of the Material Permits. No other material Permits are necessary for the Acquired Companies to own, lease or use their assets or to operate their business as currently conducted. The consummation of the Contemplated Transactions will not result in the termination, suspension, revocation, amendment or non-renewal of, or any limitation or restriction on, any Material Permit, and there is no event, circumstance or condition that is reasonably likely to lead to or result in any of the foregoing.

(d)                None of the Acquired Companies has received written or, to the Company’s Knowledge, oral notice from the FCC or any State Regulator of any Action, Investigation or any alleged violation or potential violation of any condition or provision of any of the Communications Licenses or any provision of the Communications Act or any provision of applicable state or local Laws, including any notice or letter of inquiry, notice of investigation or notice of apparent liability.

(e)                Except as listed in Schedule 3.16(e), each of the Acquired Companies has filed all material forms, reports, and documents required to be filed with the FCC and other applicable State Regulators, agencies, commissions, Government Agencies, local franchising authorities, or applicable jurisdictions in relation to Communications Licenses or the Acquired Companies’ obligations under the Communications Act or other applicable Law (the “Reports”). Each Report was true, correct and complete in all material respects at the time of filing.

(f)                 In the last three (3) years, none of the Acquired Companies has received from any Government Agency any (i) written notice revoking, canceling, rescinding, materially restricting, materially modifying or refusing to renew any Material Permit or (ii) written statement of deficiency, citation or notice of violation, revocation or suspension of a Material Permit, including any notice or letter of inquiry, notice of investigation or notice of apparent liability.

3.17           Compliance with Law.

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(a)                Except as set forth in Schedule 3.17, the Acquired Companies are, and at all times during the last three (3) years have been, in material compliance with all Laws applicable to any of the Acquired Companies or their respective businesses, properties or assets, and in the last three (3) years, none of the Acquired Companies have violated in any material respect any such Law. Except as set forth in Schedule 3.17, in the last three (3) years, none of the Acquired Companies has received written notice of any such violation.

(b)                No Action or Order has been filed or, to the Company’s Knowledge, commenced against any of the Acquired Companies alleging a material violation of Laws applicable to the relevant Acquired Company or its business, properties or assets. Except as set forth in Schedule 3.17, to the Company’s Knowledge, there are no facts or circumstances that are reasonably expected to form the basis for a material Action or Investigation against any of the Acquired Companies for violation of a Law or Order applicable to any of the Acquired Companies or its business, properties or assets.

(c)                The Acquired Companies are, and at all times during the last three (3) years have been, in material compliance with: (i) applicable U.S. and foreign trade, export control, and import Laws (collectively, “Export Laws”) and (ii) applicable economic and financial sanctions and trade embargo laws and regulations administered by the U.S. government (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or Her/His Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”).

(d)                None of the Acquired Companies nor any of their respective officers, directors or, to the Company’s Knowledge, Employees, is or has been in the last three (3) years the target of Sanctions, including by virtue of (i) being listed in any Sanctions-related list of designated Persons maintained by the OFAC (including the Specially Designated Nationals and Blocked Persons List) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) operating, being organized, or being ordinarily resident in a country or territory that is the target of comprehensive Sanctions (a “Sanctioned Country”) or (iii) being 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons (any such Person that is the target of Sanctions, including any Person described in clause (i), (ii), or (iii), is a “Sanctioned Person”). There are no pending or, to the Company’s Knowledge, threatened, Investigations by any Government Agency of potential violations by any of the Acquired Companies of any Export Laws or Sanctions. At no time in the last three (3) years, have any of the Acquired Companies engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person, or engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(e)                In the last three (3) years, the Acquired Companies and each of their respective officers, directors, and, to the Company’s Knowledge, Employees: (i) have not directly or indirectly violated any Anticorruption Laws; (ii) have not offered, paid, promised, authorized, received, or solicited the payment of money or anything of value, directly or indirectly, to or from any Person, including to any government official (A) to improperly influence any official act or decision, (B) to induce a person to do or omit to do any act in violation of a lawful duty, (C) to secure any improper benefit, advantage, or favor, or (D) that would otherwise constitute a bribe, kickback, or other illegal payment or benefit; (iii) have not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Agency related to Anticorruption Laws, been the subject of any investigation, inquiry or enforcement proceedings related to violations of Anticorruption Laws, or received any notice, request, or citation related to Anticorruption Laws; and (iv) have implemented and maintained policies and procedures to promote and ensure compliance with Anticorruption Laws.

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3.18           Environmental Matters.

(a)                None of the Acquired Companies is, nor has any Acquired Company within three (3) years prior to the Agreement Date been, in material violation of any applicable Environmental Laws nor has in the three (3) years prior to the Agreement Date received any written or, to the Company’s Knowledge, oral notice, claim, demand, order or request for information from any Government Agency or any other Person regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities for Release of any Hazardous Material, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney fees under Environmental Laws, the subject of which notice, claim, demand, or request for information is pending or otherwise unresolved.

(b)                Except as provided on Schedule 3.18(b), to the Company’s Knowledge, there exists no (i) underground or above ground storage tanks, (ii) materials or equipment containing friable asbestos or polychlorinated biphenyls, (iii) groundwater monitoring wells, drinking water wells or production water wells or (iv) landfills, surface impoundments or disposal areas at any of the Owned Real Property or the Leased Real Property. Hazardous Materials are not present at, on or underneath any real property currently, or the Company’s Knowledge at, on or underneath any real property, formerly owned, leased or operated by any Acquired Company in an amount or condition that would reasonably be expected to result in any material liability or obligation on the part of any Acquired Company pursuant to any Environmental Law, nor has any Acquired Company Released or caused the Release of any Hazardous Materials into the environment on or from any real property currently or, to the Company’s Knowledge, formerly owned, leased or operated by an Acquired Company that would reasonably be expected to result in any material liability or obligation on the part of any Acquired Company pursuant to any applicable Environmental Law. No Acquired Company has arranged for the disposal or treatment of any Hazardous Materials at any location that would reasonably be expected to result in any material liability or obligation on the part of the Company pursuant to any Environmental Law.

(c)                All material environmental reports, studies, audits, sampling data, site assessments and other similar documents that are in the possession of the Company and relate to the Owned Real Property or the Leased Real Property have been made available.

(d)                Each Acquired Company has received or secured in a timely manner all material Environmental Permits required under applicable Environmental Laws to conduct its business and operate its assets as currently conducted or operated, a true, complete and correct list of which is set forth in Schedule 3.18(d). Each Acquired Company is currently and for the three (3) years prior to the Agreement Date has been in material compliance with the terms and conditions of each such Environmental Permit. All applications for the renewal of such Environmental Permits have been duly filed on a timely basis with the appropriate Government Agency, and all other filings and reports required to have been made with respect to such Environmental Permits have been duly made on a timely basis with the appropriate Government Agency. None of the material Environmental Permits held by the Acquired Companies will be terminated, invalidated or otherwise negatively affected as a result of the Contemplated Transactions, and no notification of change in control, change in ownership and/or operation, permit transfer, reapplication or other communication is required to be submitted to any Government Agency in connection with or as a result of the Contemplated Transactions.

(e)                Except in the ordinary course of business, no Acquired Company has (i) retained or agreed to assume, indemnify or hold harmless by contract any Person for any liabilities or obligations under any Environmental Law where such retention, assuming, indemnification and hold harmless obligation remains in effect, or (ii) given any release or waiver of liability that would waive or impair any proceeding brought by or before any Government Agency related to any Release in, on or under any real property against a previous owner or operator of any real property or against any other Person who is or may be potentially responsible for such Release.

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3.19           Employee Benefit Matters.

(a)                Schedule 3.19(a) contains a list of each material Employee Benefit Plan sponsored, established, maintained or contributed to, or required to be contributed to, by any of the Acquired Companies or any ERISA Affiliate or with respect to which any of the Acquired Companies or any ERISA Affiliate has any liability (contingent or otherwise) (each a “Benefit Plan”). With respect to each Benefit Plan, the Company has furnished or made available, to the extent applicable, a true and complete copy of: (i) the current plan document, (ii) the Form 5500 annual report for the three (3) most recently completed plan years for which such a report was required to have been filed, (iii) the most recent summary plan description together with each subsequent summary of material modifications thereto, (iv) the most recent determination, opinion, or advisory letter issued by the IRS and each currently pending application for a determination letter, (v) the most recently prepared actuarial reports, financial statements and trustee reports, and (vi) all material and non-routine records, notices and filings in connection with any IRS or U.S. Department of Labor audits or investigations during the prior three (3) years.

(b)                Each Benefit Plan has been administered and maintained in accordance with its terms and not in material violation of the applicable requirements of ERISA, the Code and other applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code or 401(k) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable law have been timely paid in accordance with the terms of such Benefit Plan, and the terms of all applicable laws and GAAP. With respect to any Benefit Plan, no event has occurred that has resulted in or would reasonably be expected to subject the Company to a Tax under Section 4971 or Section 4975 of the Code or a Lien (other than Permitted Exceptions) on the assets of the Company under Section 430(k) of the Code.

(c)                Except as set forth in Schedule 3.19(c), no Benefit Plan (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA), (iii) a “defined benefit plan” (as defined in Section 3(35) of the Code), (iv) a “multiple-employer plan” (within the meaning of Section 413(c) of the Code) or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of the Code).

(d)                Other than as required under Section 4980B of the Code or other applicable law and paid for by the applicable covered individual, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death). There are no written (or to the Company’s Knowledge, oral) communications to Employees by the Company or the Acquired Companies that would reasonably be expected to promise or guarantee any Employees retiree health or life insurance or other retiree death benefits on a permanent basis. The Acquired Companies have complied in all material respects with the continuation coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code, as well as the requirements of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, and the Patient Protection and Affordable Care Act of 2010, and the rules and regulations promulgated thereunder. No event or circumstance exists which could reasonably be expected to result in a Tax, penalty or other liability under Sections 4980B, 4980D, 4980G, 4980H or 5000 of the Code.

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(e)                There is no pending or, to the Company’s Knowledge, threatened Action or Investigation relating to a Benefit Plan. No Benefit Plan is under audit or investigation by the IRS, the U.S. Department of Labor or any other Government Agency.

(f)                 Each contribution or other payment that is required to have been accrued or made to, under, or with respect to any Benefit Plan has been duly accrued or made on a timely basis.

(g)                With respect to each Benefit Plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or is subject to Title IV of ERISA, (i) as of the date of the most recent actuarial valuation performed prior to the Agreement Date, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Benefit Plan), did not exceed the then current value of the assets of such Benefit Plan and since such date there has been neither an adverse change in the financial condition of such Benefit Plan nor any amendment or other change to such Benefit Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result; (ii) no such Benefit Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to each Benefit Plan have been made on or before their due dates; (iii) no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (iv) no filing has been made with the PBGC, no proceeding has been commenced by the PBGC to terminate any Benefit Plan and no condition exists (or will exist as a result of the Contemplated Transactions) which could increase such Benefit Plans’ liability above the related liability reflected on the Financial Statements or constitute grounds for the termination of any such Benefit Plan or a demand for accelerated funding of a Benefit Plan by the PBGC or other Government Agency; (v) no Benefit Plan is considered to be in “at risk” status under Section 430 of the Code; (vi) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur; and (vii) neither the Company nor any ERISA Affiliate has incurred or is expected to incur any liability or obligation to the PBGC (including under Sections 4062, 4063, or 4064 of ERISA) or otherwise under Title IV of ERISA other than PBGC premiums which have been timely paid. Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in all material respects according to the requirements of Section 409A of the Code, and no member of the Acquired Companies has been required to withhold or pay any Taxes as a result of a failure to meet the requirements of Section 409A of the Code.

(h)                The execution of this Agreement (either singularly or in conjunction with any other event) will not (i) result in the payment to any Employee, director or consultant of any payment or benefit; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any actual or partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability to merge, amend or terminate any Benefit Plan.

(i)                 No Acquired Company has made any payment, is obligated to make any payment or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated, individually or in the aggregate, as an “excess parachute payment” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) or any corresponding or similar provision of state, local, or non-U.S. Law. The Acquired Companies have no obligation to reimburse or otherwise “gross-up” any person for any Tax payments required under Section 409A(a)(1)(B) or 4999 of the Code.

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3.20           Employment Matters; Labor Relations.

(a)                Schedule 3.20(a) sets forth, as of the Agreement Date, a true, correct and complete list of all Employees and, for each such Employee, his or her: (i) employing entity; (ii) job title or position; (iii) minimum wage and overtime exemption status under applicable Law; (iv) current base wage rate or annual salary; (v) commission, incentive, and other bonus opportunity; (vi) date of hire; (vii) work location; and (viii) whether such Employee is absent from active employment and, if so, the date such Employee became inactive, the reason for inactive status, and, if applicable, the anticipated date of return to active employment.

(b)                Except as set forth on Schedule 3.20(b), none of the Acquired Companies is a party to, bound by, or negotiating with respect to any collective bargaining or other agreement with a labor organization representing any of its Employees. In the last three (3) years, there has not been any material slowdown, lockout, work stoppage, or labor dispute affecting the Acquired Companies or any of their current or former employees, and, to the Company’s Knowledge, no Person has threatened in writing to commence any such slowdown, lockout, or work stoppage.

(c)                None of the Acquired Companies has violated in any material respect, and all of the Acquired Companies are in material compliance with, all applicable Laws pertaining to employment and employment practices with respect to the Employees or any former employees of the Acquired Companies. There are no Actions or Investigations pending, or to the Company’s Knowledge, threatened in writing to be brought or filed by or with any Government Agency or arbitrator in connection with the employment of any current or former employee of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter, and no such Action or Investigation has been pending or, to the Company’s Knowledge, threatened in writing at any time in the last three (3) years.

(d)                Except as set forth on Schedule 3.20(d), the employment of each Employee is terminable by the applicable Acquired Company at will, and no Employee is entitled to advance notice of termination or severance pay or other benefits following termination or resignation, except as otherwise required by applicable Law.

(e)                To the Company’s Knowledge: (i) no Employee has notified the Company that he or she intends to terminate his or her employment, (ii) no Employee has received an offer to join a business that is competitive with the business of the Acquired Companies, and (iii) no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such Employee of any of his or her duties or responsibilities as an Employee of the applicable Acquired Company; or (B) the business of the Acquired Companies, taken as a whole.

(f)                 In the last three (3) years, there has been no “mass layoff” or “plant closing” as defined by WARN with respect to any Acquired Company, and since January 1, 2020, no Acquired Company has incurred any liability under WARN. Except as set forth on Schedule 3.20(f), there have been no “employment losses” as defined under WARN as to any employees of the Acquired Companies during the 90-day period prior to the Agreement Date.

(g)                All amounts due and owing or accrued but not yet owing for all salary, wages, bonuses, commissions, vacation pay, pension benefits, or other employee benefits have been paid or, if accrued but unpaid, are reflected in the Financial Statements.

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(h)                Each Employee has the lawful right to work in the United States. Each Acquired Company has in its files a Form I-9 that was completed in accordance with applicable Law for each Employee of such Acquired Company for whom such form is required under applicable Law. No Employee is employed under a non-immigrant work visa or any other work authorization that is limited in duration.

(i)                 All Persons classified by the Acquired Companies as independent contractors in the last three (3) years have satisfied the requirements of applicable Law to be so classified, and the Acquired Companies have fully and accurately reported each such Person’s compensation on IRS Form 1099 during such period when required to do so by applicable Law. Schedule 3.20(i) sets forth a true, correct, and complete list of the Acquired Companies’ active independent contractors, including contract workers, consultants, and temporary workers.

3.21           Taxes.

(a)                Each of the Acquired Companies has timely filed or caused to be filed on its behalf (after giving effect to all extensions) all income and other material Tax Returns required to be filed by it relating to Pre-Closing Tax Periods. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes owed by each of the Acquired Companies have been timely paid to the appropriate Tax Authority. No Acquired Company has requested or been granted any extension of time within which to file any Tax Return that has not yet been filed (other than any extension obtained in the ordinary course of business). Copies of all Tax Returns of each of the Acquired Companies for Tax years ending on or after December 31, 2020 that have been filed as of the Agreement Date have been made available.

(b)                Each of the Acquired Companies has timely withheld and remitted (or there has been withheld and remitted on its behalf) all material income and other material Taxes required to have been withheld and remitted by it in connection with amounts paid to any Employee, independent contractor, creditor, equityholder, partner or other Third Party, and has timely and duly remitted and reported or caused to be remitted and reported all withheld Taxes to the proper Tax Authority in accordance with applicable Laws. All material information returns (including, for the avoidance of doubt, Forms W-2, 1099 and 1042) required with respect to such withholding and remittances have been properly and timely filed. Each of the Acquired Companies has timely collected and remitted all material sales and telecommunications Taxes.

(c)                Each Acquired Company has included reserves determined in accordance with GAAP in the Interim Financial Statements for all accrued Taxes of the Acquired Company not yet due and payable as of the date of such Acquired Company’s most recent balance sheet. The unpaid Taxes of each Acquired Company did not, as of the date of such Acquired Company’s most recent balance sheet, exceed the reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on its Interim Financial Statements. Since the date of each Acquired Company’s most recent balance sheet, such Acquired Company has not incurred any liability for Taxes outside the ordinary course of business.

(d)                None of the Acquired Companies has received any written notice of deficiency or proposed adjustment with respect to any amount of Taxes of the relevant Acquired Company. There is no Action or Investigation, and none is pending or threatened in writing, in respect of any Tax of any of the Acquired Companies. There are no Liens for Taxes (other than for Liens for Taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated balance sheet of the relevant Acquired Company prepared in accordance with GAAP) upon the assets of any of the Acquired Companies.

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(e)                None of the Acquired Companies has received any claim by any Tax Authority in a jurisdiction where such Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction, which claim has not been fully resolved.

(f)                 None of the Acquired Companies has agreed to, nor is any of the Acquired Companies a beneficiary of, any extension of time with respect to any Tax deficiency or any Tax that may be assessed or collected, or any extension or waiver of a statute of limitations in respect of Taxes of the relevant Acquired Company, other than automatic extensions or waivers in connection with extensions of the due date for filing Tax Returns.

(g)                None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any use of an improper accounting method, (ii) any adjustment under Section 481 or Section 263A of the Code (or any similar provision of state, local or non-U.S. Law) required as a result of a change in method of accounting made prior to the Closing, (iii) any “closing agreement” with a Tax Authority executed prior to the Closing, (iv) any installment sale or open transaction disposition made prior to the Closing, (v) any prepaid amounts received or deferred revenue accrued prior to the Closing or (vi) any election under Section 965 of the Code made prior to the Closing.

(h)                Except as set forth on Schedule 3.21(h), no Acquired Company (i) is or has ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or non-U.S. Law) other than an affiliated group of which the Company is the parent, (ii) has any liability for the Taxes of any other Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as a transferee or successor, or (iii) is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax allocation agreement, or Tax indemnification agreement (other than, in each case, any agreement the principal purpose of which is not Taxes).

(i)                 No Acquired Company has entered into or participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(j)                 Within the last two (2) years, no Acquired Company has distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)                There is no joint venture, Contract or other arrangement to which an Acquired Company is a party that is treated as a partnership for Tax purposes.

(l)                 Each Acquired Company has (i) complied with all material legal requirements to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Act and (iii) has not received or claimed any tax credits under Section 2301 of the CARES Act.

(m)              No Acquired Company is or has been a resident for tax purposes in any non-U.S. jurisdiction, or is or has had any branch, agency, permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has an office or fixed place of business in a non-U.S. jurisdiction.

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(n)                Within the last three (3) years and, to the Company’s Knowledge, at any time, no Acquired Company has ever requested or received a private letter ruling or other similar ruling from any Tax Authority. No Acquired Company has filed within the last three (3) years or, to the Company’s Knowledge, at any time, nor does any Acquired Company have any present intent to file, any ruling requests with any Tax Authority, including any request to change any accounting method.

(o)                Each of the Company, Horizon Telecom Inc., The Chillicothe Telephone Company, Horizon Services, Inc., and Horizon Technology, Inc. is, and always has been, treated as an entity taxable as a corporation for U.S. federal income Tax purposes and has comparable status under the applicable Laws of any state or local jurisdiction in which it is required to file any Tax Return. Each of Urban Systems LLC and Infinity Fiber LLC is, and always has been, treated as disregarded as an entity separate from its owner for U.S. federal income Tax purposes and applicable state and local Tax purposes.

(p)                For all Tax years for which the statute of limitations remains open for U.S. federal income Tax purposes (including to the extent that net operating losses from otherwise closed Tax years are carried forward to open Tax years with such otherwise closed Tax years being treated as open Tax years for purposes of this representation), none of the Acquired Companies has taken Tax basis in any asset nor claimed any corresponding Tax depreciation deductions with respect to any asset that was acquired with Broadband Technology Opportunities Program (“BTOP”) grants or IRU funds to the extent such BTOP grants or IRU funds were treated by any Acquired Company as Tax-exempt income and/or a Tax-free capital contribution.

(q)                The Company is not a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

3.22           Material Customers. To the Company’s Knowledge, none of the 15 largest customers of the Company identified on Schedule 3.22 (determined based on payments received from such Persons for calendar year 2022) has provided written notice to any of the Acquired Companies that such customer intends (i) to terminate its relationship with any of the Acquired Companies or (ii) to materially reduce its purchases, as applicable, from any of the Acquired Companies or materially change its pricing.

3.23           Material Vendors. To the Company’s Knowledge, none of the 15 largest vendors of the Company identified on Schedule 3.23 (determined based on payments to such Persons for calendar year 2022) has provided written notice to any of the Acquired Companies that such vendor intends (i) to terminate its relationship with any of the Acquired Companies or (ii) to materially reduce its sales, as applicable, to any of the Acquired Companies or materially change its pricing.

3.24           Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Companies have been made available. Except as identified on Schedule 3.24, the corporate books and records of the Acquired Companies are true, correct and complete in all material respects.

3.25           Bank Accounts. Schedule 3.25 contains a true, correct and complete list of the bank accounts of the Acquired Companies.

3.26           Indebtedness. Schedule 3.26 contains a true, correct and complete list, as of the Agreement Date, of (i) all Indebtedness in excess of $100,000 and (ii) all Contracts under which an Acquired Company has any Indebtedness for borrowed money, together with the outstanding principal amount of Indebtedness under each such Contract.

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3.27           Physical Network.

(a)                Schedule 3.27(a) sets forth, for the Physical Network, a true, complete and correct list for the years ended December 31, 2021 and 2022 of (i) outages relating to a particular event that resulted in credits to customers in excess of $25,000 or required the filing of an outage report with the FCC or a State Regulator, and (ii) failures, breakdowns or continuous periods of substandard service and material network and collocation service unavailability resulting in customer service credits owed in excess of $100,000 in the aggregate relating to any calendar year period.

(b)                The Acquired Companies have made available (i) a true, complete and correct, in all material respects, description of the Physical Network (including the location and routes, the route miles and total fiber miles of the Fiber), (ii) the routes and locations of all Fiber that the Acquired Companies lease or obtain from others, including the approximate number of Fibers leased by the Acquired Companies in each such route, in each case, as set forth in the applicable Contract, and (iii) a map of the Physical Network produced from a Google Earth KMZ digital file, as of October 2023.

(c)                The Physical Network is working, functional, fit for the purpose intended, and has been maintained, subject to ordinary wear and tear, in good working condition and without material defects for purposes of operating the business as operated by the Acquired Companies, in each case, in all material respects.

(d)                The properties and assets which comprise the Physical Network constitute all the property and assets necessary to operate the Physical Network and are sufficient, in all material respects, for operation of the Physical Network in the ordinary course of business. The Acquired Companies own or have a valid right to use all proprietary rights, trade secrets and other property and assets, tangible and intangible, currently applicable to or used in connection with the Physical Network, including the Network Underlying Rights.

(e)                The Physical Network includes approximately 14,000 feet of Lead-Sheathed Cable.

3.28           Grant Compliance.

(a)                In applying for the Fayette County Grant Agreement, the Ross County Grant Agreement, the NTIA Grant 2023 and the items set forth on Schedule 3.28(a) (the “Grants”), none of the Acquired Companies or their respective representatives knowingly, intentionally or negligently made any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                The Acquired Companies have (i) complied, in all material respects, with all provisions of the grant agreements with respect to the Grants (the “Grant Agreements”) and (ii) used all of the proceeds of the Grants exclusively in the manner required or permitted by such Grant Agreements.

(c)                None of the Acquired Companies has received any written notice from any Government Agency that (i) any Acquired Company is not in compliance in any material respect with any provisions of any Grant Agreement or (ii) such Government Agency is seeking or may attempt to seek any clawback, return or reimbursement of all or any portion of the proceeds of any Grant.

(d)                Other than the Grants, the Acquired Companies have not applied for or accepted any grants from any Government Agency in connection the construction, maintenance, extension of or modifications to the Physical Network.

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3.29           Affiliate Transactions. Except as set forth on Schedule 2.6 or Schedule 3.29, no Seller nor, to the Company’s Knowledge, any officer, director, manager, member, partner, shareholder, direct or indirect equityholder or Affiliate of a Seller (a) is a party to, or has an economic interest in, any Contract with any Acquired Company, (b) has an interest in any asset or property owned or used by any Acquired Company, (c) has any claim or cause of action against any Acquired Company, (d) owes any money to any Acquired Company or is owed any money from any Acquired Company, (e) provides services or resources to any Acquired Company, (f) has an interest, directly or indirectly, in any vendor, supplier, distributor, customer or other business relationship of any Acquired Company, or (g) has an interest, directly or indirectly, in any business (regardless of form or structure), which is in competition with any Acquired Company.

3.30           Seller Written Consent. The written consent of the Sellers adopting and approving this Agreement, the Mergers and the Contemplated Transactions is the only vote or written consent of the holders of any Equity Securities of the Company necessary to approve this Agreement, the Mergers and the other Contemplated Transactions.

3.31           Broker and Finder Fees. Other than Bank Street Group LLC (the fees of which will be included in the Transaction Expenses), there is no broker, finder or other Person who has any claim against any Acquired Company for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement or the Contemplated Transactions by virtue of any actions taken by on or behalf of any Acquired Company or its Affiliates.

Article IV
Representations and Warranties of Parent

Parent represents and warrants to the Sellers and the Company, as of the Agreement Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date), as follows, except as disclosed in the Parent SEC Documents (other than any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” that is not factual or historical in nature, disclosures set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature) filed with or furnished to the SEC and publicly available at least one Business Day prior to the Agreement Date or as set forth in the Parent Schedules:

4.1               Organization.

(a)                Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub I and Merger Sub II has all requisite organizational power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent’s ability to consummate the Contemplated Transactions. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Contemplated Transactions. All of the outstanding capital stock of each of Merger Sub I and Merger Sub II is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which either of Merger Sub I or Merger Sub II is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub I or Merger Sub II or obligating either of such entity to grant, issue or sell any shares of the capital stock of, or other equity interests in, such entity, by sale, lease, license or otherwise. Except for obligations or liabilities incurred in connection with its incorporation or organization and the Contemplated Transactions, neither of Merger Sub I or Merger Sub II has and or will have incurred, directly or indirectly, through any Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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(b)                As of the Agreement Date, the authorized capital stock of Parent consists of 96,000,000 shares of Parent Stock. As of October 19, 2023, 50,264,477 shares of Parent Stock were issued and outstanding and 2,963,770 were reserved and available for issuance pursuant to Parent’s incentive equity plans. Except as described in this Section 4.1(b) and any equity awards issued under Parent’s incentive equity plans, as of the Agreement Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, Parent, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent or any Subsidiary, or that obligate Parent or any Subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Parent, (iv) no obligations of Parent or any Subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Parent (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Parent Securities”) and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities, including any phantom equity or stock appreciation rights.

(c)                As of the Agreement Date, (i) there are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities, or obligate Parent to grant, extend or enter into any such agreements relating to any Parent Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities, (ii) none of Parent or any Subsidiary of Parent is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition, voting or dividends with respect to any Parent Securities, (iii) all outstanding shares of Parent Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.2               Authority and Enforceability. Each of Parent, Merger Sub I and Merger Sub II has, subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub I and the approval of Merger II by Parent in its capacity as the sole member of Merger Sub II, all requisite entity power and authority to enter into the Transaction Documents to which it is a party and to consummate the Contemplated Transactions to which it is a party. The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of the Transaction Documents to which it is a party, and, subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub I and sole member of Merger Sub II, its consummation of the Contemplated Transactions, have been duly authorized by all requisite entity action on the part of Parent, Merger Sub I and Merger Sub II. This Agreement has been duly executed and delivered by Parent and (assuming that this Agreement constitutes the valid and binding agreement of the other Parties to this Agreement) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. The shares of Parent Stock to be issued pursuant to this Agreement have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights.

4.3               Consents and Approvals. Except in connection with the Required Regulatory Approvals, the execution, delivery and performance by each of Parent, Merger Sub I and Merger Sub II of any Transaction Document to which it is a party and the consummation by each of Parent, Merger Sub I and Merger Sub II of the transactions contemplated in any such Transaction Document do not and will not (a) violate or conflict with any provision of the Governing Documents of Parent, Merger Sub I or Merger Sub II, (b) violate or conflict with any Order or Law to which Parent, Merger Sub I or Merger Sub II is subject, (c) require the consent, notice, or other action by any Person under, violate or conflict with, or result in the acceleration of any material Contract to which Parent, Merger Sub I or Merger Sub II is a party, or (d) except for the filing of the Certificates of Merger, compliance with the federal securities Laws and any applicable U.S. state securities or “blue sky” Laws and foreign securities Laws and compliance with the rules and regulations of NASDAQ, require any consent, permit, Order, filing or notice from, with, or to any Government Agencies; except, in the cases of clauses (ii), (iii), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Parent’s ability to consummate the Contemplated Transactions and, in the case of clause (iv), where such consent, permit, Order, filing or notice would not have a material adverse effect on Parent’s ability to consummate the Contemplated Transactions. No vote of the shareholders of Parent is required to consummate the Contemplated Transactions.

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4.4               Broker and Finder Fees. Except for Rothschild & Co. US Inc., there is no broker, finder, or other Person who has any valid claim against Parent, Merger Sub I or Merger Sub II for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement or the Contemplated Transactions by virtue of any actions taken by on or behalf of Parent or any of its Affiliates.

4.5               Acquisition Financing Commitment; Solvency. Parent has delivered to the Company a true and complete copy of a duly executed commitment letter of CoBank, ACB, dated as of October 24, 2023, including all related fee letters and side letters (redacted as customary or if and as required by the applicable Debt Financing Sources (as defined below), including with respect to any fees, pricing caps and economic terms and any other commercially sensitive information not pertaining to conditions related to the Debt Financing), and all exhibits, schedules, annexes, supplements and term sheets forming part thereof, pursuant to which the Debt Financing Sources have agreed and committed to, subject only to the terms and conditions set forth therein, provide acquisition debt financing (the “Debt Financing”) to Parent in the aggregate amount set forth therein (such commitment letter, fee letters and side letters, the “Debt Commitment Letter”) as in effect on the Agreement Date. As of the Agreement Date, the Debt Commitment Letter is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms, except as may be limited by the Enforceability Exceptions. The Debt Commitment Letter has not been rescinded, amended or terminated, and is in full force and effect as of the Agreement Date, and Parent does not know of any specific facts or circumstances that could reasonably be expected to result in any of the conditions set forth in the Debt Commitment Letter not being satisfied. There are no contingencies or conditions precedent to funding the full amount set forth in the Debt Commitment Letter except as set forth in the Debt Commitment Letter. Parent acknowledges that the obligations of Parent under this Agreement are not contingent on the availability of the Debt Financing. The aggregate net proceeds of the Debt Financing (together with Parent’s cash on hand) will be sufficient to enable Parent to pay all amounts owed by it pursuant to the terms of this Agreement, including the amounts set forth in Section 1.7(a), consummate the Contemplated Transactions and pay all fees and expenses owed under the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no agreements, side letters or arrangements relating to the Debt Financing. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter that would reasonably be expected to prevent, materially delay or materially impede the Closing or the funding of the Debt Financing on or prior to the dates set forth in the Debt Commitment Letter, and Parent is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to cause it to be unable to satisfy any condition to be satisfied by it contained in the Debt Commitment Letter, or that would cause the full amount of the Debt Financing not to be available to Parent on the Closing Date. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing, as applicable, available to Parent on the terms set forth therein. As of the Agreement Date, the Debt Commitment Letter has not been terminated or withdrawn. Parent is, and after giving effect to the Contemplated Transactions (including the consummation of the financing transactions contemplated by the Debt Commitment Letter), will continue to be, Solvent.

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4.6               Investment Representations.

(a)                Parent acknowledges and agrees that the Company Units have not been registered under the Securities Act or the securities laws of any state and that, owing to certain requirements arising under the Securities Act and applicable state securities laws, the Company Units must be held indefinitely unless subsequently registered under the Securities Act and any applicable state law, or unless an exemption from registration is otherwise available. Parent acknowledges that neither the Company nor any other party has any obligation to register or qualify the Company Units for resale. Parent further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Company Units, and requirements that the Company may not be able to satisfy. Parent understands that there is no public market for the Company Units or any of the Company’s securities, and there is no certainty that such a market will ever develop. Parent understands that there can be no assurance that Parent will be able to sell or dispose of the Company Units.

(b)                Parent is a sophisticated buyer with respect to the Company Units, has knowledge and experience in financial and business matters, has legal and other advisers who are capable of evaluating the merits and risks of its purchase of the Company Units and has been represented or has had the opportunity to be represented by legal counsel, tax advisers, and financial advisers of its own choice with respect to all aspects of Parent’s investment decision. Parent is aware that the acquisition of the Company Units involves a high degree of risk and has sufficient economic resources to bear the economic risk of the complete loss of its investment in the Company Units. Parent has conducted such examination of the Company’s business, financial condition, results of operations and other relevant matters as Parent deems appropriate and has adequate information concerning the Company, its financial condition, and its business to make an informed and knowledgeable decision to acquire the Company Units. Parent has independently and without reliance upon the Company or any of the Sellers or any of their respective representatives (other than the representations and warranties set forth in this Agreement and the other Transaction Documents) and based on such information as Parent has deemed appropriate in its independent judgment, made its own analysis and decision to enter into this Agreement and the Contemplated Transactions. Parent acknowledges and agrees that none of the Sellers, the Company, or any other Person has made any representation or warranty as to Sellers, the Company, or this Agreement except as expressly set forth in this Agreement (including the related portions of the Schedules) and the other Transaction Documents.

4.7               Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin, or otherwise delay the Contemplated Transactions.

4.8               Legal and Financial Qualifications.

(a)                Parent or one of its Subsidiaries is legally and financially qualified to hold FCC Licenses and receive support from the FCC and/or the Universal Service Administrative Company.

(b)                Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, Parent and each of its Subsidiaries are and for the past three (3) years have been, in compliance with all Laws or Orders, in each case, that are applicable to Parent or any of its Subsidiaries. Parent and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Government Agencies necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

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4.9               SEC Filings.

(a)                All reports, schedules, forms, statements and other documents (including exhibits, schedules, financial statements and all other information incorporated therein) required to be filed by Parent with the SEC for its two (2) most recent fiscal years and subsequent fiscal quarters, as they may have been supplemented, modified or amended since the time of filing, including those filed subsequent to the Agreement Date and prior to the Closing (the “Parent SEC Documents”), have been or will be filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. To the knowledge of Parent and except as set forth on Schedule 4.9, as of the Agreement Date, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)                Parent is in compliance in all material respects with all current listing requirements of NASDAQ. The Parent Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ, and Parent has taken no action designed to, or which to the knowledge of Parent is reasonably likely to have the effect of, terminating the registration of the Parent Stock under the Exchange Act or delisting the Parent Stock from NASDAQ, nor has Parent received as of the Agreement Date any notification that the SEC or NASDAQ is contemplating terminating such registration or listing.

(c)                Each of the consolidated financial statements (including, in each case any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates. The balance sheets included in such financial statements fairly present, in all material respects, the financial position of Parent as of their respective dates, and the related statements of operations, stockholder’s deficit and cash flows included in such financial statements fairly present, in all material respects, the results of its operations and cash flows for the periods indicated therein, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to such financial statements and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of related notes (none of which year-end adjustments or footnote disclosures would be material). Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the Agreement Date, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of June 30, 2023 (the “Balance Sheet Date”), included in the Parent SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (other than any such liabilities related to any breach of contract, violation of law or tort), (iii) that have been discharged or paid prior to the Agreement Date or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

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(d)                Parent has established and maintains, and at all times since January 1, 2022, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since January 1, 2022, neither Parent nor, to the knowledge of Parent, Parent’s independent registered public accounting firm, has identified or been made aware of “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated.

4.10           Absence of Changes. Since January 1, 2023, except in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions or as disclosed in the Parent SEC Documents, the business of Parent and each of its subsidiaries has been conducted in the ordinary course of business in all material respects. Parent is not subject to any current, pending or threatened takeover, take private, or other merger and/or acquisition transaction of Parent that is reasonably likely to be consummated.

4.11           Affiliate Transactions. As of the Agreement Date, none of the officers or directors or other Affiliates of Parent is presently a party to any transaction with Parent or any of its Subsidiaries (other than as holders of options, and/or other grants or awards under Parent’s incentive equity plan, and for services as employees, officers and directors) that is material to Parent and its Subsidiaries, taken as a whole.

4.12           Indebtedness.

(a)                As of the Agreement Date, except for the Credit Agreement (the “Credit Agreement”), dated July 1, 2021 (as may be amended), with CoBank, ACB, Parent is not party to any Contract, and is not subject to any provision in its Governing Documents or resolutions of its board of directors, that, in each case, by its terms restricts, limits, prohibits or prevents Parent from paying dividends.

(b)                As of the Agreement Date, Parent and its Subsidiaries and, to the knowledge of Parent, each of the other parties thereto, are not in material breach of, or default or violation under, the Credit Agreement and no event has occurred that with notice or lapse of time, or both, would constitute such a material breach, default or violation.

4.13           Labor Matters. As of the Agreement Date, neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or Contract with any labor organization, labor union, or works council, nor to Parent’s knowledge, are any union organizational activities threatened with respect to the employees of Parent or any of its Subsidiaries. There are no active, nor, to the knowledge of Parent, threatened, material labor strikes, slowdowns, work stoppages, pickets, walkouts, lockouts or other material labor disputes with respect to the employees of Parent or any of its Subsidiaries as of the Agreement Date. As of the Agreement Date, no employee layoff, facility closure, or material reduction in force is currently planned or announced and pending completion.

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4.14           No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, Parent is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply or will apply to Parent as a result of this Agreement or the Contemplated Transactions.

Article V
Conduct Prior to the First Effective Time

5.1               Affirmative Covenants. During the Interim Period, except as expressly required or expressly permitted by this Agreement or to the extent that Parent consents in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of the Acquired Companies to, use commercially reasonable efforts to carry on its businesses in the ordinary course of business and use commercially reasonable efforts to (a) preserve and maintain its assets in good operating condition and repair (normal wear and tear excepted), (b) preserve and maintain its rights under all Material Contracts, Leases, Easements, Permits and Insurance Policies (or substitute policies with substantially the same coverage), (c) preserve and maintain its relationships with Employees, customers, suppliers and others having business dealings with the Acquired Companies, and (e) comply in all material respects with all applicable Laws and Permits regarding the conduct of the Acquired Companies’ business.

5.2               Negative Covenants. During the Interim Period, except as contemplated or permitted by this Agreement or to the extent that Parent consents in writing, the Company will not, and will not permit any Acquired Company to:

(a)                Issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional Company Units, or securities convertible into or exchangeable for Company Units, or any rights, warrants or options to acquire any Company Units or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any Company Units outstanding on the Agreement Date; provided, that the Company may issue additional Preferred Units to the Sellers in accordance with Section 5.10.

(b)                Split, combine or reclassify any Equity Securities.

(c)                Declare or pay any dividend or distribution (provided that the Company and any other Acquired Company may declare and pay cash dividends or distributions but shall use commercially reasonable efforts in doing so not to reduce the amount of cash held by the Acquired Companies below $1,000,000 as of the Closing Date) or make any payments to any Seller or their respective Affiliates, in each case, other than (i) pursuant to a Material Contract in effect as of the Agreement Date or (ii) in connection with the sale, transfer or other disposition of Disposable Inventory by the Company, one or more of the Sellers and/or any of their respective Affiliates in accordance with the provisions of Section 5.11.

(d)                Propose or adopt any amendment to any Governing Documents except as may be required to permit the issuance of Preferred Units in connection with Interim Period Capital Contributions expressly permitted by this Agreement.

(e)                Merge or consolidate with any other Person, or liquidate, dissolve, recapitalize, reorganize, file a petition in bankruptcy under any applicable Law or consent to the filing of any bankruptcy petition against it under any applicable Law or otherwise wind up its business or operations, or fail to maintain its existence.

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(f)                 Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein.

(g)                Except as required by applicable Laws or any Benefit Plan and except as set forth on Schedule 5.2(g), (i) increase the salary or other compensation of any Employee, director or independent contractor except for annual base salary increases in the ordinary course of business for Employees below the director level, not to exceed 3%, (ii) grant any bonus, benefit or other direct or indirect compensation to any Employee, director or independent contractor, (iii) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, sick leave, deferred compensation, bonus or incentive compensation, insurance, pension or other Employee Benefit Plan or arrangement made to, for or with any Employees, or materially modify or amend or terminate any such plan or arrangement, (iv) terminate the employment of any Employee at the level of senior management and above (other than for cause), (v) hire any individual to fill any position other than (A) the positions set forth on Schedule 5.2(g) or (B) vacant positions below the Manager level or (vi) enter into any employment, deferred compensation, severance, special pay, consulting or similar Contract or arrangement with any Employee or any other person which provides for annual compensation in excess of $100,000 or which cannot be terminated at-will by the applicable Acquired Company for any reason without advance notice and without payment of severance, early termination fee, or other penalty.

(h)                Enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization covering any Employee.

(i)                 Acquire, sell, lease or otherwise dispose of, or agree to acquire, sell, lease or otherwise dispose of, any real property or material assets, other than sales of inventory in the ordinary course of business; or sales or returns of obsolete supplies, inventory or equipment in the ordinary course of business; or sales or other dispositions of Disposable Inventory.

(j)                 Sell, lease, transfer, assign or grant any license or sublicense of any material rights under or with respect to any Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business, or abandon, permit to lapse, instruct or consent to a future lapse or fail to take any action reasonably necessary to maintain, enforce or protect, or create or incur any Lien (other than a Permitted Exceptions) on any Intellectual Property Rights.

(k)                Lease or grant an IRU in any Fiber or swap or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Exceptions) on, any Fiber, in each case, other than in the ordinary course of business.

(l)                 Commit to make (or enter into any Contract, the performance of which would require) any capital expenditure exceeding $100,000 (other than capital expenditures (i) required under Material Contracts in effect as of the Agreement Date, (ii) as contemplated by the Interim Period CapX Plan, or (iii) which, if not made, would reasonably be expected to adversely affect in any material respect the operations or financial condition of the business and affairs of the Acquired Companies; provided, that, in the case of clause (iii) the Acquired Companies shall reasonably consult with Parent prior to making any such capital expenditure).

(m)              Permit or accept any Interim Period Capital Contributions except in accordance with Section 5.10.

(n)                Mortgage, pledge, create, incur, assume or suffer to exist any Lien, other than Permitted Exceptions, on any material assets.

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(o)                Create, incur, assume or guarantee any Indebtedness (other than in connection with Interim Period Capital Contributions made in connection with the funding of the Interim Period CapX Plan).

(p)                Amend, terminate, cancel or compromise any material claims of any Acquired Company or waive any other rights of substantial value to any of the Acquired Companies.

(q)                Settle or compromise any pending or threatened (in writing) Action or Investigation for an amount in excess of $100,000, individually, or $250,000, in the aggregate.

(r)                 Fail to maintain in full force and effect and, if applicable, renew any Material Permits or Communications Licenses.

(s)                 Fail to maintain in full force and effect, or fail to replace or renew, any Insurance Policy, or act or fail to act in a way that would cause any coverage under any such Insurance Policy to lapse; provided, that the Acquired Companies shall reasonably consult with Parent prior to renewing any directors’ and officers’ insurance and indemnification policies.

(t)                 Make, change or revoke any Tax election, file or amend any material Tax Return, change any annual tax or accounting period, adopt or change any material method of Tax accounting, settle any income or other material Tax claim or assessment, or surrender any right to claim a refund of Taxes in excess of $1,000, request or enter into any ruling with respect to Taxes, change the tax classification or status of any Acquired Company, enter into a closing agreement applicable to any Tax liability or Tax proceeding as described in Section 7121 of the Code (or any corresponding or similar provision of law), extend or waive the limitation period applicable to any Tax liability or Tax proceeding, or take any similar action relating to the filing of any material Tax Return or the payment of any material Taxes.

(u)                Except as required by GAAP or applicable Laws, change its accounting policies.

(v)                Materially change or modify any credit, collection or payment policies, procedures or practices, including by any accounts receivable collection acceleration or discount, write-off, or any delay of the invoicing or payment of accounts payable.

(w)              Amend or modify in any material respect, or waive, terminate or enter into, any Material Contract or Material Network Agreement (or any Contract (including any statement of work or purchase order) which would have been a Material Contract or Material Network Agreement if in effect as of the Agreement Date), except any Contract, statement of work or purchase order entered into in connection with the execution of the Interim Period CapX Plan (after reasonable consultation with Parent).

(x)                Enter into or discontinue any material line of business or cause the Acquired Companies to operate in a geographic area where they did not have material operations as of the Agreement Date.

(y)                Take, propose to take or commit or agree to take any of the actions prohibited by this Section 5.2.

5.3               Consents and Approvals. During the Interim Period, subject to the terms and conditions of this Agreement, the Parties will use commercially reasonable efforts to take, or cause to be taken, any and all actions and to use commercially reasonable efforts to do, or cause to be done, any and all things reasonably necessary, proper or advisable under any applicable requirement of Law or otherwise so as to, as promptly as is reasonably practicable, consummate the Contemplated Transactions, and in accordance with the terms of, this Agreement and the other Transaction Documents, and each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cooperate to that end. Without limiting the generality of the foregoing, the Parties will use their commercially reasonable efforts to cooperate with each other and promptly provide all necessary information to obtain at the earliest practical date all consents and approvals listed on Schedule 1.7(b)(vi) and all Required Regulatory Approvals from, and provide all notices to, all Government Agencies and other Persons required to consummate the Contemplated Transactions as promptly as practicable. In furtherance of the foregoing:

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(a)                Each of the Company and Parent agrees to file all required notifications and filings pursuant to the HSR Act and any applicable foreign antitrust and competition Laws with respect to the Contemplated Transactions in the most expeditious manner reasonably practicable (and, in any case, within 10 Business Days after the Agreement Date) and to use commercially reasonable efforts to supply promptly any additional information and documentary material that may be requested of such Party by the relevant Government Agency in connection with the HSR Act or any other applicable antitrust or competition Laws.

(b)                The Company and Parent agree to file all applications, notices, registrations or other filings with the FCC and any applicable State Regulators that may be required by the Communications Act or similar rules, regulations, policies, instructions and orders of State Regulators for the transfer of control of the Communications Licenses to Parent in the most expeditious manner reasonably practicable (and, in any case, within 10 Business Days after the Agreement Date). The Company, Parent and the Sellers will also use commercially reasonable efforts to supply any additional information and documentary material that may be requested by Team Telecom or its designees in connection with its review process. Subject to the terms and conditions herein provided and without limiting the foregoing, each of the Parent and the Company will make all required regulatory notice filings prior to Closing and will provide any required notices, if any, to customers.

(c)                Parent and the Company shall, and shall cause their Subsidiaries to, (i) reasonably cooperate with the other Party in connection with the other Party’s filings, applications and submissions under this Section 5.3, including by furnishing to the other Party such necessary information and reasonable assistance as the other Party may reasonably request and giving the other Party a reasonable opportunity to review any such filings, applications and submissions (with the exception that no Party shall be required to provide its premerger notification and report filing under the HSR Act to any other Party), (ii) promptly inform the other Party of the occurrence and contents of any substantive material oral communication from, and promptly provide to the other Party copies of any written communications from, any Government Agency in respect of such filings, applications and submissions, (iii) provide the other Party with drafts of any substantive communications to any Government Agency in respect of such filings, applications and submissions at such time as will allow the other Party a reasonable opportunity to review such draft communications, (iv) consult and reasonably cooperate with the other Party in connection with all meetings, actions and proceedings with any Government Agency relating to such filings, applications and submissions and (v) reasonably comply with, and reasonably cooperate with the other Party to comply with, requests for additional information, documents or other materials by Government Agencies and promptly make any appropriate or necessary subsequent or supplemental filings, applications or submissions and in any event in accordance with any applicable time limit. To the extent reasonably practicable, each Party agrees not to participate, or to permit their respective Subsidiaries (including, in the case of the Sellers, the Acquired Companies) or representatives to participate, in any substantive meeting or discussion, either in person or by telephone, with any Government Agency in connection with the Contemplated Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Government Agency, gives the other Party the opportunity to attend and participate. Each Party agrees and acknowledges that the business activities of the other are subject to regulation by various Government Agencies, and nothing in this Section 5.3 requires a Party or its Affiliates to limit or forbear from communications not related to this Agreement with any Government Agency. Notwithstanding anything in this Agreement to the contrary, any competitively sensitive materials required to be provided to any other Party pursuant to this Section 5.3(b) may be provided on an outside counsel only basis and may not be disclosed by such outside counsel to any other representatives of the receiving Party without the prior written consent of the providing Party, and any materials may be redacted or withheld as reasonably necessary to address reasonable privilege or confidentiality concerns.

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(d)                During the Interim Period, subject to the terms and conditions of this Agreement and Parent’s prior review and written approval, the Company shall, and shall cause each of the Acquired Companies to use its best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things reasonably necessary, proper or advisable under any applicable requirement of Law or otherwise so as to, as promptly as is reasonably practicable, complete the actions listed on Schedule 5.3(d). The Company will use its best efforts to supply any additional information and documentary material that may be requested by any Government Agency or other third party in connection with completing the actions listed on Schedule 5.3(d). The Company shall be responsible for all fees, costs and expenses, including any penalties or assessments, associated with completing the actions listed on Schedule 5.3(d).

(e)                In addition to filings described above, the Parties will cooperate with each another in a commercially reasonable manner (i) in determining whether any action by or in respect of, or filing with, any Government Agency is required, or any actions, consents, approvals or waivers are required to be obtained from Third Parties to any Leases or Material Contracts, in connection with the consummation of the Contemplated Transactions (provided that, in the event of any good faith disagreement, the final determination shall be made by Parent) and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that nothing in this Agreement will obligate or be construed to obligate any Party to make or cause to be made any payment or concession to any Third Party in order to obtain any such action, consent, approval or waiver.

(f)                 Parent and the Company shall, and shall use reasonable best efforts to cause each of their respective Affiliates to, respond to and exercise their respective reasonable best efforts to seek to resolve as promptly as reasonably practicable any objections asserted by any Government Agency or other Person with respect to the Contemplated Transaction, including using commercially reasonable efforts to (i) contest and resist any Action challenging the Contemplated Transaction, (ii) avoid the entry of and have vacated, lifted, reversed or overturned any Order that would prevent, restrict or materially delay the consummation of the Contemplated Transaction and (iii) consider in good faith any proposed settlement, undertaking, consent decree, stipulation or other agreement with any Government Agency or other Person that may be required to obtain a Required Regulatory Approval; provided, however, that notwithstanding anything in this Agreement to the contrary, no Party nor any of its respective Affiliates will be required, either pursuant to this Section 5.3 or otherwise, to (and, without such Party’s prior written consent, the other Parties and the Acquired Companies will not) (A) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines or businesses of such Party or any of its respective Affiliates or the Acquired Companies, (B) terminate any existing relationships, contractual rights or obligations of such Party or any of its respective Affiliates or the Acquired Companies, (C) terminate any joint venture or other arrangement, (D) create any relationship, contractual rights or obligations of such Party or any of its respective Affiliates or the Acquired Companies, (E) effectuate any other change or restructuring of such Party or any of its respective Affiliates or the Acquired Companies or (F) otherwise take or commit to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines or assets of such Party or any of its respective Affiliates or the Acquired Companies (any of the foregoing, a “Burdensome Condition”).

(g)                Notwithstanding anything in Section 5.3(f) to the contrary, a Burdensome Condition shall not include any action, undertaking, obligation or condition that (i) is imposed or provided for in any Material Contract to which the Company is a party as of the Agreement Date, (ii) imposes or provides for an obligation to comply with Laws of general applicability or (iii) is regularly and routinely agreed to by similarly-situated companies in the Company’s industry in connection with obtaining consents or approvals similar to the Required Regulatory Approvals from the applicable Government Agencies and, in the case of this clause (3), would not, individually or in the aggregate, reasonably be expected to be material to the business or operations of Parent or an Acquired Company.

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5.4               Access to Information. During the Interim Period, to the extent permitted by Law, the Company will, and will cause the Acquired Companies to, (x) provide Parent and its representatives with reasonable access during normal business hours to the assets, properties, facilities and books and records of the Company and (y) furnish or make available to Parent and its representatives during such period all such information and data concerning the Company in its possession or control as Parent reasonably requests; provided, however, that (i) such investigation (A) will be coordinated through such persons as may be designated in writing by the Company for such purpose, and (B) will not include any meeting or contact between Parent or its representatives and any customer, vendor or supplier of any of the Acquired Companies, without the Company’s prior written consent and participation (other than any meetings or contacts between Parent or its representatives and any such customer, vendor or supplier in the ordinary course of business and unrelated to the Contemplated Transactions), (ii) Parent and its representatives shall be entitled to organize periodic meetings with senior management of the Company (at reasonable times and upon reasonable notice, and not more than once per week), and the Company shall use commercially reasonable efforts to facilitate a reasonable number of meetings, at reasonable times and upon reasonable advance notice, between Parent and such Employees as Parent may request from time to time, but Parent shall otherwise not be permitted to meet with or otherwise have contact with any Employee or representative of any of the Acquired Companies (other than senior management) without the Company’s prior consent (not to be unreasonably withheld, conditioned or delayed) and the Company will be entitled to participate in and be present during any meeting with any of its Employees or representatives and (iii) the Company will be entitled to withhold access to such records or information as determined in good faith as reflecting or containing competitively sensitive information. Parent will conduct its access and inspection, and any meetings with Employees, in such a manner as not to interfere unreasonably with operations of the Company.

5.5               No Solicitation. During the Interim Period, the Sellers and the Company shall not, and the Company shall cause the Acquired Companies not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any proposal or offer (whether or not in writing) from any Person (other than Parent and its representatives) with respect to any (i) equity purchase, merger, consolidation, tender or exchange offer, share exchange, other business combination, plan of arrangement, joint venture, recapitalization, reorganization, liquidation, dissolution or similar transaction involving any of the Acquired Companies or their business or assets, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in any Acquired Company or otherwise) of any business or assets of the Sellers or the other Acquired Companies (other than any sales of immaterial assets in the ordinary course of business) or (iii) combination of the foregoing (each, a “Takeover Proposal”); (b) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal; (c) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent and its representatives) any nonpublic information or provide access to its properties or assets with respect to, or otherwise knowingly cooperate in any way with any Person (other than Parent and its representatives) with respect to, any Takeover Proposal or any inquiries or the making of any proposal for the purpose of facilitating or encouraging any effort or attempt to pursue a Takeover Proposal; or (d) recommend, propose or enter into any agreement with respect to a Takeover Proposal. The Sellers or the Company, as applicable, shall notify Parent of any written Takeover Proposal within 24 hours of receipt thereof. During the Interim Period, the Sellers shall not sell, transfer, assign, convey or deliver, or pledge, create, incur, assume or suffer to exist any Lien, other than Permitted Exceptions, on any of the Company Units.

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5.6               R&W Insurance Policy. Parent has obtained a conditional binder with respect to the R&W Insurance Policy, which has been made available to the Sellers. Parent has paid or, at or prior to the Closing, Parent will pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting fees and costs, brokerage commissions, due diligence fees, taxes and other fees and expenses of the R&W Insurance Policy, and to obtain and bind the R&W Insurance Policy, and none of the Sellers or the Seller Representative will have any obligation with respect to any of the foregoing. Parent shall not amend or modify the R&W Insurance Policy in any manner that would reasonably be expected to materially and adversely affect the Sellers without obtaining the prior written consent of the Company (prior to the Closing) or the Seller Representative (after the Closing). The R&W Insurance Policy will provide that the insurer or insurers shall have no right of subrogation (except in the case of Actual Fraud), claims in contribution, rights acquired by assignment or otherwise against any of the Sellers and any of their respective direct or indirect equityholders, controlling Persons, members, stockholders, directors, officers, employees, Affiliates, general or limited partners or representatives of the foregoing, and (ii) provide that each Seller and the Seller Representative may rely upon and enforce the subrogation provisions of the R&W Insurance Policy as an express third-party beneficiary thereof, except in the case of Actual Fraud. Parent will ensure that the R&W Insurance Policy complies with this Section 5.6.

5.7               Notice of Developments. Prior to the Closing, each Party hereto will promptly notify the others in the event of any occurrence, event or development that will, or is reasonably like to, result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

5.8               Financing.

(a)                Parent acknowledges and agrees that (i) its obligations pursuant to this Agreement are not subject in any respect to any financing or similar contingency or to the availability of the financing contemplated by the Debt Financing or any Alternative Financing, and (ii) none of the Sellers, the Seller Representative and the Company, on behalf of themselves and any of their respective Affiliates have any responsibility for the Debt Financing, other than as explicitly set forth in Section 5.8(f). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing at the Closing on the terms and conditions set forth in the Debt Commitment Letter, including using its reasonable best efforts to: (i) comply with and maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto, (iii) comply with and perform the obligations applicable to it pursuant to such Debt Commitment Letter, (iv) draw down on and consummate the Debt Financing (which will include agreeing to consummate the Debt Financing even if any “flex” rights in the Debt Commitment Letter are exercised to their maximum extent) if the conditions to the availability of the Debt Financing have been satisfied or waived, including using its reasonable best efforts to enforce its rights under the Debt Commitment Letter and the definitive documentation governing the Debt Financing and cause the Debt Financing Sources to fund the Debt Financing at the Closing, provided, however, that Parent shall not be required to commence or pursue litigation, and the Sellers and the Company shall not have the right to compel Parent to commence or pursue litigation, to enforce the obligations of the Debt Financing Sources to fund the Debt Financing, and (v) satisfy on a timely basis all conditions applicable to it in the Debt Commitment Letter and such definitive agreements. If any portion of the Debt Financing expires or terminates or otherwise becomes unavailable, Parent shall use its reasonable best efforts to arrange for and obtain as promptly as practicable following the occurrence of any such event alternative debt financing (the “Alternative Financing”) in an amount sufficient to consummate the Contemplated Transaction and pay related fees and expenses and perform all of its obligations hereunder on terms and conditions that are not materially less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Debt Commitment Letter, but in no event in a manner that would reasonably be expected to materially impede, materially delay or prevent the consummation of the Contemplated Transactions, it being understood that if Parent proceeds with any Alternative Financing, Parent shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

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(b)                Parent shall not replace, amend or waive the Debt Commitment Letter or any provision thereof without the Seller Representative’s prior written consent if such replacement, amendment or waiver would, or would reasonably be expected to, solely or when taken together with any other amendments, modifications, or waivers: (i) delay or prevent the Closing, (ii) make the funding of any of the Debt Financing (or satisfaction of the conditions to obtaining any of the Debt Financing) less likely to occur, (iii) adversely impact the ability of Parent to consummate the Contemplated Transactions or (iv) impose new conditions or adversely expand, amend or modify any of the existing conditions to the receipt of any of the Debt Financing, or otherwise add, expand, amend or modify any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to materially impede, materially delay or prevent the consummation of the Contemplated Transactions. Parent shall promptly deliver to the Seller Representative copies of any such amendments, modifications or replacements. Upon any permitted amendment, supplement, modification or replacement of the Debt Commitment Letter after the Agreement Date (including with respect to any Alternative Financing) in accordance with this Section 5.8(b), the term “Debt Commitment Letter” shall mean the Debt Commitment Letter and any commitment letter evidencing an Alternative Financing, in each case as so amended, supplemented, modified or replaced with a commitment letter evidencing an Alternative Financing, and references to “Debt Financing” and/or “Alternative Financing” shall include the financing contemplated by the Debt Commitment Letter as so amended, supplemented, modified or replaced.

(c)                Parent shall provide the Seller Representative prompt (but in any event, within two (2) Business Days) written notice (i) upon becoming aware of any material breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, repudiation, cancellation or termination) by any party to the Debt Commitment Letter or such other commitment letters, agreements or documents (including any definitive agreements) relating to the Debt Financing or any termination of the Debt Commitment Letter or such other commitment letters, agreements or documents (including any definitive agreements) relating to the Debt Financing, (ii) upon receipt by Parent or any of its Affiliates or representatives of any notice or other communication of any such material breach, default, repudiation, cancellation or termination, (iii) of any material dispute or disagreement between or among the parties to the Debt Commitment Letter or any other commitment letters, agreements or documents (including any definitive agreements) related to the Debt Financing with respect to the obligation to fund any of the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (iv) if for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by any Debt Commitment Letter or any other commitment letters, agreements or documents (including any definitive agreements) related to the Debt Financing in any manner which impairs, delays or prevents the consummation of the Contemplated Transactions. As soon as reasonably practicable, but in any event within two (2) Business Days after the date the Seller Representative delivers Parent a written request, Parent shall provide any information reasonably requested by the Seller Representative relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. In addition, Parent shall, upon the Seller Representative’s request, keep the Seller Representative reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to finalize the Debt Financing.

(d)                Parent shall indemnify and hold harmless the Company and the other Seller Related Parties from and against all losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any of them in connection with the obligations under Section 5.8(f), except to the extent that any such losses, damages, costs or expenses result from the gross negligence, bad faith or willful misconduct of the Seller Related Parties or any of their respective directors, managers, officers, employees agents or representatives. Parent shall promptly, upon request by the Seller Representative, reimburse the Company and any other Seller Related Party for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Person in connection with the cooperation contemplated by Section 5.8(f).

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(e)                Parent acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Debt Commitment Letter or any other Transaction Document, in no event shall the availability or obtaining of all or any portion of the Debt Financing or any other financing to or by Parent or any of its Affiliates or any other Person be a condition to any of Parent’s obligations under this Agreement, and Parent shall consummate the Contemplated Transactions irrespective and independently of the availability or obtaining of all or any portion of the Debt Financing or any other financing by any Person.

(f)                 From the Agreement Date through the earlier of the Closing or the termination of this Agreement, the Company shall, shall cause its Subsidiaries to and shall use its commercially reasonable efforts to cause the directors, managers, officers, employees, agents and representatives of the Company and its Subsidiaries to, reasonably cooperate with Parent, at Parent’s sole cost and expense, in connection with obtaining the Debt Financing, which cooperation, to the extent requested in writing by Parent, shall include using commercially reasonable efforts (provided, in each case, such cooperation does not unreasonably interfere with the ongoing operations of the Company) to:

(i)                 deliver to Parent and the Debt Financing Sources monthly and quarterly unaudited, and annual audited, financial statements and such other information specifically required under the Debt Commitment Letter as Parent or the Debt Financing Sources may reasonably request (the “Required Financial Information”);

(ii)               promptly supplement, update or correct any previously provided Required Financial Information in the event that the Company or its representatives determine that any such Required Financial Information was untrue, incorrect or incomplete in any material respect when it was provided to Parent or the Debt Financing Sources;

(iii)             furnish to Parent and the Debt Financing Sources other information regarding the Acquired Companies and their business reasonably requested by Parent (and supplements and updates thereto as reasonably requested by Parent) and which customarily is provided by a borrower and included in Marketing Material, including due diligence information reasonably requested by Parent in connection with preparation of Marketing Material;

(iv)              cause Employees with appropriate seniority, knowledge or experience to provide reasonable and customary cooperation in, and reasonable assistance with, the preparation of Marketing Material;

(v)                cause such Employees to participate, in a reasonable and customary fashion during normal business hours and with reasonable prior written notice, in a reasonable number of due diligence sessions, drafting sessions, ratings agencies meetings, bank meetings, lender presentations and other meetings with prospective lenders and investors (including customary one-on-one meetings), including direct contact between such Employees, on the one hand, and the Debt Financing Sources, on the other hand;

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(vi)              cause such Employees to participate, in a reasonably and customary fashion, in the preparation and negotiation of definitive documentation for the Debt Financing, including customary exhibits, annexes and schedules thereto and related customary certificates (including perfection certificates and insurance certificates), and to execute and deliver the definitive documentation required by the Debt Financing Sources in connection with the consummation of the Debt Financing at (but not prior to) the Closing; provided, that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its Subsidiaries or any of their respective officers or employees involved prior to the occurrence of the Closing;

(vii)            facilitate (A) the grant of Liens in favor of the applicable agent for the Debt Financing on substantially all of the assets of the Acquired Companies to secure the Debt Financing, including physical delivery to or for the order of Parent or the Debt Financing Sources of all possessory collateral (such as equity certificates and promissory notes) and (B) the release of existing Liens (if any) on any assets of the Acquired Companies as required under the Debt Financing, in each case, at (but not prior to) the Closing, including delivery of the Payoff Letters in accordance with Section 1.6(c) and any other customary termination documentation or instruments; provided, that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its Subsidiaries or any of their respective officers or employees involved prior to the occurrence of the Closing; and

(viii)          furnish to Parent promptly, and in any event at least five (5) Business Days prior to the Closing Date (if requested at least 10 Business Days prior to the Closing Date), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 (and beneficial ownership regulations), or reasonably requested by the Debt Financing sources in connection therewith.

Notwithstanding anything herein to the contrary, (1) it is understood and agreed by the Parties that the obligations of the Company and each other Seller Related Party to assist with obtaining the Debt Financing shall be governed solely by this Section 5.8(f), and (2) (i) none of the Company, its Subsidiaries, any of their respective Affiliates or any of the directors, managers, officers, employees or agents of any of the foregoing shall be required to pay any commitment or other similar fee, to incur any other liability that is not contingent upon the Closing or to enter into any contract in connection with the Debt Financing effective prior to the Closing that is not conditioned on the Closing, (ii) none of the Company, its Subsidiaries, any of their respective Affiliates or any of the directors, officers, employees or agents of any of the foregoing shall be required to take any action that could reasonably be expected to give rise to personal liability to any director, manager, officer, shareholder, member, employee or agent of the foregoing, (iii) none of the Company, its Subsidiaries, any of their respective Affiliates or any of the directors, officers, employees or agents of any of the foregoing shall be required to incur any actual or potential liability prior to Closing or provide any indemnity in connection with the Debt Financing prior to Closing, in each case that is not conditioned upon the Closing, (iv) nothing in this Section 5.8(f) shall require the directors, managers or similar governing body of any member of the Company or the Subsidiaries, prior to the Closing, to adopt resolutions approving or otherwise approve the contracts pursuant to which the Debt Financing is made, (v) none of the Company, the Subsidiaries, or any of their respective Affiliates shall be required to take any action that would conflict with or violate the Company’s, any of its Subsidiaries’ or their Affiliates’ Governing Documents or applicable Law, (vi) none of the Company, its Subsidiaries or any of their respective Affiliates shall be required to provide access to or disclose information that the Company determines in good faith would jeopardize any attorney-client privilege of the Company, the Subsidiaries, or any of their respective Affiliates or which is restricted or prohibited under applicable Law; (vii) none of the Company, its Subsidiaries or any of their respective Affiliates shall be required to prepare pro forma financial statements or separate financial statements or financial information for the Company, its Subsidiaries or any of their respective Affiliates.

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(g)                Each of the Company (on behalf of itself and its Subsidiaries), the Sellers and the Seller Representative hereby expressly authorize the use of the Required Financial Information and other information and data to be provided to Parent and the Debt Financing Sources pursuant to this Section 5.8(f) in connection with the Debt Financing, and none of the Company (on behalf of itself and its Subsidiaries), the Sellers or the Seller Representative is aware of any limitation on the use of the Required Financial Information as contemplated by this Agreement. Each of the Company (on behalf of itself and its Subsidiaries), the Sellers and the Seller Representative shall promptly provide Parent with, or consent to the use by Parent of, electronic versions of the trademarks, service marks and corporate logos of each of the Acquired Companies for use in the Marketing Material, and the Company (on behalf of itself and its Subsidiaries) hereby consents to the use of its logos in connection with the Debt Financing.

5.9               NTIA Grant. The Company will use commercially reasonable efforts to finalize the NTIA Grant 2023 on substantially the terms and conditions set forth in the NTIA Grant 2023, and to implement the grant funding contemplated in the NTIA Grant 2023 in accordance with its terms; provided, that, other than the NTIA Grant LOC, the Company shall not enter into any Contracts relating to the NTIA Grant 2023 without the prior written approval of Parent, not to be unreasonably withheld, conditioned or delayed; and provided, further, that the Company shall be entitled at any time to terminate or otherwise cancel the NTIA Grant 2023 without any need for approval by Parent (and, if the Company takes or elects to take such action, it will promptly inform Parent that such action has been or will be taken).

5.10           Interim Period CapX Plan; Interim Period Capital Contributions.

(a)                During the Interim Period, the Parties agree that the Company shall be permitted to enter into Contracts with the Sellers (and only with the Sellers) providing for Interim Period Capital Contributions in exchange for Preferred Units, subject to the following:

(i)                 the terms and conditions of such Interim Period Capital Contributions (and related Contracts) shall (i) not require any consent, approval or notice in order to consummate the Closing and the Contemplated Transactions or otherwise would, or would reasonably be likely to, materially delay or impair the Closing or the Closing Date, (ii) permit prepayment at the Closing without any penalty or additional cost to be incurred by Parent or any Acquired Company except as expressly set forth in this Agreement, and (iii) upon prepayment, not result in any further liability or obligation of any Acquired Company with each such Acquired Company being fully released of all liabilities of any kind;

(ii)               the Reimbursable Amount and the Preferred Return with respect thereto shall not exceed $65,000,000 (provided, for the avoidance of doubt, that, notwithstanding any provision herein to the contrary, the Sellers shall not be required to make Interim Period Capital Contributions in the event that the Reimbursable Amount (along with the Preferred Return with respect thereto) would exceed such amount);

(iii)             the Interim Period Capital Contributions shall be consistent with the Interim Period CapX Plan (including with respect to milestones and timing) in all material respects; provided, that the Parties shall consider in good faith any changes to the Interim Period CapX Plan that any Party may propose in response to circumstances or developments related to the business of the Acquired Companies arising during the Interim Period; and

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(iv)              prior to entering into or accepting any Interim Period Capital Contribution, the Company shall provide Parent with five (5) Business Days’ notice, together with the execution forms of any related Contract.

(b)                Subject to the provisions of Section 5.10(a), without the prior written approval of Parent, the Company shall not permit any additional Interim Period Capital Contribution during the Interim Period if the amount to be incurred is not reasonably required (as determined by the Company in good faith) to fund the Interim Period CapX Plan or other operations of the Acquired Companies (including, for the avoidance of doubt, any required repayment of Indebtedness) prior to the earlier of (X) the then-expected Closing Date or (Y) the End Date.

(c)                The Sellers shall use commercially reasonable efforts to timely make the Interim Period Capital Contributions contemplated by the Interim Period CapX Plan, and all such Interim Period Capital Contributions shall be made in compliance with the provisions of this Section 5.10. For the avoidance of doubt, Parent acknowledges and agrees that that the Closing shall not be conditioned upon such Interim Period Capital Contributions being made.

(d)                Notwithstanding anything to the contrary in the Company’s organizational documents, each Seller hereby (i) agrees that the Interim Period Capital Contributions contemplated by the Interim Period CapX Plan shall be permitted in the amounts set forth therein, (ii) authorizes and approves, in its capacity as a member of the Company, such Interim Period Capital Contributions, and agrees to take, or cause the Company to take, any action necessary to permit such Interim Period Capital Contributions and (iii) waives any provision of the Company’s organizational documents that otherwise would prevent any Seller from making any Interim Period Capital Contribution contemplated by the Interim Period CapX Plan.

(e)                For the avoidance of doubt, each Seller acknowledges and agrees that, except for the Preferred Unit Merger Consideration plus each Seller’s applicable portion of the Aggregate Preferred Adjustment Consideration as determined pursuant to Section 1.6(b) (if any), no Seller shall be entitled to receive from Parent, the Company or any other Person any consideration or reimbursement with respect to any Interim Period Capital Contribution.

5.11           Disposable Inventory.

(a)                Notwithstanding any provision herein or elsewhere to the contrary, prior to the Closing Date, the Company shall (a) distribute or otherwise transfer to an Affiliate, one or more of the Sellers and/or any of their respective Affiliates, or use for the repayment of Indebtedness outstanding under the Existing Credit Facilities or otherwise, or use for any other purpose, any proceeds of any sales or other dispositions of any Disposable Inventory and/or (b) distribute or otherwise transfer to any Person title to all or any Disposable Inventory (including but not limited to a distribution or transfer achieved via the establishment of an entity(ies) (including a new subsidiary of the Company or any other Acquired Company) to which all or any of the Disposable Inventory may be transferred or contributed (and the ownership interests of which entity(ies) may be dividended or otherwise distributed to one or more of the Sellers and/or any of their respective Affiliates).

(b)                The Company shall use commercially reasonable efforts to give Parent at least three (3) Business Days notice before selling or otherwise disposing of any Disposable Inventory to a third party, which notice shall include a list of the Disposable Inventory being sold or otherwise disposed of, and in any case the Company shall provide Parent with an updated version of Exhibit D reflecting any such sales or other dispositions promptly thereafter.

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(c)                In the event that any of the Disposable Inventory has not been sold or otherwise disposed of prior to the Closing Date, Parent shall permit the owner of such Disposable Inventory (provided that such owner is a Seller or one of its Affiliates) to rent, on commercially reasonable terms, space in the applicable Acquired Company’s facilities to store such Disposable Inventory for up to three (3) months following the Closing Date, and such owner shall cause such Disposable Inventory to be removed from such facilities within three (3) months following the Closing Date. Neither Parent nor any Acquired Company shall have any liability to any owner of Disposable Inventory for any matter relating to any Disposable Inventory following the Closing, except to the extent that such liability results from the gross negligence, bad faith or willful misconduct of Parent or an Acquired Company.

5.12           Financial Statements and Operating Reports.

(a)                During the Interim Period, the Company shall prepare its financial statements in the ordinary course of business, including preparation for an audit of its annual financial statements, and shall use commercially reasonable efforts to deliver to Parent (a) within 15 days after the end of each month, an operational report, consistent with the monthly reports provided to the Company’s board of directors, members and lenders, monthly unaudited financial statements and the other information set forth on Schedule 5.12(a), (b) within 30 days after the end of each fiscal quarter (other than the end of the quarter ending December 31), quarterly unaudited financial statements, and (c) within 120 days after the quarter ending December 31, annual audited financial statements.

(b)                Without limiting the generality of the foregoing, in the event that the Closing is not reasonably expected to occur on or before May 1, 2024, the Company shall, if requested by Parent, promptly engage independent auditors to provide, by July 15, 2024, reviewed financial statements for the three-month periods ending March 31, 2024, and March 31, 2023, in accordance with American Institute of Certified Public Accountants standards; provided, that all fees and expenses of any independent auditor engaged by the Company under this Section 5.12(b) shall be borne 100% by Parent.

5.13           Parent Board Vacancy. During the Interim Period, Parent shall not fill the current vacancy on the Parent board of directors in the director class expiring in 2025.

Article VI
Additional Covenants

6.1               Employees and Employee Benefits. From and after the Closing Date, Parent agrees, and will cause the Acquired Companies, to carry out the following:

(a)                Parent shall, for the period beginning on the Closing Date and ending on December 31, 2024 (the “Post-Closing Benefit Period”), cause each Employee who remains employed by Parent or an Acquired Company during the Post-Closing Benefit Period to receive a base salary or base wage level (including commissions) and bonus opportunity (excluding, for the avoidance of doubt, any transaction bonus), to the extent applicable, at least as favorable in the aggregate to the Employee as in effect immediately before the Closing Date; provided, that this Section 6.1(a) shall not be deemed to be a guarantee of employment to any Employee or to impose any obligation on Parent or any of the Acquired Companies to continue the employment of any Person.

(b)                Parent will ensure that during the Post-Closing Benefit Period, the Employee Benefit Plans available for Employees will provide benefits that, in the aggregate, are at least as favorable as the benefits provided under the Company’s Employee Benefit Plans (excluding any defined benefit pension plans) prior to the Closing Date. To the extent Employees become covered under Employee Benefit Plans maintained by the Parent Related Parties, Parent will use commercially reasonable efforts to provide that those plans will (i) provide Employees with credit for their service with the Company prior to the Closing Date, to the same extent (or better) that such service would have been credited under the Company’s Employee Benefit Plans for all purposes (including for purposes of vesting credit, eligibility to participate and receive benefits and benefit accrual, but excluding for purposes of benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, or to the extent it would result in duplication of benefits), (ii) cause Employees to be eligible immediately to commence participation in such plans without regard to any eligibility period, waiting period, elimination period, evidence of insurability requirements and cause any pre-existing condition limitations to be waived, and (iii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, the Employees with respect to the Company’s Employee Benefit Plans prior to the Closing Date. For purposes of this Section 6.1, reference to Employees and their rights under Employee Benefit Plans will extend to and include the Employees’ respective dependents and other beneficiaries of such Employee Benefit Plans to the extent applicable.

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(c)                With respect to the 2023 calendar year, the Acquired Companies shall pay to non-executive Employees commission, incentive or other bonus compensation that is substantially consistent in the aggregate with the amounts paid with respect to such Employees for calendar year 2022; provided, that the Acquired Companies shall be permitted to make exceptions for individual Employees in their reasonable discretion. The Acquired Companies shall make such payments prior to the Closing Date.

(d)                With respect to the portion of the 2024 calendar year ending on the Closing Date, the Acquired Companies shall make accruals in the ordinary course of business for potential payments of commissions, incentives or other bonuses to Employees under each Employee Benefit Plan, subject to proration based on the number of days which have elapsed between January 1, 2024, and the Closing Date.

(e)                With respect to the 2024 calendar year, Parent shall pay or cause to be paid to each applicable Employee any commission, incentive or other bonuses owed to such Employees under each Employee Benefit Plan (if any), the amount of which will be determined by Parent in accordance with the terms of the applicable Employee Benefit Plan (the “2024 Bonus Payments”). Parent shall make or cause to be made the 2024 Post-Closing Bonus Payments to the applicable Employees in the ordinary course of business, subject to the continued employment in good standing of each Employee through the date of payment and all other policies and procedures of Parent.

(f)                 Subject to compliance with applicable Law, during the Post-Closing Benefit Period, or if shorter, the duration of such Employee’s employment with the Parent Related Parties after the Closing, Parent will honor, or will cause to be honored, all accrued but unused vacation time, sick leave and personal time of the Employees as of the Closing in accordance with the terms of the applicable program or policy in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation earned and accrued under the applicable vacation plans or policies of the Parent Related Parties for services on or following the Closing). Subject to compliance with applicable Law and the terms of any applicable Contract, any accrued but unused vacation time, sick leave and personal time which remains unused following the expiration of the Post-Closing Benefit Period will immediately expire without any payment.

(g)                Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.1, express or implied, shall (i) be interpreted to confer upon any Person (including any current or former employee or any beneficiary thereof) any rights, benefits or remedies as third-party beneficiaries, including any rights of continued employment or service, any rights to a particular term of employment or service or any rights to any particular compensation or benefits of any nature or kind; or (ii) be treated as an amendment to, or prevent the termination of, any Benefit Plan or any other Employee Benefit Plan, program or arrangement of the Acquired Companies, Parent or any of their respective Affiliates.

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(h)                During the Interim Period, before making any announcements or communications to the Employees regarding this Agreement or the Contemplated Transactions, the Company will obtain Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) as to the content and timing of any such announcements or communications.

6.2               Tax Matters.

(a)                The Seller Representative will prepare or cause to be prepared all Tax Returns that any Acquired Company is required to file on or prior to the Closing Date for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”), and each Acquired Company shall be responsible for and shall timely pay (prior to the Closing) all Taxes that are due and payable with respect to any Pre-Closing Tax Period by such Acquired Company (including those shown on Tax Returns for a Pre-Closing Tax Period). Such Tax Returns will be prepared on a basis consistent with past practice except to the extent otherwise required by any Law. Parent will prepare or cause to be prepared all other Tax Returns of the Acquired Companies, including Tax Returns for all periods ending after the Closing Date (“Post-Closing Tax Periods”) and all Straddle Periods (defined below). Parent shall provide Seller Representative with drafts of Tax Returns for Pre-Closing Tax Periods due after the Closing Date and Straddle Periods at least 30 days prior to the filing thereof and shall incorporate into such Tax Returns the reasonable written comments of Seller Representative provided at least 15 days prior to the due date for filing such Tax Returns.

(b)                In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, property or payroll of an Acquired Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of an Acquired Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(c)                Each Party will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to Section 6.2(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include (i) the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

(d)                Notwithstanding anything to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes (“Transfer Taxes”) incurred in connection with completion of the Contemplated Transactions will be borne fifty percent (50%) by Sellers and fifty percent (50%) by Parent. Fifty percent (50%) of the amount of any Transfer Tax, representing the portion borne by Sellers, will be included as a Transaction Expense. The Party required to do so by applicable Law shall pay each Transfer Tax to the appropriate Tax Authority and file all necessary Tax Returns and other documentation with respect to such Transfer Tax, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation in connection with such Transfer Tax. Each Party agrees to cooperate with the other Parties in the payment of any Transfer Tax and the filing of any corresponding Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to pay such Transfer Tax and complete any such Tax Returns.

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(e)                The Sellers shall cause all Tax-sharing agreements, Tax allocation agreements, Tax indemnity agreements or similar agreements with respect to or involving an Acquired Company to be terminated as of the Closing Date and shall ensure that, after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

6.3               Directors’ & Officers’ Insurance and Indemnification.

(a)                For six years after the Closing Date, Parent will ensure that the Governing Documents of the Company contain provisions no less favorable with respect to the elimination of liability of directors and officers, and the indemnification of (and advancement of expenses to) directors and officers, as are set forth in the Governing Documents of the Company as in effect immediately prior to the Agreement Date.

(b)                Without limiting Section 6.3(a), from and after the Closing Date, to the fullest extent permitted by Law, Parent will ensure that the Company indemnifies and defends each Person who is now or has been at any time a director or officer of the Acquired Companies (collectively, the “Company Indemnified Parties”), and holds each of the Company Indemnified Parties harmless, from and against all Damages in connection with any claim, based in whole or in part on or arising in whole or in part out of the fact that the Company Indemnified Party (or the Person controlled by the Company Indemnified Party) is or was a director or officer of the Company and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, in each case to the fullest extent permitted by Law.

(c)                For six years after the Closing Date, Parent will, or will cause the Company to, maintain directors’ and officers’ insurance and indemnification policies that provide coverage in the same amounts and on terms no less advantageous than the Company provided to directors and officers as of immediately prior to the Agreement Date and extended reporting (i.e., run-off or tail) endorsements that provide directors’ and officers’, employment practices and fiduciary coverage, providing coverage for all such directors or officers with respect to events occurring prior to the Closing Date (with the same coverage, limits and deductibles as the corresponding insurance policies in effect as of immediately prior to the Agreement Date, unless otherwise agreed by the Seller Representative), without any gaps in coverage.

(d)                This Section 6.3 is intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and each Company Indemnified Party’s heirs, representatives and successors.

6.4               Access to Records after Closing.

(a)                The Seller Representative shall have the right for a period of six years following the Closing Date to have reasonable access, during regular business hours and upon reasonable advance written notice, to the books and records regarding the Acquired Companies and needed by the Seller Representative for the purpose of determining any matter relating to its rights and obligations (or those of the Sellers) hereunder, or for the purpose of (i) compliance with reporting, disclosure, filing or other similar requirements applicable to the Seller Representative or the Sellers (including under applicable securities laws) with any Government Agency or securities exchange having jurisdiction over the Seller Representative or the Sellers; (ii) for use in any other judicial, regulatory, administrative or other Action (other than any Action against or involving Parent or its Affiliates; provided, that this proviso shall not in any way limit or preclude discovery or any other documentary request or demand in any such Action); (iii) for use in connection with any Tax, audit, accounting, financial reporting, regulatory, compliance, claims, internal investigation or other similar requirements or proceedings; or (iv) to comply with its obligations under this Agreement or any Transaction Document; provided, however, that (A) Parent shall not be obligated to provide the Seller Representative with any information where such access or disclosure would violate any Law, fiduciary duty or term of any Contract or prohibit the ability of Parent or any of its Affiliates to assert attorney-client, attorney work product or other similar privilege and (B) Parent may redact from any information provided such portion of that information to the extent it exclusively regards Parent or its Affiliates and is not otherwise not related to the Acquired Companies; provided, further, in the case of the foregoing clause (A), that Parent shall, and shall cause its Affiliates to, reasonably cooperate to enable the Seller Representative to enter into appropriate confidentiality, joint defense or similar documents or agreements so that the Seller Representative may obtain access to such information. Parent shall be entitled to recover from the Seller Representative its reasonable, documented, out-of-pocket costs (including copying costs) incurred in connection with its provision of such access. All such information and access shall be subject to the terms and conditions of a non-disclosure agreement to be mutually acceptable to Parent and the Seller Representative, and no such information shall be required to be provided by Parent until such non-disclosure agreement has been duly executed and delivered by each of Parent and the Seller Representative.

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(b)                Any information that is provided to the Seller Representative pursuant to this Section 6.5 shall be deemed to remain the property of the providing party. Nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)                Parent shall not have any liability to the Seller Representative or any other Person in the event that any information provided pursuant to this Section 6.4 is found to be inaccurate. Parent shall not have any liability to the Seller Representative or any other Person if any information is destroyed or lost after reasonable commercial efforts by Parent to comply with the provisions of this Section 6.4.

6.5               Public Disclosure.

(a)                The Parties have agreed upon the form of the press release each Party will issue following the execution of this Agreement. From the Agreement Date until the Closing Date, no Party or their respective Affiliates or representatives will issue any public statement or communication regarding the subject matter of this Agreement or the Contemplated Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Company (or after the Closing, the Seller Representative) and Parent, which consent will not be unreasonably conditioned, withheld or delayed; provided, however, that the Parties may (i) make public statements and disclose information to the extent required by applicable Law, including any securities Laws, SEC rules or regulations or applicable stock exchange rules or requirements, and (ii) make public statements and disclose information in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

(b)                In connection with the Closing, (i) Parent and the Seller Representative will mutually agree on a public statement(s) or press release(s) about the Contemplated Transactions and thereafter will be permitted to respond to press inquiries consistent with the information set forth in the public statement(s) or press release(s) and to make public statements and disclose information to the extent required by applicable Law, including any securities Laws or applicable stock exchange rules or requirements and (ii) the Seller Representative will cause the Company and the Sellers to use commercially reasonable efforts to provide as soon as reasonably practicable any information reasonably requested by Parent prior to the Closing to enable Parent to prepare and file all reports required to be filed by Parent pursuant to the Exchange Act and any other applicable securities Laws, and the rules and regulations of NASDAQ, as a result of the Closing.

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(c)                From and after the Closing, the Sellers and the Seller Representative shall, and shall cause their respective Affiliates and representatives to, treat as confidential and not disclose or use, directly or indirectly, any and all non-public, confidential or proprietary information, trade secrets, knowledge or data about the Acquired Companies or Parent or its or their respective Affiliates (collectively, the “Confidential Information”), except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure thereof by the Sellers, the Seller Representative or their respective representatives or (ii) is or becomes available to the Seller, the Seller Representative or their respective representatives from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If, after the Closing, any Seller or the Seller Representative is legally required to disclose any Confidential Information, it shall, (A) notify Parent as soon as reasonably practicable to permit Parent to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Parent, at its sole cost and expense, in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order, a Seller or the Seller Representative is compelled as a matter of Law to disclose Confidential Information to a third party, it may disclose to the third-party compelling disclosure only the portion of such Confidential Information as is required by Law to be disclosed.

(d)                From and after the Closing, Parent shall, and shall cause its respective Affiliates and representatives to, treat as confidential and not disclose or use, directly or indirectly, any and all non-public, confidential or proprietary information, trade secrets, knowledge or data about the Sellers or their respective Affiliates, which, for the avoidance of doubt, shall not include Parent or any Acquired Company (collectively, the “Seller Confidential Information”), except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure thereof by Parent or its representatives or (ii) is or becomes available to Parent or its representatives from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If, after the Closing, Parent is legally required to disclose any Seller Confidential Information, it shall, (A) notify the Seller Representative as soon as reasonably practicable to permit the Seller Representative to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by the Seller Representative, at its sole cost and expense, in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Seller Confidential Information. If, in the absence of a protective order, Parent is compelled as a matter of Law to disclose Seller Confidential Information to a third party, it may disclose to the third-party compelling disclosure only the portion of such Seller Confidential Information as is required by Law to be disclosed.

(e)                Notwithstanding the foregoing, nothing in this Section 6.5 shall limit any disclosure by any Seller or its Affiliates or successors or permitted assigns, in its non-publicly distributed marketing materials and in any non-public update or communication to its limited partners, investors or prospective investors, financing sources, accountants, consultants and others (so long as such disclosure has a valid business purpose and the recipients are bound by customary confidentiality provisions).

6.6               Lead-Sheathed Cables. The Acquired Companies shall use commercially reasonable efforts to remove and properly dispose of (and, if applicable, replace) all Lead-Sheathed Cable prior to the Closing; provided, for the avoidance of doubt, that Parent acknowledges and agrees that that the Closing shall not be conditioned upon the completion of the removal and disposal (and, if applicable, replacement) of the Lead-Sheathed Cable.

6.7               No Control of the Acquired Companies’ Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Sellers’ or any of the Acquired Companies’ operations prior to the Closing. Prior to the Closing, the Sellers and each of the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

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6.8               Further Assurances. Following the Closing, each of the Parties will use commercially reasonable efforts to execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

Article VII

Conditions

7.1               Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)                The Required Regulatory Approvals will have been obtained and will be in full force and effect in each case, without the imposition, individually or in the aggregate, of a Burdensome Condition.

(b)                No provision of applicable Law and no Order will prohibit the consummation of the Contemplated Transactions, and no Action challenging this Agreement or the Contemplated Transactions or seeking to restrain, enjoin, prohibit or obtain material damages or other material relief in connection with this Agreement or the consummation of the Contemplated Transactions shall be pending.

7.2               Conditions to Obligations of Parent. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)                The representations and warranties of the Sellers or the Company, as applicable, contained in Section 2.1 (Organization of Seller), Section 2.2 (Authority and Enforceability), Section 2.3 (Title to Company Units), Section 2.4(a)(i) (Consents and Approvals), Section 2.7 (Investment Representations), Section 2.9 (Broker and Finder Fees), Section 3.1 (Organization of the Acquired Companies), Section 3.2 (Authority and Enforceability), Section 3.3(a)(i) (Consents and Approvals), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries and Other Business Interests), Section 3.30 (Seller Written Consent) and Section 3.31 (Broker and Finder Fees) (collectively, the “Seller Fundamental Representations”) will, in each case, be true and correct in all respects as of the Closing with the same effect as though made as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such date). The representations and warranties of the Sellers in Article II and the representations and warranties of the Company in Article III, in each case, other than the Seller Fundamental Representations, without giving effect to any qualifications or exceptions as to materiality or Material Adverse Change set forth therein, will be true and correct as of the Closing Date with the same effect as though made as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such date), except where such failures to be so true and correct do not constitute, and are not reasonably expected to constitute, a Material Adverse Change of the Company.

(b)                The Sellers and the Company will have performed in all material respects all of their respective obligations and covenants under this Agreement required to be performed by them on or prior to the Closing Date.

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(c)                The Acquired Companies will not have experienced a Material Adverse Change since the date of this Agreement.

(d)                The Company and the Sellers will have delivered, or caused to be delivered, all agreements, instruments and documents required to be delivered pursuant to Section 1.7(b) and Section 1.7(c).

7.3               Conditions to Obligations of the Sellers and the Company. The obligations of the Company to effect the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)                The representations and warranties of Parent in Sections 4.1 (Organization), 4.2 (Authority and Enforceability), 4.3 (Consents and Approvals) and 4.4 (Broker and Finder Fees) (collectively, the “Parent Fundamental Representations”) will be true and correct as of the Closing with the same effect as though made as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such date). The representations and warranties of Parent in Article IV, other than the Parent Fundamental Representations, will be true and correct in all material respects as of the Closing Date with the same effect as though made as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties will be true and correct as of such date).

(b)                Parent will have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date.

(c)                Parent shall not be subject to any current, pending or threatened takeover, take private, or other merger and/or acquisition transaction of Parent that is reasonably likely to be consummated.

(d)                The Parent Stock shall be registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ.

(e)                Parent will have delivered, or caused to be delivered, all agreements, instruments and documents required to be delivered pursuant to Section 1.7(a).

Article VIII
Termination

8.1               Termination Events. By notice given prior to the Closing, this Agreement may be terminated as follows:

(a)                By mutual written consent of Parent and the Sellers holding not less than 75% of the Company Units.

(b)                By Parent or the Sellers holding not less than 75% of the Company Units:

(i)                 If any applicable Law makes consummation of the Contemplated Transactions illegal or otherwise prohibited.

(ii)               If consummation of the Contemplated Transactions would violate any non-appealable final Order of any court or Government Agency having competent jurisdiction; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

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(iii)             If the Closing has not occurred on or before May 1, 2024, or such later date as the Parties may agree in writing (the “End Date”), unless the terminating Party is in material breach of this Agreement and such material breach causes, or results in, the failure of the Closing to occur by the End Date; provided, that if on May 1, 2024, (A) all of the conditions to the Closing described in Article VII other than the receipt of one or more Required Regulatory Approvals contemplated in Section 7.1(a) and actions that by their nature are to be performed or waived at the Closing have been satisfied or (B) Parent has exercised its right to delay the Closing as provided in Section 1.14, then the “End Date” shall automatically be extended to and shall be deemed to be July 1, 2024.

(c)                By Parent if (i) any of the representations and warranties of the Sellers or the Company contained in this Agreement fail to be true, correct and complete, or any such representation or warranty shall have become untrue, incorrect or incomplete after the Agreement Date, in either case such that the condition set forth in Section 7.2(a) would not be satisfied or (ii) the Sellers or the Company have breached or failed to comply with any of their respective covenants or obligations under this Agreement to the extent required to be performed prior to the Closing such that the condition set forth in Section 7.2(b) (other than with respect to covenants to be performed on the Closing Date) would not be satisfied and such failure or breach with respect to any such representation, warranty, covenant or obligation cannot be cured or has not been cured by the earlier of 30 days after the giving of written notice to the Company and the Seller Representative of such failure or breach and the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Parent if there shall have been an inaccuracy in any representation or warranty made by Parent in this Agreement or Parent shall have failed to perform all of its covenants or obligations required to be performed under this Agreement to the extent required to be performed prior to the Closing, in either case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) (other than with respect to covenants to be performed on the Closing Date) would not be satisfied.

(d)                By the Sellers holding not less than 75% of the Company Units if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true, correct and complete, or any such representation or warranty shall have become untrue, incorrect or incomplete after the Agreement Date, in either case such that the condition set forth in Section 7.3(a) would not be satisfied, (ii) Parent has breached or failed to comply with any of its covenants or obligations under this Agreement to the extent required to be performed prior to the Closing such that the condition set forth in Section 7.3(b) (other than with respect to covenants to be performed on the Closing Date) would not be satisfied and such failure or breach with respect to any such representation, warranty, covenant or obligation cannot be cured or has not been cured by the earlier of 30 days after the giving of written notice to Parent of such failure or breach and the End Date or (iii) within five (5) Business Days after the Company delivers a notice to Parent irrevocably certifying that (A) all conditions to the Closing set forth in Section 7.1 and Section 7.3 have been satisfied or waived and (B) the Company and the Sellers are ready, willing and able to complete the Closing, Parent fails to complete the Closing on the basis that the Debt Financing or any other financing is not available; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Sellers if there shall have been an inaccuracy in any representation or warranty made by the Sellers or the Company in this Agreement or the Sellers or the Company shall have failed to perform all of their respective covenants or obligations required to be performed under this Agreement to the extent required to be performed prior to the Closing, in either case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) (other than with respect to covenants to be performed on the Closing Date) would not be satisfied.

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8.2               Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, such termination will be without liability of any Party (or any shareholder, member, director, manager, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that (i) each Party will be responsible to the extent that such termination results from the willful and material breach by such Party of its obligations contained in this Agreement and (ii) the provisions of Section 6.5, this Section 8.2 and Article X and all provisions of the Nondisclosure Agreement will remain in full force and effect and survive any termination of this Agreement.

Article IX

Survival; Indemnification; Investigation

9.1               No Survival; Exclusive Remedy. Other than in connection with Actual Fraud, none of the representations and warranties of any Party contained in this Agreement (including any certificate to be delivered pursuant to this Agreement), and none of the covenants of any Party required to be performed by such Party before the Closing shall survive the Closing, and thereafter none of the Parties or any of their respective Affiliates shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto. The provisions of this Section 9.1 will not, however, prevent or limit a cause of action under Section 10.13 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof or a cause of action under Section 9.2 with respect to the matters set forth therein. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied. The Parties agree that the R&W Insurance Policy shall be the sole and exclusive remedy in respect of any losses and damages incurred by Parent and its Affiliates, equity holders, directors, managers, officers, representatives, successors, and assigns arising out of inaccuracies or breaches of any representations and warranties set forth in this Agreement or any certificate or other Transaction Documents made, delivered or issued in connection with the Contemplated Transactions, other than (a) rights or remedies based on any claim for Actual Fraud, (b) any dispute under Section 1.8 (which shall be governed by the terms thereof) (c) the right to obtain specific performance or an injunction to enforce the other Party’s covenants or agreements contained herein in accordance with the terms hereof or (d) any Parent Indemnitee’s rights under Section 9.2. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to limit Parent’s rights under the R&W Insurance Policy.

9.2               Indemnification.

(a)                Subject to the other terms and conditions of this Section 9.2, from and after the Closing, the Sellers shall jointly and severally indemnify and defend each of Parent, Merger Sub I, Merger Sub II, the Ultimate Surviving Entity and their Affiliates and their respective directors, managers, officers, agents, employees, general partners, members, stockholders, advisors or representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, any of the Parent Indemnitees based upon, arising out of, as a result of or related to any of the matters set forth on Schedule 9.2(a).

(b)                To make a claim for indemnification under this Section 9.2, Parent shall give the Seller Representative written notice of such claim describing such claim (a “Claim Notice”) and the nature and amount of any Damages, to the extent that the nature and amount thereof are determinable at such time, promptly after a Parent Indemnitee receives any written notice of any Action against or involving the Parent Indemnitee; provided, that the failure to notify or delay in notifying the Seller Representative will not relieve the Sellers of their obligations pursuant to Section 9.2(a), except to the extent the Sellers are actually prejudiced as a result of such failure or delay. Any Claim Notice must be delivered on or prior to the first (1st) anniversary of the Closing Date.

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(c)                If the Seller Representative disputes the amount of, or the Sellers’ liability with respect to, a Claim Notice, the Seller Representative shall notify Parent in writing within 30 days of receipt of a Claim Notice (an “Objection Notice”). If the Seller Representative timely delivers an Objection Notice, then the Parties shall attempt in good faith for a period of up to 45 days to agree upon the rights of the respective Parties with respect to the claim. If the Parties do not reach an agreement by the conclusion of such 45-day period, then either Party may bring suit to resolve the Parties’ respective rights with respect to such claim. If the Seller Representative does not timely deliver an Objection Notice, then the Sellers shall be deemed to have accepted responsibility for the claims set forth in the Claim Notice, and Parent and the Seller Representative shall deliver joint written instructions to the Escrow Agent to disburse the amount set forth in the Claim Notice (and, if the amount of Damages was not determinable at the time of the initial Claim Notice, such amount of Damages as is indemnifiable under this Section 9.2 when such amount is determinable) to Parent from the Indemnification Escrow Amount.

(d)                Neither the Seller Representative nor the Sellers shall have any right to control or assume the defense of any Action relating to a Claim Notice, and the Parent Indemnitee may settle any such Action in its sole discretion (subject to good faith consultation with the Seller Representative prior to entering into any such settlement; provided, that no settlement requiring any Seller or its Affiliates to take or refrain from taking any action or be subject to any prior approval restriction or any other restriction on its business or activities may be entered into without the prior written consent of such Seller, which may be withheld in its sole discretion).

(e)                After any final decision, judgment or award shall have been rendered by a Government Agency of competent jurisdiction, or a settlement shall have been agreed, or Parent and the Seller Representative shall have arrived at a mutually binding agreement with respect to a claim for indemnification, Parent and the Seller Representative shall deliver joint written instructions to the Escrow Agent to disburse such amount to Parent from the Indemnification Escrow Amount.

(f)                 From and after the Closing, the Sellers and their Affiliates shall not seek, or have any right to seek, indemnification, subrogation or contribution from any Parent Indemnitee with respect to any action, suit, proceeding, complaint, claim or demand brought by any Parent Indemnitee (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement for any amount for which the Sellers are otherwise expressly responsible pursuant to this Agreement, applicable Law or otherwise) or any payment for indemnifiable Damages by any Seller hereunder.

(g)                Parent acknowledges and agrees that indemnification pursuant to this Section 9.2, the amount of which shall in no event exceed the Indemnification Escrow Amount, shall be the sole and exclusive remedy of the Parent Indemnitees for any and all Damages from and after the Closing in connection with the matters set forth on Schedule 9.2(a), other than (i) rights or remedies based on any claim for Actual Fraud or (ii) any dispute under Section 1.8 (which shall be governed by the terms thereof).

(h)                Within five (5) Business Days following the first (1st) anniversary of the Closing Date, Parent and the Seller Representative shall deliver a joint written instruction to the Escrow Agent to promptly release to the Seller Representative, for further distribution to the Sellers in accordance with the Closing Allocation Schedule, any remaining cash balance of the Indemnification Escrow Amount, less any amounts subject to an unresolved Claim Notice delivered prior to such date. Upon the final determination of any such unresolved Claim Notice, Parent and the Seller Representative shall deliver a joint written instruction to the Escrow Agent to promptly release any remaining balance of the Indemnification Escrow Amount to, as applicable, Parent or the Seller Representative, for further distribution to the Sellers in accordance with the Closing Allocation Schedule.

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(i)                 All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

9.3               Investigation; No Other Representations or Warranties.

(a)                Parent, on its own behalf and on behalf of the other Parent Related Parties, acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the Contemplated Transactions, Parent has conducted an independent review, investigation and analysis (financial, tax, legal, operational and otherwise) of the Acquired Companies and their respective businesses. Parent, on its own behalf and on behalf of the other Parent Related Parties, further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the representations and warranties expressly made by the Sellers in Article II and the Company in Article III (in each case, as qualified or modified by the Schedules), none of the Seller Related Parties or any other Person has made, is making or will make, or will have any liability with respect to, and the Parent Related Parties have not relied, are not relying and will not rely on, and will not have any remedy, recourse or entitlement whatsoever with respect to, any representation or warranty, express or implied, at law or in equity, including with respect to (a) any Seller or any Acquired Company, (b) the Company Units or any other Equity Securities of the Acquired Companies, (c) the structure, acquisitions, dispositions, businesses, assets, liabilities, operations, prospects, condition (financial or otherwise), Employees, service providers, customers or suppliers of the Acquired Companies, (d) the Contemplated Transactions, (e) the accuracy or completeness of any information regarding any of the foregoing, including any information contained in any confidential information memorandum, management presentation, quality of earnings report, market study or other due diligence report or memorandum, any projections or budgets or any other information, document or material made available to any Parent Related Party in any “data room” or online “data site,” during any management presentation or in any other form or manner or (f) any other matter whatsoever. Without limiting the generality of the foregoing, Parent, on its own behalf and on behalf of the other Parent Related Parties, further acknowledges and agrees that, (i) with respect to any estimate, projection, forecast or other forward looking statement delivered or made available to any Parent Related Party, (A) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (B) the Parent Related Parties are aware that actual results may differ materially, (C) no Person shall have any claim against any Seller Related Party or any other Person with respect to any such estimate, projection, forecast or forward looking statement and (ii) none of the Seller Related Parties or any other Person has made, is making or will make, or will have any liability with respect to, any representations or warranties regarding the probable success or profitability of the Acquired Companies or their respective businesses.

(b)                Each Seller and the Company, on their own behalf and on behalf of their respective Affiliates, acknowledges and agrees that, in connection with its decision to enter into this Agreement and consummate the Contemplated Transactions, such Seller and the Company have conducted an independent review, investigation and analysis (financial, tax, legal, operational and otherwise) of Parent and its business. Each Seller and the Company, on their own behalf and on behalf of their respective Affiliates, further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the representations and warranties expressly made by Parent in Article IV (in each case, as qualified or modified by the Parent Schedules or the Parent SEC Documents), neither Parent nor any other Person has made, is making or will make, or will have any liability with respect to, and no Seller or the Company has relied, is relying or will rely on, and will not have any remedy, recourse or entitlement whatsoever with respect to, any representation or warranty, express or implied, at law or in equity, including with respect to (a) Parent, (b) the Equity Securities of Parent, (c) the structure, acquisitions, dispositions, businesses, assets, liabilities, operations, prospects, condition (financial or otherwise), employees, service providers, customers or suppliers of Parent, (d) the Contemplated Transactions, (e) the accuracy or completeness of any information regarding any of the foregoing, including any information contained in any confidential information memorandum, management presentation, quality of earnings report, market study or other due diligence report or memorandum, any projections or budgets or any other information, document or material made available to any Seller or the Company in any “data room” or online “data site,” during any management presentation or in any other form or manner or (f) any other matter whatsoever. Without limiting the generality of the foregoing, each Seller and the Company, on their own behalf and on behalf of their respective Affiliates, further acknowledges and agrees that, (i) with respect to any estimate, projection, forecast or other forward looking statement delivered or made available to any Seller or the Company, (A) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (B) each Seller and the Company is aware that actual results may differ materially, (C) no Person shall have any claim against Parent or any other Person with respect to any such estimate, projection, forecast or forward looking statement and (ii) neither Parent nor any other Person has made, is making or will make, or will have any liability with respect to, any representations or warranties regarding the probable success or profitability of Parent or its business.

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Article X

General Provisions

10.1           Seller Representative.

(a)                Each Seller hereby appoints the Seller Representative as agent and attorney-in-fact for such Seller to have absolute authority, for and on behalf of the Sellers, including with respect to the following: (i) to give and receive notices and communications, to object to payments, to agree to, negotiate, enter into settlements and compromises of, and demand suit or arbitration or other procedures and comply with orders of courts and awards of arbitrators with respect to claims, and to otherwise act on behalf of the Sellers following the Closing with respect to any matter involving the Sellers’ rights and obligations under this Agreement and the other Transaction Documents, and (ii) to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing.

(b)                The Seller Representative will have the right to (i) take any action contemplated to be taken by the Sellers under this Agreement or any other Transaction Document; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement or any other Transaction Document, including with respect to any indemnification claim pursuant to Article IX; and (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement, or any other Transaction Document.

(c)                An amount equal to $500,000 (the “Representative Holdback Amount”) shall be held by the Seller Representative as a fund from which the Seller Representative shall, in its sole discretion, (i) reimburse itself for or pay directly any out-of-pocket fees, expenses or costs it incurs in performing its duties and obligations under this Agreement and the other Transaction Documents, including out-of-pocket fees and expenses incurred pursuant to the procedures and provisions set forth herein and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Transaction Document and/or (ii) satisfy any other obligation or liability of any Seller under this Agreement or any Transaction Document as set forth herein (provided that, for the avoidance of doubt, the Seller Representative shall be entitled to do so in its sole discretion and shall have no obligation to satisfy any other obligation or liability of any Seller in priority to the items in clause (i) above or at all). Each Seller acknowledges that the Seller Representative will not be liable for any loss of principal of the Representative Holdback Amount except to the extent finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and exclusively from the Seller Representative’s fraud or willful misconduct. At such time as the Seller Representative deems appropriate in its sole discretion, the Seller Representative shall pay to each Cash Seller his, her or its pro rata share of all or any portion of the remaining Representative Holdback Amount in accordance with their respective Closing Percentages.

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(d)                Notwithstanding any of the foregoing to the contrary, in no event shall the Seller Representative have the power or authority to amend, modify, waive or change any provision of this Agreement or any Transaction Document or otherwise take any action (including any settlement, waiver or resolution of any provision herein) that requires the consent of the Sellers holding not less than 75% of the Company Units without the prior approval of the Sellers holding not less than 75% of the Company Units.

10.2           Expenses. The Company and the Sellers, on one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, each will bear their respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Contemplated Transactions, including all fees and expenses of their respective representatives. The foregoing notwithstanding, Parent will be responsible for all expenses related to the R&W Insurance Policy, including premiums, underwriting charges and due diligence charges.

10.3           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 10.3):

If to Parent, Merger Sub I or Merger Sub II:

Name:	Shenandoah Telecommunications Company
Address:	500 Shentel Way Edinburg, Virginia 22824
Email:	[***]
Attention:	[***]

With a copy to:

Name:	Hunton Andrews Kurth LLP
Address:	951 East Byrd Street Richmond, VA 23219
Email:	shaas@huntonak.com
Attention:	Steven M. Haas
Address:	600 Travis Street Suite 4200 Houston, TX 77002
Email:	j.a.glaccum@huntonak.com
Attention:	J.A. Glaccum

If to Company (prior to the Closing) or the Seller Representative:

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Name:	Horizon Acquisition Parent LLC
Address:	c/o Novacap 700-3400 rue de l’Eclipse Brossard, Qc, J4Z 0P3
Email:	[***]
Attention:	[***]

With a copy to:

Name:	Baker Botts L.L.P.
Address:	30 Rockefeller Plaza 44th Floor New York, NY 10112
Email:	neil.torpey@bakerbotts.com
Attention:	Neil Torpey

With a copy to:

Name:	GCM Grosvenor
Address:	767 Fifth Avenue 14th Floor New York, NY 10153
Email:	[***]
Attention:	[***]

With a copy to:

Name:	Greenberg Traurig LLP
Address:	2101 L St NW Suite 1000 Washington, DC 20037
Email:	hawak@gtlaw.com and turekc@gtlaw.com
Attention:	Kemal Hawa and Chris Turek

If sent in accordance with this Section 10.3, a communication will be deemed to have been received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

10.4           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.5           Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement and supersedes all other agreements and understandings of the Parties with respect to the subject matter of this Agreement.

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10.6           Assignment. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties. Notwithstanding the foregoing, Parent may (without the prior written consent of any other Party) make a collateral assignment for security interest purposes of its rights (but not its obligations) under this Agreement or any other Transaction Document to any Debt Financing Source (or any representative or agent of a Debt Financing Source) providing financing to Parent, any of Parent’s permitted assigns or any Affiliates of Parent or Parent’s permitted assigns. No assignment will relieve the assigning Party of any of its obligations hereunder.

10.7           Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

10.8           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties to this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.3, which is intended to be for the benefit of the Company Indemnified Parties covered thereby and may be enforced by such Company Indemnified Parties, (ii) Section 10.1, relating to the Seller Representative and may be enforced by the Seller Representative, (iii) Section 10.15, relating to the Seller Representative and Baker Botts L.L.P. (“Baker Botts”), and may be enforced by the Seller Representative and Baker Botts, and (iv) Sections 10.6, 10.9, 10.10, 10.11, 10.16 and this Section 10.8, which are intended for the benefit of the Debt Financing Sources and may be enforced by the Debt Financing Sources.

10.9           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Seller Representative (subject to the prior approval of Sellers holding not less than 75% of the Company Units) and Parent. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Seller Representative (subject to the prior approval of Sellers holding not less than 75% of the Company Units) or Parent. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything to the contrary contained herein, (a) the definition of “Material Adverse Change” and Sections 10.6, 10.8, 10.10, 10.11 and this Section 10.9 (and any related definition or other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing provisions) may not be modified, waived or terminated in a manner that is materially adverse to the Debt Financing Sources under the Debt Commitment Letter without the prior written consent of the Debt Financing Sources and (b) the End Date and Section 10.16 (and any related definition or other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing provisions) may not be modified, waived or terminated without the prior written consent of the Debt Financing Sources.

10.10        Governing Law; Venue. This Agreement, the Transaction Documents, the other certificates and schedules (including the Schedules) delivered pursuant hereto or thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed exclusively by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that the adjudication of any Actions of any kind or nature, whether at law or equity, in contract, in tort or otherwise, in each case against the Debt Financing Sources in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or the other Contemplated Transactions and thereby shall be governed by and construed in accordance with the laws of the State of New York.

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10.11        Exclusive Jurisdiction; Service of Process; Mutual Waiver of Jury Trial. Any suit, Action or proceeding arising out of or relating to this Agreement, any Transaction Document, any other certificate or schedule (including the Schedules or the Parent Schedules) delivered pursuant hereto or thereto or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, Action or proceeding, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such suit, Action or proceeding, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such suit, Action or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any suit, Action or proceeding arising out of or relating to this Agreement, any Transaction Document, any other certificate or schedule (including the Schedules or the Parent Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court or elsewhere that any such suit, Action or proceeding brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 10.11 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Transaction Document, any other certificate or schedule (including the Schedules or the Parent Schedules) delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 10.11. A final judgment in any such suit, Action or proceeding may be enforced in other jurisdictions by suit, Action or proceeding on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such suit, Action or proceeding. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any Action against the Debt Financing Sources under the Debt Commitment Letter, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than exclusively in federal court sitting in the State of New York, Borough of Manhattan in the City of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE DEBT FINANCING UNDER THE DEBT COMMITMENT LETTER) OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY FURTHER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

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10.12        Schedules; Parent Schedules.

(a)                The Schedules are arranged in sections corresponding to the numbered and lettered sections of this Agreement, but the disclosures in any section of the Schedules will qualify any other section in this Agreement to the extent that the relevance of such disclosures to such other section is reasonably apparent on the face of such disclosure, whether or not a specific cross-reference appears; provided, that nothing in the Schedules shall be construed as disclosed against or qualifying Section 3.8(b) unless listed specifically on Schedule 3.8(b). Disclosure of any fact or item in the Schedules will not necessarily mean that such item or fact, individually or in the aggregate, is material or adverse to the business, results of operations or financial condition of the Company, or that such item or fact has had or is expected to have a Material Adverse Change or that such item or fact is required to be disclosed pursuant to this Agreement. The disclosure of any information concerning an item or fact in the Schedules does not imply that any other, undisclosed item or fact that has a greater significance or value is material. No disclosure in the Schedules shall constitute, or be deemed to be, an admission to any third party concerning such item, including with respect to any actual or possible breach or violation of any Contract or Law, or a waiver of any attorney-client privilege associated with such information or item or any protection afforded by the work-product doctrine with respect to any of the information or items disclosed or discussed therein.

(b)                The Parent Schedules are arranged in sections corresponding to the numbered and lettered sections of this Agreement, but the disclosures in any section of the Parent Schedules will qualify any other section in this Agreement to the extent that the relevance of such disclosures to such other section is reasonably apparent on the face of such disclosure, whether or not a specific cross-reference appears. Disclosure of any fact or item in the Parent Schedules will not necessarily mean that such item or fact, individually or in the aggregate, is material or adverse to the business, results of operations or financial condition of Parent, or that such item or fact has had or is expected to have a Material Adverse Change or that such item or fact is required to be disclosed pursuant to this Agreement. The disclosure of any information concerning an item or fact in the Schedules does not imply that any other, undisclosed item or fact that has a greater significance or value is material. No disclosure in the Parent Schedules shall constitute, or be deemed to be, an admission to any third party concerning such item, including with respect to any actual or possible breach or violation of any Contract or Law, or a waiver of any attorney-client privilege associated with such information or item or any protection afforded by the work-product doctrine with respect to any of the information or items disclosed or discussed therein.

10.13        Remedies; Specific Performance.

(a)                The Parties agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by any Party, as applicable, in accordance with their specific terms or were otherwise breached by any Party, as applicable, including if the Parties fail to take any action required of them hereunder to consummate the Contemplated Transactions at the time required by this Agreement. It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any Party, as applicable, and to enforce specifically the terms and provisions hereof against each Party, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the Contemplated Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

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(b)                Notwithstanding anything to the contrary contained in this Agreement (including Section 10.13(a)), from and after the Closing, no Party shall have, and to the fullest extent permitted by Law each Party hereby expressly, irrevocably and unconditionally waives and releases, any right of rescission or any similar equitable right or remedy.

(c)                In furtherance and not in limitation of the foregoing, and for the avoidance of doubt, Parent acknowledges and agrees that its obligations hereunder (including but not limited to its obligation to consummate the Contemplated Transactions) shall not be contingent or in any way limited by the availability of the Debt Financing or any other financing from any third party, and that in the event Parent fails to take any action required of Parent hereunder to consummate the Contemplated Transactions at the time required by this Agreement on the basis that the Debt Financing or any other financing is not available, the Sellers shall be entitled to seek an injunction or injunctions, specific performance and any other equitable relief the Sellers may wish to pursue in order to cause Parent to consummate the Contemplated Transactions.

10.14        Attorney-Client Privilege and Waiver of Conflicts. Parent hereby waives and agrees not to assert, and agrees to cause the Company to waive and not to assert, any actual or potential conflict of interest arising out of or relating to Baker Botts’ representation, after the Closing Date, of the Sellers or the Seller Representative in any dispute with Parent or the Company or any other matter involving the Contemplated Transactions (each, a “Post-Closing Representation”), in connection with this Agreement and the Contemplated Transactions (“Pre-Closing Representation”). Parent further waives and agrees not to assert, and agrees to cause the Acquired Companies to waive and not to assert, in connection with any Post-Closing Representation, any attorney-client privilege with respect to any communication between Baker Botts and the Sellers or the Seller Representative, the Company or any director, officer, employee or representative of the Company that relates to the Pre-Closing Representation (it being the intention of the Parties that all rights to such attorney-client privilege, including the right to control such attorney-client privilege, will be held by the Sellers and the Seller Representative). Recognizing that Baker Botts has acted as legal counsel to the Company prior to the Closing, and that Baker Botts may act as legal counsel to one or more of the Sellers and the Seller Representative after the Closing, Parent on its own behalf and on behalf of the Company, and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Baker Botts representing the Sellers and the Seller Representative after the Closing as such representation may relate to Parent, the Company or the Contemplated Transactions. In addition, all communications between the Sellers, the Seller Representative and the Company, on the one hand, and Baker Botts on the other hand, related to the Contemplated Transactions will be deemed to be attorney-client confidences that belong solely to the Sellers and the Seller Representative (and not the Company) (the “Seller Pre-Closing Communications”). From and after the Closing, Parent and the Company will maintain the confidentiality of all such material and information. Without limiting the generality of the foregoing, from and after the Closing, (a) the Sellers and the Seller Representative (and not the Company) will be the sole holders of the attorney-client privilege with respect to such engagement, and the Company will not be a holder thereof and (b) Baker Botts will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Baker Botts and the Company or otherwise. Parent and the Company hereby acknowledge and confirm that each has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 10.14, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 10.14 is for the benefit of the Sellers, the Seller Representative and Baker Botts, and the Sellers, the Seller Representative and Baker Botts are intended third party beneficiaries of this Section 10.14. This Section 10.14 will be irrevocable, and no term of this Section 10.14 may be amended, waived or modified, without the prior written consent of the Sellers, the Seller Representative and Baker Botts affected thereby. The covenants and obligations set forth in this Section 10.14 will survive the Closing.

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10.15        Release; Nonrecourse Parties.

(a)                Effective as of the Closing Date, except in the case of Actual Fraud or except for any rights or obligations under this Agreement or the other Transaction Documents, Parent and each of the Acquired Companies on behalf of itself and each of its respective Affiliates and each of its respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Parent Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges each of the Sellers, the Seller Representative and their respective Affiliates and current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all Actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Parent Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to the conduct, management or operation of the business and affairs of the Acquired Companies, the assets or liabilities of the Acquired Companies or the ownership of the Company Units.

(b)                Effective as of the Closing Date, except in the case of Actual Fraud or except for any rights or obligations under this Agreement or the other Transaction Documents, the Seller Representative and each Seller, on behalf of itself and each of its Affiliates and each of their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Parent, its Affiliates, each of the Acquired Companies and its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Parent Released Parties”) of and from any and all Actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Parent Releasing Parties may have against each of the Parent Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to the conduct, management or operation of the business and affairs of the Acquired Companies, the assets or liabilities of the Acquired Companies or the ownership of the Company Units.

(c)                Notwithstanding anything to the contrary contained herein, (i) all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) available to the Sellers, Parent or any of their respective Affiliates, representatives or any other Person through or on behalf of any Seller or Parent, as applicable, that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Contemplated Transactions, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Parent or the Sellers, as applicable; (ii) no Person other than a Seller or Parent, including any Affiliate or any director, officer, employee, incorporator, member, partner, manager, stockholder, agent, attorney, or representative of, or any financial advisor or lender to, a Seller or Parent or any of their respective Affiliates, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, or any financial advisor or lender to, any of the foregoing (for each of the Sellers and Parent, its “Nonrecourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Contemplated Transactions or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; (iii) to the maximum extent permitted by Law, each of the Sellers and Parent, on behalf of itself and its Affiliates (including in the case of Parent, after the Closing, the Acquired Companies) and representatives, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such other party’s Nonrecourse Parties; and (iv) without limiting the foregoing, to the maximum extent permitted by Law, each of the Seller and Parent, on behalf of itself and its Affiliates (including in the case of Parent, after the Closing, the Acquired Companies) and representatives, (1) hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Seller or Parent, as applicable, or otherwise impose liability of any Seller or Parent, as applicable, on any Nonrecourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (2) disclaims any reliance upon any Nonrecourse Parties of the other Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. Notwithstanding the foregoing, in no event shall this Section 10.15(c) be construed to prevent, prejudice or limit any permitted claims (x) by Parent or any of its Affiliates under any agreement entered into in connection with this Agreement or (y) after it is determined by a court of competent jurisdiction in a final, non-appealable judgement, order, award or decree that a party has committed Actual Fraud, against a Nonrecourse Party with respect to such Actual Fraud.

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10.16        Debt Financing Sources. Notwithstanding anything herein to the contrary, the Sellers, the Seller Representative and the Company, on behalf of themselves and any of their respective Affiliates, hereby (a) acknowledge that the Debt Financing Sources (in their capacities as such) shall not have any liability (whether in contract, in tort or otherwise) to the Sellers, the Seller Representative or the Company, or any of their respective Affiliates, for any obligations or liabilities of any Party hereto under this Agreement or the Debt Commitment Letter or for any claim based on, in respect of, or by reason of this Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any Debt Financing or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, (b) waives any rights or claims (whether in contract, in tort or otherwise) the Sellers, the Seller Representative or the Company or their respective Affiliates may have against any of the Debt Financing Sources in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the Contemplated Transactions, (c) agrees not to bring or support any Action (whether in contract, in tort or otherwise) against any of the Debt Financing Sources in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated hereby or thereby and (d) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any Action against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated hereby or thereby; provided that, in no event will the Sellers, the Seller Representative and the Company, on behalf of themselves and any of their respective Affiliates have any liability of any kind or nature to any lender or related party arising or resulting from any cooperation or assistance provided pursuant to this Agreement, except to the extent that such liability results from the gross negligence, bad faith or willful misconduct of the Sellers, the Seller Representative or the Company or any of their respective directors, managers, officers, employees, agents or representatives. Nothing in this Section 10.16 shall in any way limit or qualify the rights and obligations of (i) the Debt Financing Sources for the Debt Financing and the other parties to the Debt Financing (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith, including pursuant to the Debt Commitment Letter, and (ii) the Sellers, the Seller Representative or the Company against Parent.

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10.17        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.18        Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that it is not relying upon, and will not rely upon, and neither the Company nor any Seller nor any other Person is making, any representations or warranties whatsoever, express or implied, at law or in equity, beyond those in Article II or Article III (as modified by the Schedules) or in any Transaction Documents, and any representations or warranties other than those set forth in Article II or Article III (as modified by the Schedules) or in any Transaction Documents are hereby disclaimed. Parent hereby acknowledges and agrees to such disclaimer of any representations or warranties beyond those expressly in Article II or Article III (as modified by the Schedules) or in any Transaction Documents. Without limiting the foregoing, Parent acknowledges and agrees that, except for the representations and warranties contained in Article II or Article III (or in any Transaction Documents), the assets and the business of the Acquired Companies are being transferred on a “where is” and, as to condition, “as is” basis and specifically disclaims (i) any warranty as to merchantability or fitness for a particular purpose, (ii) the prospects of the business, and (iii) the probable success or profitability of any of the Acquired Companies. Parent further acknowledges and agrees that it is not relying upon, and will not rely upon, and none of Sellers, the Company or any of their respective Affiliates nor any other Person has made or is making, any representation or warranty, express or implied, at law or in equity as to the accuracy or completeness of any information, data, or statement regarding any of the Acquired Companies or the Contemplated Transactions, including in respect of the Acquired Companies, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information (financial or otherwise) furnished or made available to Parent or its representatives in connection with the Contemplated Transactions, not expressly set forth in Article II or Article III (as modified by the Schedules) or in any Transaction Documents. Parent acknowledges and agrees that it has conducted its own independent investigation of the condition, operations and business of the Acquired Companies and, in making its determination to proceed with the Contemplated Transactions, Parent has relied on the results of its own independent investigation and the representations and warranties in Article II or Article III (as modified by the Schedules) and in any Transaction Documents. Parent acknowledges that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Acquired Companies as contemplated hereunder. Notwithstanding anything else to the contrary, nothing contained herein shall limit the ability of Parent to bring a claim or recover for Actual Fraud.

[Signature lines are on the next page]

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SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company, the Sellers and the Seller Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

PARENT:

SHENANDOAH TELECOMMUNICATIONS COMPANY

/s/ Christopher E. French

By: Christopher E. French

Its: President and Chief Executive Officer

MERGER SUB I:

FOX MERGER SUB I INC.

/s/ Christopher E. French

By: Christopher E. French

Its: President and Chief Executive Officer

MERGER SUB II:

FOX MERGER SUB II LLC

/s/ Christopher E. French

By: Christopher E. French

Its: President and Chief Executive Officer

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company, the Sellers and the Seller Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

COMPANY:

HORIZON ACQUISITION PARENT LLC

/s/ Ted Mocarski

By: Ted Mocarski

Its: President

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company, the Sellers and the Seller Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

SELLER REPRESENTATIVE:

NOVACAP TMT V, L.P.
By: Novacap Management, Inc., its general partner

By: /s/Pascal Tremblay
Name: Pascal Tremblay
Title: President, Managing Partner

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company, the Sellers and the Seller Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

SELLERS:

NOVACAP TMT V, L.P.
By: Novacap Management, Inc., its general partner

By: /s/ Pascal Tremblay
Name: Pascal Tremblay
Title: President, Managing Partner

NOVACAP INTERNATIONAL TMT V, L.P.
By: Novacap Management, Inc., its general partner

By: /s/ Pascal Tremblay

Name: Pascal Tremblay
Title: President, Managing Partner

NOVACAP TMT V-A, L.P.
By: Novacap Management, Inc., its general partner

By: /s/ Pascal Tremblay
Name: Pascal Tremblay
Title: President, Managing Partner

NVC TMT V, L.P.
By: Novacap Management, Inc., its general partner

By: /s/ Pascal Tremblay
Name: Pascal Tremblay
Title: President, Managing Partner

NVC TMT V-A, L.P.
By: Novacap Management, Inc., its general partner

By: /s/ Pascal Tremblay
Name: Pascal Tremblay
Title: President, Managing Partner

NOVACAP HORIZON CO-INVESTOR HOLDINGS, L.P.

By: Novacap Management, Inc., its general partner

By: /s/ Pascal Tremblay
Name: Pascal Tremblay
Title: President, Managing Partner

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II, the Company, the Sellers and the Seller Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

SELLER:

LIF VISTA, LLC

By: Labor Impact Fund, L.P., its sole member

By: GCM Investments GP, LLC, its general partner

By: /s/ Todd Henigan____________________________

Name: Todd Henigan

Title: Authorized Signatory

Exhibit A

Defined Terms and Rules of Interpretation

1.	Definitions

“2024 Bonus Payments” is defined in Section 6.1(e).

“Accounting Principles” means GAAP, as consistently applied by the Company (including the Company’s accounting methods, practices and procedures, to the extent permitted by GAAP), as modified by the adjustments, principles and methodologies set forth on Exhibit C attached hereto, for purposes of calculating the Working Capital. For illustrative purposes only, Exhibit C attached hereto also includes a sample calculation of the Working Capital and the Merger Consideration, assuming for purposes of such calculation that the Closing Date was June 30, 2023.

“Acquired Company” means the Company and each of its Subsidiaries, respectively; and “Acquired Companies” means the Company and its Subsidiaries, collectively.

“Action” means any action, suit, claim, litigation, arbitration, mediation, grievance, complaint, charge or proceeding commenced by or pending before a Government Agency, other than an Investigation.

“Actual Fraud” means Delaware common law fraud in connection with the making of any representation or warranty or the performance of any covenant contained in this Agreement or in any Transaction Document; provided, that “Actual Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Adjustment Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, that, for the avoidance of doubt, neither the Company nor any of the Sellers shall be deemed an Affiliate of the other. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Adjustments” is defined in Section 1.8(d).

“Aggregate Cash Adjustment Consideration” is defined in Section 1.5(d).

“Aggregate Cash Consideration” is defined in Section 1.5(b).

“Aggregate Parent Stock Consideration” is defined in Section 1.5(a).

“Aggregate Preferred Adjustment Consideration” is defined in Section 1.5(e).

“Aggregate Preferred Unit Consideration” is defined in Section 1.5(c).

“Agreement” is defined in the introductory paragraph.

“Agreement Date” is defined in the introductory paragraph.

A-1

“Anticorruption Laws” means all applicable Laws and regulations prohibiting bribery, corruption, kickbacks, or similar unlawful or unethical conduct, including the U.S. Foreign Corrupt Practices Act, the U.S. domestic anti-bribery statute codified in 18 U.S.C. § 201 and its state analogs, and non-U.S. anti-bribery or anti-corruption laws, and any laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Benefit Plan” is defined in Section 3.19(a).

“BTOP” is defined in Section 3.21(p).

“Burdensome Condition” is defined in Section 5.3(f).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the state of New York are authorized or required by law to be closed for business.

“Cash Adjustment Escrow Amount” means $3,000,000.

“Cash Amount” means all cash and cash equivalents of the Acquired Companies (including short term deposits, marketable securities and all deposited but uncleared checks, and bank deposits, but excluding (a) restricted cash, all outstanding checks, cash posted by counterparties and the amount of any cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer) as of the Adjustment Time, (b) the Principal Amount of any Interim Period Capital Contributions and (c) the proceeds of any sales or other distributes of any Disposable Inventory.

“Cash Dividend Adjustment Amount” means the product of (a) the per share amount of any cash dividends or distributions declared and paid to the holders of Parent Stock on or after the Agreement Date and prior to the Closing Date, multiplied by (b) 4,081,633.

“Cash Sellers” means each Seller, other than the Rollover Sellers.

“Certificate of Merger I” is defined in Section 1.3(a).

“Certificate of Merger II” is defined in Section 1.3(b).

“Claim Notice” is defined in Section 9.2(b).

“Class A Units” means the Class A Units of the Company.

“Class B Units” means the Class B Units of the Company.

“Closing” is defined in Section 1.14.

“Closing Allocation Schedule” is defined in Section 1.6(b).

“Closing Date” is defined in Section 1.14.

“Closing Payment Schedule” is defined in Section 1.6(a).

“Closing Percentage” is defined in Section 1.6(b).

“Closing Statement” is defined in Section 1.8(a).

A-2

“Closing Working Capital” means Working Capital as of the Adjustment Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, written policies and orders of the FCC thereunder.

“Communications Licenses” is defined in Section 3.16(b).

“Company” is defined in the introductory paragraph.

“Company Indemnified Parties” is defined in Section 6.3(b).

“Company Information” means all information in any form, including Personal Information, maintained, owned or controlled by or on behalf of the Acquired Companies.

“Company Options” is defined in Section 1.9(a).

“Company Units” is defined in Section 3.4(a).

“Company’s Knowledge” means the actual knowledge of James Capuano, Pete Holland, and Meredith Irwin, in each case, after reasonable internal investigation, including inquiry of Glenn Lyttle, Joanne Salisbury and Misty Tuttle regarding matters within their respective areas of responsibility.

“Confidential Information” is defined in Section 6.5(b).

“Consideration Dispute Notice” is defined in Section 1.8(b).

“Contemplated Transactions” means the Mergers and the other transactions contemplated by the Transaction Documents.

“Contract” means, with respect to any Person, any contract, agreement, arrangement, bond, note, indenture, mortgage, debt instrument, franchise, lease, sublease, license, sublicense, Employee Benefit Plan or other instrument or obligation of any kind, written or oral (including any amendments and other modifications thereto), to which such Person is a party or which is binding upon such Person or its assets that is in effect.

“Current Assets” means, as of any date, the current assets of the Acquired Companies determined in accordance with the Accounting Principles, including accounts receivable, prepayments and other current assets (for the avoidance of doubt, including the amount of Lead-Sheathed Cable Removal Costs up to an aggregate amount of $200,000), but excluding cash, inventories and any Tax assets.

“Current Liabilities” means, as of any date, the current liabilities of the Acquired Companies determined in accordance with the Accounting Principles, including accounts payable, unused vacation time, sick leave and personal time, accrued bonuses and other accrued liabilities, but excluding Indebtedness, Transaction Expenses, any deferred Tax liabilities, any current income Tax liabilities and any amount of Preferred Return.

“Customer Proprietary Network Information” means any information made available by a customer to the Acquired Companies by virtue of the carrier-customer relationship, including without limitation (i) any information that relates to the quantity, technical, configuration, type, destination, location and amount of use of telecommunications services subscribed to by the customer and (ii) any information contained in the bills received by the customer for telecommunications services.

A-3

“Damages” means any and all losses, liabilities, claims, damages, awards, Taxes, fines, demands, obligations, judgements, settlements, charges, fees, deficiencies, costs and expenses (including interest, penalties and fees, costs and expenses of counsel, accountants, court or arbitration, and other fees, costs and expenses of investigation or defense) and any amounts paid in connection with or any assessments, judgments or settlements relating thereto.

“Data Room” means the virtual data room established and populated by or on behalf of the Sellers and the Company located at https://novacap.firmex.com/projects/332/documents.

“Debt Commitment Letter” is defined in Section 4.5.

“Debt Financing” is defined in Section 4.5.

“Debt Financing Sources” means each Person that has committed to provide or arrange Debt Financing pursuant to the Debt Commitment Letter.

“Delaware Law” is defined in the recitals to this Agreement.

“Designated Firm” is defined in Section 1.8(d).

“Disposable Inventory” means the inventory of the Acquired Companies set forth on Exhibit D.

“DGCL” is defined in the recitals to this Agreement.

“DLLCA” is defined in the recitals to this Agreement.

“Easement” means any easement, right of way, access right or similar right over real property in favor of an Acquired Company.

“Easement Agreement” means any Contract under which an Acquired Company is granted an Easement.

“Employee Benefit Plan” means any employment, retirement, pension, profit sharing, deferred compensation, severance, equity or equity-based, stock option, restricted stock, phantom stock, stock purchase, change in control, retention, bonus, incentive, commission, welfare, fringe benefit, vacation, medical, dental, vision, life, disability, or other similar employee Benefit Plan, policy, program, Contract, or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA)(whether or not subject to ERISA), whether written or oral, qualified or nonqualified, or funded or unfunded.

“Employee Option Plan” means the Employee Incentive Stock Option Plan of the Company.

“Employees” means all employees of the Acquired Companies, including those not at work by reason of being absent in accordance with policies of the Acquired Companies concerning vacation, sick time, personal days, jury or witness duty, disability, military, bereavement or family leave.

“End Date” is defined in Section 8.1(b)(vi).

“Enforceability Exceptions” means limitations of applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies, including specific performance, subject to the discretion of the applicable court.

A-4

“Environmental Laws” means any and all federal, state, local, county or municipal Laws, rules, Orders, regulations, statutes, ordinances, codes, decrees, Permits, common law or legally enforceable requirements of any Government Agency regulating, relating to or imposing liability or standards of conduct concerning (i) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species or the environment (including ambient air, soil, surface water or groundwater, wetlands or subsurface strata); (ii) the control of any Hazardous Materials; (iii) the generation use, handling, treatment, storage, Release, threatened Release, disposal, or transportation of any Hazardous Materials; or (iv) human health and safety with respect to exposures to and management of Hazardous Materials.

“Environmental Permit” means any permit, license, certificate, registration, qualification or authorization issued or required under any Environmental Law.

“Equity Security” means any capital stock, limited liability company interest, partnership interest, or other equity security; security directly or indirectly convertible into or exchangeable for any capital stock, limited liability company interest, partnership interest, other equity security, or security containing any profit or ownership participation feature or otherwise linked to the value of any equity security; warrant, option, or other right, directly or indirectly, to subscribe for, acquire, receive, or purchase any capital stock, limited liability company interest, partnership interest, other equity security, or security containing any profit or ownership participation feature or otherwise linked to the value of any equity security or any Person or the business of any Person; or stock appreciation right, phantom stock right, derivative of an equity security or other similar right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, together with the Company or any of its Affiliates, that is or was, at a relevant time, treated as a single employer under Section 414 of the Code or 4001(b) of ERISA.

“Escrow Account” is defined in Section 1.7(a)(v).

“Escrow Agent” means Citibank, N.A or such other escrow agent agreed between the Parties.

“Escrow Agreement” means an escrow agreement in form to be agreed among the Parties and the Escrow Agent prior to Closing and to be entered into at the Closing by the Escrow Agent, Parent and the Seller Representative.

“Escrow Amount” means (a) the Cash Adjustment Escrow Amount, plus (b) the Preferred Adjustment Escrow Amount and plus (c) the Indemnification Escrow Amount.

“Estimated Aggregate Cash Consideration” is defined in Section 1.6(a).

“Estimated Aggregate Preferred Unit Consideration” is defined in Section 1.6(a).

“Existing Credit Facilities” means (i) the Credit Agreement dated as of April 14, 2022, among Horizon Telecom, Inc., the lenders party thereto and Toronto Dominion (Texas) LLC, as agent, as amended, restated, supplemented or otherwise modified from time to time, and (ii) the Second Lien Credit Agreement dated as of April 14, 2022, among Horizon Telecom, Inc., the lenders party thereto and Computershare Trust Company, N.A., as agent, as amended, restated, supplemented or otherwise modified from time to time.

A-5

“Expert Calculations” is defined in Section 1.8(d).

“Export Laws” is defined in Section 3.17(c).

“Fayette County Grant Agreement” means that certain Grant Agreement for Ohio Residential Broadband Expansion, dated as of October 11, 2022, between the Chillicothe Telephone Company (as Grantee) and the State of Ohio, Department of Development (as Grantor) in connection with the installation of a project for the provision of certain broadband services in Fayette County.

“FCC” means the U.S. Federal Communications Commission or any successor Government Agency.

“FCC Licenses” is defined in Section 3.16(b).

“Fiber” means fiber optic cabling and conduits (or usage rights thereto).

“Final Aggregate Cash Consideration” is defined in Section 1.8(a).

“Final Aggregate Preferred Unit Consideration” is defined in Section 1.8(a).

“Final Cash Amount” is defined in Section 1.8(a).

“Final Transaction Expenses” is defined in Section 1.8(a).

“Final Working Capital” is defined in Section 1.8(a).

“Financial Statements” is defined in Section 3.7(a).

“First Effective Time” is defined in Section 1.3(a).

“GAAP” means generally accepted accounting principles applicable in the United States.

“Governing Documents” means (a) if a corporation, the articles or certificate of incorporation, the bylaws and any shareholder or buy/sell agreement; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating or limited liability company agreement; (e) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the entity; and (f) any amendment or restatement to any of the foregoing.

“Government Agency” means any (a) nation, state, county, city, or similar jurisdiction; (b) federal, state, local, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or (d) body entitled by applicable law to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any State Regulator.

“Grant Agreements” is defined in Section 3.28(b).

“Grants” is defined in Section 3.28(a).

A-6

“Hazardous Materials” means (i) any petroleum or petroleum product (including waste or used oil, gasoline, heating oil, kerosene or any other petroleum products or substances or materials derived from or commingled with any petroleum products), off-specification commercial chemical product, solid waste, radioactive material, medical waste, lead-based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), fertilizer, pesticide, herbicide, rodenticide and other chemicals or regulated substances used in crop farming, livestock farming or the agriculture industry, asbestos in any form that is or could become friable, per- and polyfluoroalkyl substances (PFAS), urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) and radon gas; (ii) any chemical, waste, material or substance (whether solid, liquid or gas) that is listed, defined, designated or otherwise classified as, or otherwise determined under any present or future Environmental Law to be, hazardous, ignitable, corrosive, reactive, radioactive, dangerous or toxic; and (iii) any pollutant, contaminant, waste or other material or substance (whether solid, liquid or gas) that is or becomes defined or classified as an “active ingredient,” “pesticide,” “antimicrobial pesticide,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term or phrase of similar meaning or regulatory effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means the obligations of the Acquired Companies, without duplication, for (a) any indebtedness or other obligation of the Company for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including any related party notes (and including the PIK Notes) and any accrued interest thereon; (b) indebtedness evidenced by a note, bond, debenture or other debt security and any accrued interest thereon; (c) any liability (determined in accordance with the Accounting Principles) under capital leases (finance leases) of the Acquired Companies; (d) all liabilities in respect of “earn-out” or contingent payment obligations and other obligations (including any seller notes) for the deferred purchase price of property, goods or services or any unpaid transaction fees and expenses in respect of any such transaction; (e) any Tax liabilities of the Acquired Companies for a taxable period ending prior to or on the Closing Date or for the portion of any Straddle Period ending on the Closing Date; (f) any liability arising out of any unpaid bonuses for 2022 or 2023 or any unpaid severance obligations and the employer’s share of any employment or payroll Taxes with respect thereto; (g) any stimulus packages, government assistance or other benefits received (such as, but not limited to, loans, benefits, rights or amounts) pursuant to the CARES Act or any other Law that are subject to a repayment obligation; (h) letters of credit and bankers’ acceptances to the extent drawn; (i) any net liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (j) all liabilities or obligations under any deferred compensation or phantom stock, equity appreciation or similar arrangement and the employer’s share of any employment or payroll Taxes with respect thereto; (k) any unpaid management or advisory fees, including any such amounts payable to a Seller Related Party; or (l) guarantees of any other Person for any of obligations of the types described in clauses (a) through (k) above, but limited to the lesser of the amount of such obligations or the amount of the guarantee. Notwithstanding anything to the contrary herein, Indebtedness will not include any intercompany obligations among the Company and its Subsidiaries, obligations under operating leases, undrawn letters of credit, the NTIA Grant LOC, performance bonds, indemnities and similar obligations or trade accounts payable or Transaction Expenses or any Interim Period Capital Contributions or amounts reflected in Working Capital.

“Indebtedness Amount” means the Indebtedness of the Acquired Companies as of the Adjustment Time.

“Indemnification Escrow Amount” means $2,000,000.

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“Information Security Incident” means any (i) accidental or unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of Company Information, or (ii) material compromise to the security, confidentiality, integrity or availability of IT Assets, in each case, which have been confirmed or reasonably should have been confirmed.

“Insurance Policies” is defined in Section 3.17.

“Intellectual Property Rights” means, in respect of any Person, any and all of the following arising under the laws of the United States of America or any other jurisdiction: (a) all patents and patent applications; (b) trademarks and service marks, trademark and service mark applications, trade dress, trade names, designs, logos and other indicia of source (together with the goodwill associated therewith or symbolized thereby); (c) copyrights and copyright applications, and all other rights in works of authorship (whether or not copyrightable), together with any moral rights associated therewith to the extent such moral rights may be transferred; (d) software; (e) internet domain name registrations, social media accounts and related “handles”; and (f) trade secrets and proprietary information and know-how.

“Interim Financial Statements” is defined in Section 3.10(a).

“Interim Period” means the period of time between the Agreement Date and the Closing Date or earlier termination of this Agreement.

“Interim Period Capital Contributions” means any contributions of equity in exchange for Preferred Units that are expressly permitted by Section 5.10, provided to any of the Acquired Companies by any of the Sellers or any of their Affiliates after June 30, 2023, and at least 10 Business Days prior to the Closing Date.

“Interim Period CapX Plan” means the plan for maintenance, extensions and modifications to the Physical Network as set forth on Exhibit E, including a forecast of the anticipated dates and amounts of any Interim Period Capital Contributions.

“Investigation” means an investigation, audit or inquiry.

“Investor Rights Agreement” is defined in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computers, computing hardware, platforms, software, software services, firmware, systems, middleware, network, computer or operating systems, information technology devices, servers, facilities, workstations, routers, hubs, switches, data websites, communications lines, file servers, printers and all other information technology infrastructure, equipment or systems owned, operated, licensed or controlled by the Acquired Companies.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty.

“Lead-Sheathed Cable” means all lead-sheathed cable or wire comprising part of, or that previously comprised part of, the Physical Network located on or in any of the Owned Real Property, the Leased Real Property or an Easement.

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“Lead-Sheathed Cable Removal Costs” means any and all out-of-pocket third-party costs and expenses associated with removal, disposal and, if applicable, replacement of Lead-Sheathed Cable as contemplated by Section 6.6 that are paid by an Acquired Company prior to the Closing Date.

“Lease” means each lease, sublease, license or other occupancy or use agreement, including any applicable amendments thereto or guarantees thereof, pursuant to which any of the Acquired Companies leases, subleases, licenses or otherwise occupies or uses any real property (other than Easement Agreements).

“Leased Real Property” is defined in Section  3.9(b).

“Letter of Transmittal” is defined in Section 1.7(c)(i).

“Lien” means any lien, pledge, mortgage, deed of trust, pledge, security interest, charge, claim, assessment, license, right of first offer, refusal or similar right, defect of title, easement, encroachment or other encumbrance of any kind.

“Marketing Material” means ratings agency presentations, bank books, confidential information memoranda, lender and investor presentations and other similar information packages and presentations (including, where applicable, both a “public side” and “private side” version) regarding the Acquired Companies or their business for purposes of rating and marketing the Debt Financing, in each case, to the extent customarily provided by a borrower in a syndicated secured bank loan financing, including customary representation and authorization letters for use therein.

“Material Adverse Change” means, with respect to a Party, any event, change, condition, circumstance or occurrence that, when considered individually or in the aggregate with all other events, changes, conditions, circumstances or occurrences, has or is reasonably be expected to have a material and adverse effect on, or cause a material and adverse change in, the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, will be considered or taken into account in determining the existence of a Material Adverse Change: (i) the announcement, pendency or consummation of the Contemplated Transactions, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers, employees or independent contractors, (ii) conditions affecting the global or United States economy or the financial, credit, commodities or capital markets as a whole (including changes in interest rates or the availability of debt financing), or generally affecting the industries in which such Party does business, (iii) any change in, adoption of, or change in the interpretation or adoption of any applicable Law or GAAP, (iv) any national or international political or social conditions, including the conflict in Ukraine and including the engagement or continuation of the United States in hostilities or the escalation thereof, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (v) epidemics and pandemics (including COVID-19 and the novel coronavirus), earthquakes, hurricanes, floods or other natural disasters, (vi) the failure by such Party to meet any revenue, earnings or other projections, forecasts or predictions (but not any of the underlying circumstances causing such failure), (vii) any action taken by, or with the consent of, the other Party with respect to the Contemplated Transactions or (viii) changes in the price or trading volume of Parent’s Equity Securities, in and of itself (but not any of the underlying circumstances causing such changes); except, in the case of clauses (ii), (iii), (iv) and (v) above to the extent such events, changes, conditions, circumstances or occurrences have a materially disproportionate effect on such Party compared to other similarly-situated Persons in the industries and geographic regions in which such Party does business.

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“Material Contract” means the following Contracts to which any of the Acquired Companies is a party or by which any of its assets, properties or businesses are bound or subject (whether or not such Contract is listed on Schedule 3.13):

(a)                Each Contract involving aggregate annual consideration of $100,000 or more (or which would require the Acquired Companies to undertake capital expenditures of $100,000 or more), or requiring performance by any party more than one year from the Agreement Date.

(b)                Each Contract that relates to the sale of assets for consideration in excess of $100,000, other than sales of obsolete assets in the ordinary course of business.

(c)                Each Contract under which any Acquired Company has (i) Indebtedness for borrowed money, (ii) Indebtedness in excess of $100,000, (iii) guaranteed Indebtedness for borrowed money of others in excess of $100,000 or (iv) created a Lien on any Acquired Company’s assets.

(d)                Each Material Network Agreement.

(e)                Each Contract providing for the acquisition or disposition of any real property.

(f)                 Each Lease or Easement Agreement requiring payments of more than $100,000 in any calendar year.

(g)                Each Contract pursuant to which an Acquired Company leases any of the Owned Real Property to a third party.

(h)                Each Contract with a Government Agency (other than Contracts under which a Government Agency is a customer of the Acquired Companies that was entered into in the ordinary course of business).

(i)                 Each Contract related to any Tax abatement or to make payments in lieu of Taxes.

(j)                 Each Contract with any of the Acquired Companies’ customers or vendors identified on Schedule 3.22 or Schedule 3.23, as applicable.

(k)                Each Contract relating to the acquisition or disposition of Equity Securities of, or all or substantially all of the assets or business of, any Person.

(l)                 Each Contract relating to the formation, creation, governance or control of any joint venture, partnership or similar Contract.

(m)              Each Contract restricting or limiting any Acquired Company from competing in any line of business or with any Person in any geographical area, including any Contract containing non-competition, non-solicitation, right of first offer, right of first refusal or similar provisions, in each case, that is currently in effect.

(n)                Each Contract containing a “most favored nations” or other clause that purports to adjust, limit or restrict the pricing or services provided by any Acquired Company based on terms made available to other customers or any exclusivity or similar provisions, including any minimum purchase or sale obligations (including any take-or-pay Contracts).

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(o)                Each Contract pursuant to which the other party has any option or right to purchase any assets comprising the Physical Network (other than obsolete or immaterial assets being disposed of in the ordinary course of business).

(p)                Each Contract with any Seller or any officer, director, manager, member, partner, shareholder, direct or indirect equityholder or Affiliate of a Seller.

(q)                Each Contract providing for indemnification by an Acquired Company of (i) a third party, other than in connection with a commercial agreement in the ordinary course of business, or (ii) any director, manager, officer or Employee of an Acquired Company (other than the Acquired Company’s respective Governing Documents).

(r)                 Each Contract with the primary purpose of the settlement, release, compromise or waiver by any Acquired Company of any rights or claims it has against any other Person or any liabilities of any other Person to an Acquired Company.

(s)                 Each Contract with any labor organization, union or association representing or purporting to represent any Employees, including any collective bargaining agreement.

(t)                 Each Contract with a director or officer of any Acquired Company, other than their respective Governing Documents.

(u)                Each employment Contract that provides for annual compensation in excess of $175,000 or that cannot be terminated at-will by the applicable Acquired Company for any reason without advance notice and without payment of severance, early termination fee, or other penalty.

(v)                Each Contract providing for any sale, change in control, transaction or other similar bonus.

(w)              Each Contract that includes any agreement to enter into any Contract of the type described in the foregoing provisions.

“Material Network Agreements” means each of the following that involves annual payment by or to an Acquired Company in excess of $100,000 or which is otherwise material to the operation of the Physical Network (a) indefeasible-right-of-use (“IRU”), Fiber lease, license or similar right to use dark or lit Network Fiber to which an Acquired Company is a recipient of the IRU, leased or licensed Fiber or similar right; (b) underlying right, easement, right-of-way, license, pole attachment agreement, colocation or similar right or agreement in relation to Network Fiber owned by an Acquired Company or permitting or requiring the laying, building operation or placement of cable, wires, conduits or other equipment or facilities over land, underground or in owner third party location (the rights described in clauses (a) and (b), the “Network Underlying Rights”); (c) other than Network Underlying Rights, each franchise agreement or similar agreement under which the Company is authorized or permitted to place, keep or otherwise locate Network Fiber in or on public property owned or otherwise held by a municipality or similar Government Agency, but for clarity excluding business licenses and construction Permits; (d) each agreement under which Network Fiber is serviced or maintained; (e) each agreement under which Network Equipment is serviced, maintained or purchased and (f) each amendment, modification or supplement to the agreements described in (a) through (e).

“Material Permits” is defined in Section 3.16(a).

“Merger Consideration” is defined in Section 1.5.

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“Merger I” is defined in the recitals to this Agreement.

“Merger II” is defined in the recitals to this Agreement.

“Merger Sub I” is defined in the introductory paragraph.

“Merger Sub II” is defined in the introductory paragraph.

“Mergers” is defined in the recitals to this Agreement.

“Network Equipment” means all of the communications equipment used by an Acquired Company to provide communications services on or over the Physical Network.

“Network Fiber” means all fiber optic strands in which an Acquired Company holds an ownership leasehold, license or IRU interest, excluding cross-connections, tie cables, and intra-building fiber.

“Nondisclosure Agreement” means that certain Nondisclosure Agreement dated as of February 11, 2023, made by Parent in favor of the Company, as amended, supplemented or modified.

“Nonrecourse Party” is defined in Section 10.15(c).

“NTIA Grant 2023” means that certain grant application and business case summary relating to funding to the Acquired Companies pursuant to that certain NTIA Ohio Middle Mile Expansion grant for $27.5 million.

“NTIA Grant LOC” means a letter of credit for up to $7.5 million as contemplated by the NTIA Grant 2023.

“Objection Notice” is defined in Section 9.2(c).

“OFAC” is defined in Section 3.17(c).

“Option Termination Agreements” is defined in Section 1.9(a).

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Government Agency or arbitrator.

“Owned Real Property” is defined in Section 3.9(a).

“Parent” is defined in the introductory paragraph.

“Parent Fundamental Representations” is defined in Section 7.3(a).

“Parent Indemnitees” is defined in Section 9.2(a).

“Parent Overpayment” is defined in Section 1.8(e)(ii).

“Parent Released Parties” has the meaning set forth in Section 10.15(b).

“Parent Releasing Parties” has the meaning set forth in Section 10.15(a).

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“Parent Related Parties” means, collectively, Parent and each of its subsidiaries (including, after the Closing, the Acquired Companies).

“Parent Schedules” means the disclosure schedules delivered by Parent to Sellers and the Company concurrently with the execution and delivery of this Agreement.

“Parent SEC Documents” is defined in Section 4.9(a).

“Parent Securities is defined in Section 4.1(b).

“Parent Stock” is defined in the recitals to this Agreement.

“Parent Stock Price” means an amount equal to $19.60 per share, subject to adjustment in accordance with Section 1.10(e).

“Parent Underpayment” is defined in Section 1.8(e)(i).

“Payoff Amounts” is defined in Section 1.7(a)(iii).

“Payoff Letter” means a customary payoff letter, in form and substance reasonably acceptable to Parent, with respect to the Existing Credit Facilities, the PIK Notes and any other Contract of an Acquired Company providing for Indebtedness for borrowed money, indicating the amount required to discharge, upon receipt of payments specified in the applicable payoff letter, any Lien granted under any Existing Credit Facility, the PIK Notes or any other Contract of an Acquired Company providing for Indebtedness for borrowed money.

“PBGC” is defined in Section 3.19(g).

“Per Unit Cash Merger Consideration” means (a) the Aggregate Cash Consideration divided by (b) the number of Company Units held by the Cash Sellers as of immediately prior to the First Effective Time.

“Per Unit Parent Stock Merger Consideration” means (a) the Aggregate Parent Stock Consideration divided by (b) the number of Company Units held by the Rollover Sellers as of immediately prior to the First Effective Time.

“Permit” means any permit, license, registration, exemption, clearance, certificate, Order, approval, franchise, variance or similar rights in respect of the assets or business of the Acquired Companies and issued by or obtained from any Government Agency.

“Permitted Exceptions” means (a) mechanic’s, materialmen’s, carriers’, repairers’, landlords’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated balance sheet of the Company prepared in accordance with GAAP; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated balance sheet of the Company prepared in accordance with GAAP; (c) Liens on real property (including easements, covenants, rights of way and similar restrictions of record), whether or not of record, that do not materially interfere with the relevant Acquired Company’s present uses or occupancy of such real property or materially impair the value of such real property; (d) with respect to any real property, zoning, entitlement, building ordinances and other land use restrictions under applicable Law; (e) Liens securing the obligations of the relevant Acquired Company under Contracts for Indebtedness; (f) Liens created by, through or under Parent, Merger Sub I or Merger Sub II, or otherwise granted to any lender in connection with any financing by Parent; (g) with respect to any Equity Security, Liens under the Governing Documents of the issuer; (h) Liens arising under applicable securities laws; (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances in effect on the date hereof and disclosed in policies of title insurance to the extent so reflected or reserved, (j) licenses in Intellectual Property Rights granted in the ordinary course of business; (k) gaps in the chain of title for Intellectual Property Rights evident from the public records; (l) Liens that will be released in connection with the Closing; (m) Liens set forth on Schedule 1.1; (n) fee title of a lessor under a Lease for which an Acquired Company is the lessee; and (o) any cautionary Lien filed against any Acquired Company in connection with any equipment financing or a similar transaction in the ordinary course of business.

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“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Government Agency.

“Personal Information” means (i) any Company Information (a) relating to an identified or identifiable natural person or (b) that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household; and (ii) Customer Proprietary Network Information.

“Physical Network” means the Network Equipment and the Network Fiber, including all wires, cable, conduits, poles, antennas, transmission equipment, junction boxes, manholes, hand holes, connecting equipment, electronics and other facilities and facility infrastructure owned by or operated by the Acquired Companies, and all supporting electronic and passive equipment and infrastructure that together enable the transport and routing of telecommunications services.

“PIK Notes” means a certain Subordinated PIK Note issued by the Company on April 14, 2022 to LIF AIV 1, L.P., a Delaware limited partnership, Electrical Workers Infrastructure Fund, L.P., a Delaware limited partnership, and Bregal Sagemount Credit Opportunities Fund II LP, a Delaware limited partnership, and Bregal Sagemount Credit Opportunities Coinvestment Fund LP, a Delaware limited partnership.

“Post-Closing Benefit Period” is defined in Section 6.1(a).

“Post-Closing Representation” is defined in Section 10.14.

“Post-Closing Tax Periods” is defined in Section 6.2(a).

“Pre-Closing Representation” is defined in Section 10.14.

“Pre-Closing Tax Periods” is defined in Section 6.2(a).

“Preferred Adjustment Escrow Amount” means $4,000,000.

“Preferred Overpayment” is defined in Section 1.8(e)(iv).

“Preferred Return” means interest on the Reimbursable Amount in the amount of 6.00% per annum, calculated from the date of each Interim Period Capital Contribution through the Closing Date, and assuming, for these purposes, that the portion of the Reimbursable Amount contributed on each such date was equal to (a) the Reimbursable Amount multiplied by (b) the quotient of (i) the Principal Amount of such Interim Period Capital Contribution divided by (ii) the aggregate Principal Amount of all Interim Period Capital Contributions; provided, however, that in the event Parent elects, pursuant to Section 1.14, to have the Closing take place on the first Business Day of the next calendar quarter rather than the first Business Day of the next calendar month, then the amount of the Preferred Return shall be increased to 8.00% per annum for the period beginning on the first Business Day of such next calendar month through the Closing Date.

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“Preferred Underpayment” is defined in Section 1.8(e)(iii).

“Preferred Unit Merger Consideration” means (a) the Aggregate Preferred Unit Consideration divided by (b) the number of Preferred Units held by the Sellers as of immediately prior to the First Effective Time.

“Preferred Units” means the Series A Preferred Units of the Company.

“Principal Amount” means, with respect to any Interim Period Capital Contribution, the amount of such Interim Period Capital Contribution received by the Company.

“Privacy Commitments” means all representations, statements, obligations or commitments that the Acquired Companies have made or entered into with respect to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information, including without limitation, all (i) policies, notices, statements or similar disclosures published or otherwise made publicly available by the Acquired Companies; (ii) internal policies, procedures or standards of the Acquired Companies; and (iii) agreements, contracts, licenses, or other similar instruments or obligations to which any of the Acquired Companies are parties.

“Privacy Laws” means all applicable Laws relating in any way to the privacy, confidentiality, protection or security of Personal Information or IT Assets, including without limitation, the Communications Act; the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), Cal. Civil Code §1798.100 et seq. and its implementing regulations; the Virginia Consumer Data Protection Act, §59.1-575 et seq.; the Indiana Consumer Data Protection Act, S.B.5; and any and all applicable Laws regulating data protection, financial privacy, website or online service operators, biometric identifiers or biometric data, consumer reports, data breach notification, information security safeguards, secure disposal of records, use of online cookies or other tracking mechanisms, or the transmission of marketing messages through any means, including, without limitation, via email, text message and/or any other means. Privacy Laws also include the Payment Card Industry (“PCI”) Data Security Standard and any other applicable security standards, requirements, or assessment procedures published by PCI Security Standards Council in connection with a PCI Security Standards Council program.

“Privacy Requirements” is defined in Section 3.12(a).

“Parent Overpayment” is defined in Section 1.8(e)(ii).

“Qualified Benefit Plan” is defined in Section 3.19(b).

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be obtained by Parent.

“Reimbursable Amount” means the aggregate Principal Amount of all Interim Period Capital Contributions equal to the aggregate amount of capital expenditures (which, for the avoidance of doubt, shall include the “Capital expenditures, net” and “Materials and supplies” line items as presented in the Company’s audited Consolidated Statements of Cash Flows) of the Acquired Companies, as determined in accordance with GAAP, to fund maintenance, extensions and modifications to the Physical Network as contemplated by the Interim Period CapX Plan.

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“Release” means any release, spill, leak, emission, deposit, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Materials into, under, above, onto or from the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture), including the abandonment of barrels, tanks, containers or other receptacles containing Hazardous Materials.

“Representative Holdback Account” is defined in Section 1.7(a)(vi).

“Representative Holdback Amount” is defined in Section 10.1(c).

“Required Regulatory Approvals” means the consents, approvals, filings, notices or other actions set forth on Schedule 1.2.

“Review Period” is defined in Section 1.8(b).

“Rollover Sellers” means LIF VISTA, LLC, a Delaware limited liability company.

“Ross County Grant Agreement” means that certain Grant Agreement for Ohio Residential Broadband Expansion, dated as of October 11, 2022, between the Chillicothe Telephone Company (as Grantee) and the State of Ohio, Department of Development (as Grantor) in connection with the installation of a project for the provision of certain broadband services in Ross County and Highland County.

“Sanctioned Country” is defined in Section 3.14(d).

“Sanctioned Person” is defined in Section 3.14(d).

“Sanctions” is defined in Section 3.14(c).

“Schedules” means the disclosure schedules delivered by Sellers and the Company to Parent concurrently with the execution and delivery of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Confidential Information” is defined in Section 6.5(d).

“Seller Pre-Closing Communications” is defined in Section 10.14.

“Seller(s)” is defined in the introductory paragraph.

“Seller Fundamental Representations” is defined in Section 7.2(a).

“Seller Related Parties” means, collectively, each Seller, each of the direct and indirect equity holders and Affiliates (including, prior to the Closing, the Acquired Companies) of each Seller and each of the incorporators, members, directors, managers, officers, partners, stockholders, Affiliates or current, former or future representatives of, or any lender to, any of the foregoing.

“Seller Released Parties” is defined in Section 10.15(a).

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“Seller Releasing Parties” is defined in Section 10.15(b).

“Seller Representative” means Novacap TMT V, L.P. or such Person’s successor appointed pursuant to Section 10.1.

“Second Effective Time” is defined in Section 1.3(b).

“Solvent” means, with respect to any Person, that (i) the sum of the assets, at a fair market valuation, of such Person and its subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities, (ii) each of such Person and its subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (iii) each of such Person and its subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital with which to conduct its business in which it is engaged or will be engaged.

“Specified Courts” is defined in Section 10.11.

“State Regulator” means any state public service commission or state public utility commission or similar Government Agency, including any state or local Government Agency that may be acting as a local franchising authority.

“Straddle Period” is defined in Section 6.2(c).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise, including, with respect to the Company, Horizon Telcom, Inc., an Ohio corporation, The Chillicothe Telephone Company, an Ohio corporation, Horizon Services, Inc., an Ohio corporation, Horizon Technology, Inc., an Ohio corporation, Urban Systems, LLC, an Indiana limited liability company, and Infinity Fiber, LLC, an Indiana limited liability company.

“Takeover Proposal” is defined in Section 5.5.

“Target Net Working Capital” means negative $9,177,000.

“Tax Authority” means the IRS and any other Government Agency (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with any Government Agency with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local, foreign and other levies or assessments on income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, charges, or fees of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) any liability for any items described in clause (i) of any other Person as a transferee or successor or under Treasury Regulation Section 1.1502-6 (or analogous state, local or non-U.S. Law).

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“Team Telecom” means the process set forth in U.S. Executive Order No. issued April 4, 2020 or mandated by the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, including each of the Government Agencies comprised in such committee or any other entity identified in a Memorandum of Understanding issue by the Committee.

“Third Party” means a person who is not an Acquired Company, a Seller Related Party or a Parent Related Party or an Affiliate of an Acquired Company, a Seller Related Party or a Parent Related Party.

“Transaction Documents” means this Agreement (including the Schedules and the Parent Schedules), the Investor Rights Agreement, the Option Termination Agreements, the Escrow Agreement, the Letters of Transmittal and the certificates and other documents to be delivered in connection with the Contemplated Transactions.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses of the Acquired Companies that are incurred or otherwise payable, and are unpaid as of the Closing, in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including (a) all legal fees and expenses, including the fees and expenses of Baker Botts L.L.P. and Greenberg Traurig LLP, (b) all of the accounting, investment banking and other advisory fees and expenses of the Company, including the fees and expenses of Bank Street Group LLC, (c) the payments of any sale, change in control, transaction or other bonus, in each case that is payable by reason of the consummation of the Contemplated Transactions, and the employer portion of any Taxes payable thereon or with respect thereto, in each case to the extent vested and unpaid as of the Closing (including, for the avoidance of doubt, any amounts payable in connection with the Company Options), (d) the costs and expenses related to any “tail” insurance policy as contemplated by Section 6.3, including the premium, brokerage commissions and other fees and expenses, (e) fifty percent (50%) of all costs, fees and expenses of the Escrow Agent, (f) fifty percent (50%) of all Transfer Taxes, (g) fifty percent (50%) of all filing fees paid in connection with the Required Regulatory Approvals and (h) all amounts received by holders of Company Options pursuant to Section 1.9 hereof.

“Transfer Taxes” is defined in Section 6.2(d).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Ultimate Surviving Entity” is defined in Section 1.2(b).

“Working Capital” means, as of the Adjustment Time, (a) all Current Assets minus (b) all Current Liabilities.

“Working Capital Overage” means, when (and only when) the Closing Working Capital is greater than the Target Net Working Capital, the amount by which the Closing Working Capital is greater than the Target Net Working Capital.

“Working Capital Underage” means, when (and only when) the Closing Working Capital is less than the Target Net Working Capital, the amount by which the Closing Working Capital is less than the Target Net Working Capital.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar Law or rule with respect to a plant closing, termination, layoff, relocation or the like.

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2.	Usage

In the Agreement and its schedules and exhibits:

The singular number includes the plural number and vice versa. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any gender includes each other gender. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and will be deemed to refer as well to all addenda, exhibits, schedules or amendments. “Hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision. “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. “Or” is used in the inclusive sense of “and/or.” With respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.” The phrase “ordinary course of business” and phrases of similar import will be deemed to mean the ordinary course of business of such Person consistent with past practice. Reference to a “copy” or “copies” of any document, instrument or agreement means a copy or copies that are complete and correct. Reference to a list, or any like compilation, means that the list or compilation is complete and correct.

All references to time of day are Eastern Time. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken under this Agreement, the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

Unless otherwise specified, all references to monetary amounts are to currency of the United States of America. Unless otherwise specified, all accounting terms will be interpreted, and all accounting determinations hereunder will be made, to the extent applicable, in accordance with the Accounting Principles.

The phrase “made available” means materials posted to the Data Room and accessible to Parent and its representatives at least one day prior to the Agreement Date.

This Agreement will be construed according to its fair meaning. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation of this Agreement.

A-19

Exhibit B

Form of Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

by and between

SHENANDOAH TELECOMMUNICATIONS COMPANY

and

lif vISTA, LLC

Dated as of [Closing Date]

Table of Contents

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This INVESTOR RIGHTS AGREEMENT, dated as of [Closing Date] (this “Agreement”), is made and entered into by and between Shenandoah Telecommunications Company, a Virginia corporation (the “Company”), and the Investor signatory hereto (the “Investor”).

RECITALS

WHEREAS, pursuant to the Merger Agreement (as defined in Section 1), concurrently with the Closing (as defined in Section 1), the Company will acquire all of the equity interests of the Target Company (as defined in Section 1);

WHEREAS, at the Closing, all of the Class A Units of the Target Company held by the Investor will be converted into the right to receive the Acquired Shares (as defined in Section 1); and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

Section 1.               Definitions.

“2024 Stockholders Meeting” means the annual shareholders meeting of the Company occurring in calendar year 2024, whether such meeting occurs before or after the date hereof.

“Acquisition” means the acquisition by the Company, directly or indirectly through one of its wholly owned Subsidiaries, of the Target Company, as contemplated by the Merger Agreement.

“Acquired Shares” means the [•] shares of Common Stock issued to the Investor at the Closing.

“Activist Shareholder” means as of any date of determination, a Person (other than the Investor and its Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act), within the three (3)-year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or similar governing body of such Person, (iv) made, engaged in or been a participant in any “solicitation” of “proxies”, as such terms are used in the proxy rules of the SEC promulgated under Section 14 of the Exchange Act, with respect to the matters set forth in clauses (i) through (iii), or (v) publicly disclosed any intention, plan or arrangement to do any of the foregoing. For the avoidance of doubt, neither the Investor nor its Permitted Transferees (or its Affiliates) are Activist Shareholders.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately. For the avoidance of doubt, for purposes of this Agreement, the Investor (or any other Person) shall at all times be deemed to have beneficial ownership of the Common Stock directly or indirectly held by it, irrespective of any restrictions on voting contained in this Agreement.

“Affiliate” (and its correlated meanings such as “Affiliated”) means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries, on the one hand, and the Investor or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates of each other and (ii) the Investor Directors shall not be deemed to be Affiliates of the Investor, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including its correlative meanings, “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership Requirement” means that the Investor, together with any of its Affiliates, continues to beneficially own at all times shares of Common Stock that represent (in the aggregate) at least 5.0% of the Issued and Outstanding Common Stock.

“Blackout Commencement Notice” has the meaning set forth in Section 10(b)(i).

“Blackout Period” has the meaning set forth in Section 10(b)(iv).

“Blackout Termination Notice” has the meaning set forth in Section 10(b)(iv).

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Board” means the Board of Directors of the Company.

“Charter Documents” means the Company’s articles of incorporation and bylaws, each as amended to the date of this Agreement.

“Class A Units” means the Class A Units of the Target Company.

“Closing” means the consummation of the transactions contemplated by the Merger Agreement.

“Closing Date” means the date on which the Closing occurs.

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“Common Stock” means the common stock, no par value, of the Company, and any successor securities resulting from any reclassification, combination or other similar event with respect thereto.

“Company” has the meaning set forth in the Preamble.

“Company Indemnified Person” means each of the following Persons: (a) the Company; (b) any Affiliate of the Company; (c) any Representative of the Company or its Affiliates; (d) each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; and (e) each successor of the foregoing Persons.

“Company Registration Expenses” means all fees and expenses incurred by the Company in connection with its obligations pursuant to Section 7, 8, 9 or 11 (regardless of whether any Registration Statement is filed or becomes effective under the Securities Act or whether any Demand Underwritten Offering or Piggyback Underwritten Offering is consummated), including the following, to the extent applicable: (a) registration, qualification or filing fees of the SEC, the Financial Industry Regulatory Authority, Inc. or state securities or “blue sky” regulatory agencies; (b) fees incurred in connection with the listing, or the maintaining of any listing, of any Registrable Securities on any national securities exchange or inter-dealer quotation system; (c) the fees and disbursements of counsel for the Company or of any independent accounting firm for the Company; and (d) the reasonable and documented fees and out-of-pocket expenses of a single Designated Holder Counsel incurred in connection with the General Resale Registration Statement, a single Designated Holder Counsel incurred in connection with any Demand Underwritten Offering, or a single Designated Holder Counsel incurred in connection with any Piggyback Underwritten Offering; provided, however, that Company Registration Expenses will not include (i) any fees, expenses or disbursements of any counsel for any Holder, except fees and expenses of any Designated Holder Counsel that constitute Company Registration Expenses pursuant to clause (d) above; or (ii) any underwriting, brokerage or similar fees or discounts or selling commissions, or any stock transfer taxes (or any other taxes borne by any Holder), incurred in connection with the sale or other transfer of any Registrable Securities.

“Company Trading Policy” means the insider trading policy of the Company, as the same is in effect on the date hereof and any subsequent amendments, supplements, waivers or other modifications thereto, but not giving effect to any provisions in such amendments, supplements, waivers or modifications, if any, that expand the trading restrictions applicable to Investor Directors or its affiliates or related parties unless, and only to the extent, required by applicable securities laws.

“Competitor” means any Person set forth on set forth in Exhibit C.

“Demand Underwriting Registration Notice” has the meaning set forth in Section 8(a).

“Demand Underwriting Registration Statement” means each registration statement under the Securities Act that is designated by the Company for the registration, under the Securities Act, of any Demand Underwritten Offering pursuant to Section 8. For the avoidance of doubt, the Demand Underwriting Registration Statement may, at the Company’s election, be the General Resale Registration Statement.

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“Demand Underwriting Registration Statement Documents” means any Demand Underwriting Registration Statement, all pre- and post-effective amendments thereto, the related prospectus (including any preliminary prospectus), all supplements to such prospectus (including any preliminary prospectus supplements), the documents incorporated by reference in any of the foregoing and each related “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act).

“Demand Underwritten Offering” has the meaning set forth in Section 8(a).

“Demand Underwritten Offering Designated Holder Counsel” has the meaning set forth in Section 8(b)(iii).

“Demand Underwritten Offering Holder Representative” has the meaning set forth in Section 8(b)(ii).

“Demanding Notice Holders” has the meaning set forth in Section 8(a).

“Depositary” means The Depository Trust Company or any other entity acting as securities depositary for any of the Registrable Securities.

“Designated Holder Counsel” has the following meaning: (a) with respect to the General Resale Registration Statement, a single counsel that is designated and appointed, by one or more Notice Holders owning a majority of the Registrable Securities to be registered for resale pursuant to such General Resale Registration Statement (with written notice of such designation and appointment to the Company by such Notice Holders), to serve as counsel for all Notice Holders in respect of the General Resale Registration Statement (which counsel, as of the date of this Agreement, is hereby designated by the Notice Holders to be Greenberg Traurig, LLP); (b) with respect to any Demand Underwritten Offering, the Demand Underwritten Offering Designated Holder Counsel designated for such Demand Underwritten Offering pursuant to Section 8(b)(iii); and (c) with respect to any Piggyback Underwritten Offering, a single counsel that is designated and appointed, by one or more Notice Holders owning a majority of the Registrable Securities to be sold pursuant to such Piggyback Underwritten Offering (with written notice thereof to the Company by such Notice Holders), to serve as counsel for such Notice Holders in respect of such Piggyback Underwritten Offering (which counsel, as of the date of this Agreement, is hereby designated by the Notice Holders to be Greenberg Traurig, LLP).

“ECP Investment” means the transactions contemplated by the Investment Agreement, dated as of [●], 2023, by and among the Company, Shentel Broadbrand and the ECP Investor.

“ECP Investor” means, collectively, Hill City Holdings, LP, a Delaware limited partnership, and ECP Fiber Holdings, LP, a Delaware limited partnership.

“ECP Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and ECP Investor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

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“Exchangeable Preferred” means the Series A Participating Exchangeable Perpetual Preferred Stock of Shentel Broadband.

“Fall-Away of Investor Rights” means the first day on which the Investor no longer meets the Beneficial Ownership Requirement.

“Form S-3” means Form S-3 under the Securities Act, or any successor form thereto.

“General Primary Registration Statement” has the meaning set forth in Section 9(e).

“General Resale Registration Statement” means each registration statement under the Securities Act that is filed pursuant to Section 7 for the purposes set forth therein.

“General Resale Registration Statement Documents” means any General Resale Registration Statement, all pre- and post-effective amendments thereto, the related prospectus (including any preliminary prospectus), all supplements to such prospectus (including any preliminary prospectus supplements), the documents incorporated by reference in any of the foregoing and each related “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act).

“General Resale Registration Statement Effectiveness Deadline Date” means the date that is six (6) months after the date hereof.

“General Resale Registration Statement Effectiveness Period” means the period that (a) begins on, and includes, the earlier of (i) the General Resale Registration Statement Effectiveness Deadline Date; and (ii) the first date the General Resale Registration Statement is effective under the Securities Act; and (b) ends on the first date when no Registrable Securities are outstanding.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, tribunal, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether U.S. federal, state or local, foreign or multinational.

“Holder” means, subject to Section 17, any Person that beneficially owns any Registrable Securities. For these purposes, a Person will be deemed to beneficially own any Registrable Securities issuable upon exchange of any other securities beneficially owned by such Person.

“Holder Indemnified Person” means each of the following Persons: (a) any Holder; (b) any Affiliate of any Holder; (c) Representative of any Holder or its Affiliates; (d) each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; and (e) each successor of the foregoing Persons.

“Holder Information” means, with respect to any Holder, any information furnished in writing by or on behalf of such Holder to the Company expressly for use in any Registration Statement Document (including information in any Notice and Questionnaire delivered by such Holder to the Company).

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“Indemnified Person” means any Company Indemnified Person or Holder Indemnified Person.

“Indemnifying Party” has the meaning set forth in Section 14(c)(i).

“Initial Notice and Questionnaire Deadline Date” means the date that is [ten] ([10]) calendar days before the first date that the relevant General Resale Registration Statement becomes effective under the Securities Act.

“Investor” has the meaning set forth in the Preamble.

“Investor Designee” means an individual designated in writing by the consent of the Investor Parties to be appointed or nominated by the Company for election to the Board pursuant to Section 3, as applicable.

“Investor Director” means a member of the Board who was appointed or elected to the Board as an Investor Designee.

“Investor Parties” means the Investor and each Permitted Transferee of the Investor to whom shares of Common Stock are transferred pursuant to Section 5(b)(i). “Issued and Outstanding Common Stock” means, as of any particular date, issued and outstanding of shares of Common Stock; provided, that, for the avoidance of doubt, any reserved or issued but unexercised convertible securities of the Company (including, but not limited to, options, warrants and convertible preferred stock, including the Exchangeable Preferred) shall not be considered issued and outstanding shares of Common Stock.

“Loss” means any loss, damage, expense, liability or claim (including reasonable costs of investigating or defending, and reasonable attorney’s fees and disbursements in connection with, the same).

“Lock-Up Period” means the period commencing on the Closing Date and ending on the one (1)-year anniversary of the Closing Date.

“Managing Underwriters” means, with respect to any Demand Underwritten Offering or Piggyback Underwritten Offering, one or more registered broker-dealers that are designated in accordance with this Agreement to administer such offering.

“Material Disclosure Defect” has the following meaning with respect to any document: (a) if such document is of the type as to which the provisions of Section 11 of the Securities Act are applicable, that such document contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) in all other cases, that such document includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Maximum Successful Underwritten Offering Size” means, with respect to any Demand Underwritten Offering or Piggyback Underwritten Offering, the maximum number of securities that may be sold in such offering without adversely affecting the success of such offering, as advised by the Managing Underwriters for such offering to the Company and, in the case of a Demand Underwritten Offering, the applicable Demand Underwritten Offering Holder Representative.

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“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October [•], 2023, by and among the Company, the Investor and the other parties thereto in respect of the Acquisition.

“Nasdaq” means The Nasdaq Stock Market.

“Non-Holder Securities” means any securities of the Company, or of any Person other than any Holder, to be included in any Demand Underwritten Offering or Piggyback Underwritten Offering, as applicable.

“Notice and Questionnaire” means a duly completed and executed Notice and Questionnaire substantially in the form set forth in Exhibit A.

“Notice Holder” means, subject to Section 17, a Holder that has delivered a Notice and Questionnaire to the Company.

“Offering Launch Time” means, with respect to a Demand Underwritten Offering or Piggyback Underwritten Offering, the earliest of (a) the first date a preliminary prospectus (or prospectus supplement) for such offering is filed with the SEC; (b) the first date such offering is publicly announced; and (c) the date a definitive agreement is entered into with the Managing Underwriters respect to such offering.

“Other Holder” means any Person, other than the Company or any Holder, exercising piggyback rights in a Piggyback Underwritten Offering.

“Permitted Transferee” means (i) any Affiliate of the Investor, (ii) any successor entity of any Investor Party or (iii) any investment fund, vehicle, holding company or similar entity for separately managed accounts with respect to which the Investor or any of its Affiliates serves as a general partner, managing member, manager or advisor, or any successor entity of the Persons described in this clause (iii) for so long as the Investor continues to retain sole control of the voting and disposition of the Acquired Shares (for clarity, it being understood that at such time the Investor no longer retains such sole control, that such event shall constitute a Transfer to a Person who is not a Permitted Transferee) provided, however, that in no event shall (x) any “portfolio company” (as such term is customarily used in the private equity industry) or (y) any Competitor or Activist Shareholder (whether or not an Affiliate of any Investor Party) constitute a “Permitted Transferee.”.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Agreement.

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“Piggyback Registration Statement” means each registration statement under the Securities Act that registers any Piggyback Underwritten Offering that includes any Registrable Securities pursuant to Section 9.

“Piggyback Registration Statement Documents” means any Piggyback Registration Statement, all pre- and post-effective amendments thereto, the related prospectus (including any preliminary prospectus), all supplements to such prospectus (including any preliminary prospectus supplements), the documents incorporated by reference in any of the foregoing and each related “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act).

“Piggyback Right” has the meaning set forth in Section 9.

“Piggyback Underwritten Offering” means a firmly underwritten public offering of the Common Stock that is registered under the Securities Act and pursuant to which the Company or other selling stockholders sell Common Stock to one or more underwriters for reoffering to the public for cash; provided, however, that the following will not constitute a Piggyback Underwritten Offering: (a) any Demand Underwritten Offering or any “Demand Underwritten Offering” as defined in the ECP Registration Rights Agreement; (b) any “at-the-market” offering pursuant to which Common Stock is sold from time to time into an existing market at prices then prevailing; and (c) the filing or effectiveness of any registration statement under the Securities Act for one or more offerings on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (including “unallocated” or “kitchen sink” registration statements), or any amendment to such a registration statement; provided no firmly underwritten public offering of the type referred to in this definition is contemplated at the time of such filing or effectiveness.

“Piggyback Underwritten Offering Notice” has the meaning set forth in Section 9(a)(i).

“Piggyback Underwritten Offering Notice Deadline Date” means, with respect to any Piggyback Underwritten Offering, the seventh (7th) Business Day before the date of the Offering Launch Time for such Piggyback Underwritten Offering; provided, however, that if a new registration statement that is not an “automatic registration statement” (as defined in Rule 405 under the Securities Act) will be filed for such Piggyback Underwritten Offering, then the Piggyback Underwritten Offering Notice Deadline Date will instead be the fifth (5th) Business Day before the date such registration statement is initially filed with the SEC; provided, further, that if an “organizational” or similar meeting is held in connection with the commencement of the preparation for such Piggyback Underwritten Offering, then the Piggyback Underwritten Offering Notice Deadline will in no event be earlier than the date of such meeting.

“Proceeding” has the meaning set forth in Section 14(c)(i).

“Registrable Securities” means:

(a)               the Acquired Shares; and

(b)               any securities issued, distributed or otherwise delivered with respect to any Acquired Shares upon any stock dividend, reclassificiation, combination or split or other similar event;

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provided, however, that a security described in clause (a) or (b) above will cease to be a Registrable Security upon the earliest to occur of the following events:

(a)               such security ceases to be outstanding; and

(b)               such security is sold or otherwise transferred in a transaction (including, for the avoidance of doubt, a transaction that is registered under the Securities Act) following which such security ceases to be a “restricted security” (as defined in Rule 144).

“Registration Statement” means any General Resale Registration Statement, Demand Underwriting Registration Statement or Piggyback Registration Statement.

“Registration Statement Documents” means any General Resale Registration Statement Documents, Demand Underwriting Registration Statement Documents or Piggyback Registration Statement Documents.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto).

“Rule 415” means Rule 415 under the Securities Act (or any successor rule thereto).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Shentel Broadband” means Shentel Broadband Holding Inc., a Delaware corporation.

“Specified Courts” has the meaning set forth in Section 24(e).

“Subsidiary” means with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner. As used herein, for the avoidance of doubt, the Company shall be deemed for all purposes herein to be a Subsidiary of the Company at all times.

“Target Company” means Horizon Acquisition Parent LLC.

“Tax” or “Taxes” mean all taxes, imposts, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

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“Tax Return” means any report, return, information return, filing, claim for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of equity securities beneficially owned by a Person or any interest in any shares of equity securities beneficially owned by a Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the redemption or other acquisition of Common Stock by the Company or (ii) the direct or indirect transfer of any limited partnership interests or other equity interests in an Investor Party (or any direct or indirect parent entity of the Investor), including the direct or indirect transfer of any interest in (x) the managing member or similar controlling entity(ies) of the general partner or similar controlling entity(ies) of the general partner or similar controlling entity(ies) of the Investor or any of its Affiliates, (y) the general partner or similar controlling entity(ies) of the general partner or similar controlling entity(ies) of the Investor or any of its Affiliates or (z) any direct or indirect member of any managing member or similar controlling entity identified in clauses (x) or (y) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

“VSCA” means the Virginia Stock Corporation Act, as amended, supplemented or restated from time to time.

Section 2.               Rules of Construction. For purposes of this Agreement:

(a)               “or” is not exclusive;

(b)               “including” means “including without limitation”;

(c)               “will” expresses a command;

(d)               a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(e)               words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(f)                “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement, unless the context requires otherwise;

(g)               references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

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(h)               the exhibits, schedules and other attachments to this Agreement are deemed to form part of this Agreement.

Section 3.               Appointment of the Investor Director.

(a)               [On the date hereof, the Board shall adopt resolutions that fill the current vacancy in the Director class expiring in 2025 with James DiMola.] [Promptly after the next annual meeting of shareholders after the date of this Agreement, the Board shall adopt resolutions that fill the current vacancy in the Director class expiring in 2025 with James DiMola. From and after the Closing Date until the date the Investor Designee is appointed to the Board, the Investor shall have the right to designate one (1) observer (including, as necessary, any substitute observer designated by the Investor) (the “Investor Observer”) who shall be entitled, subject to the limitations set forth in this Agreement and applicable Laws, to attend (in person or telephonically) all meetings of the Board and, to the extent agreed by the Board, any committees thereof in a non-voting observer capacity, and to receive copies of all notices, minutes, consents, agendas and other materials distributed to the Board and any such committee thereof; provided, however, that, if the Company believes in good faith that excluding any such materials (or portions thereof) from the Investor Observer is necessary to preserve attorney-client privilege, such materials (or portions thereof) may be withheld from the Investor Observer and the Investor Observer may be excluded from any meeting or portion thereof related to such matters upon reasonable prior notice to the Investor Observer (to the extent practicable); Except as otherwise set forth herein, the Investor Observer may participate in discussions of matters brought to the Board or any committee thereof; provided, that the Investor Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board or any committee thereof and the Investor Observer shall not owe any fiduciary duty to the Company, its Subsidiaries or the holders of any class or series of the Company securities. If the Investor Observer is unable to attend any meeting of the Board or a committee thereof, the Investor shall have the right to designate a substitute Investor Observer with written notice to the Board or such committee. For the avoidance of doubt, the Investor Observer shall cease to have any rights to attend any meetings of the Board or any of its committees upon effect of the appointment by the Company of the Investor Designee to the Board.]1

(b)               Beginning at the Fall-Away of Investor Rights, at the request of the Board, the Investor Director shall immediately resign, and the Investor shall cause the Investor Director immediately to resign, from the Board and any committee thereof effective as of the Fall-Away of Investor Rights, and the Investor shall no longer have any rights under this Section 3, including, for the avoidance of doubt, any designation or nomination rights under this Section 3 and any rights to designate an Investor Observer. The Investor shall provide prompt written notice to the Company upon the Fall-Away of Investor Rights.

(c)               From and after the Closing and until the Fall-Away of Investor Rights, at any annual meeting of the Company’s stockholders at which the term of the Investor Director shall expire, the Investor shall have the right to designate an Investor Designee to the Board for election to the Board at such annual meeting. The Company shall include the Investor Designee designated by the Investor in accordance with this Section 3(c) in the Company’s slate of nominees (as set forth in its relevant proxy materials) for the applicable annual meeting of the Company’s stockholders and shall recommend that the holders of Common Stock vote in favor of any such Investor Designee’s election and shall support the Investor Designee in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate. Without the prior written consent of the Investor, so long as the Investor is entitled to designate an Investor Designee for election to the Board in accordance with this Section 3, the Board shall not remove, with or without cause, the Investor Director from his or her directorship (except as required by Law or the Charter Documents).

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1 Note to Draft: First bracketed sentence to be included in the Agreement; provided, that the second bracketed provision shall instead be included in the Agreement in lieu of the first sentence in the event the Closing occurs on a date that the Company, in its discretion and in good faith, determines is sufficiently close to the date of its next annual meeting of shareholders such that it would not be practical or cost effective to amend its proxy materials to include the Investor Designee as a non-expiring Director or would otherwise require the Company to make a supplemental mailing of proxy materials or delay the date of such annual meeting.

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(d)               In the event of the death, disability, resignation or removal of the Investor Director as a member of the Board (other than resignation pursuant to Section 3(c)), the Investor, if the Investor is entitled to nominate a director pursuant to this Section 3, may designate an Investor Designee to replace such Investor Director and, subject to Section 3(e) and any applicable provisions of the VSCA, the Company shall cause such Investor Designee to fill such resulting vacancy.

(e)               The Company’s obligations to have any Investor Designee elected to the Board or any committee thereof or nominate any Investor Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 3, as applicable, shall in each case be subject to such Investor Designee being reasonably acceptable to the Board (provided that James DiMola shall be deemed reasonably acceptable to the Board, but shall be subject to the following clauses (i)-(iii)) and, unless the Company otherwise consents, must (i) qualify as an independent director pursuant to applicable listing standards, SEC rules and publicly disclosed standards used by the Board in determining independence of the Company’s directors, (ii) meet all other qualifications required for service as a director under the Company’s bylaws, corporate governance guidelines and stock exchange rules regarding service as a director of the Company and (iii) be subject to the same guidelines and policies applicable to the Company’s other directors; provided, however, that neither an Investor Designee’s relationship with the Investor or its Affiliates (or any other actual or potential lack of independence resulting therefrom) nor the ownership by the Investor of any shares of Common Stock, shall, in and of itself, be considered to disqualify such Investor Designee from becoming a member of the Board pursuant to this Section 3. The Investor will cause each Investor Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Investor Designee’s eligibility and qualification to serve as a director of the Company. No Investor Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act, is a “Bad Actor” as defined in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act or is subject to any Judgment prohibiting service as a director of any public company. As a condition to any Investor Designee’s election to the Board or nomination for election as a director of the Company at any meeting of its stockholders, the Investor and the Investor Designee (as applicable) must provide to the Company:

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(i)                 all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Charter Documents or corporate governance guidelines, in each case, relating to the Investor Designee’s election as a director of the Company or the Company’s operations in the ordinary course of business;

(ii)              all information reasonably requested by the Company in connection with assessing eligibility and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Investor Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business; and

(iii)            an undertaking in writing by the Investor Designee to be subject to, bound by and duly comply with the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Stock Ownership Guidelines (which shall be deemed satisfied by the Investor’ ownership of Acquired Shares) and Policy Statement on Trading Policy with such changes thereto (or such successor policies) as are applicable to all other directors, in each case, as such changes or successor policies are adopted in good faith by the Board, and do not by their terms materially, adversely and disproportionately impact the Investor Designee relative to all other directors; provided, that no such code of conduct or Policy Statement on Trading Policy shall (x) apply to the Investor Parties or any of their respective Affiliates (other than with respect to the Investor Director solely in his or her individual capacity), (y) restrict any transfer of securities of any Affiliate of the Investor Parties, provided that no Confidential Information constituting material non-public information is disclosed to or used by or on behalf of such Affiliate in connection with such transfer of securities, in each case, except to the extent that such Affiliate and transferee maintain the Confidential Information in accordance with Section 21 as if such Affiliate and transferee were a party to such section and abide by the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities for so long as such Confidential Information constitutes material, non-public information, or (z) impose any share ownership requirement for the Investor Director.

(f)                Subject to Section 3(e), the Company shall, upon effect of the appointment of the Investor Director to the Board and until the Fall-Away of Investor Rights, cause each such committee of the Board as the Company and the Investor may mutually agree in good faith to include the Investor Director.

(g)               The Company shall indemnify the Investor Director and provide the Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the Charter Documents, the VSCA or otherwise (including pursuant to customary indemnification agreements). The Company hereby acknowledges and agrees that it (1) is the indemnitor of first resort (i.e., its obligations to the Investor Director are primary and any obligation of the Investor or its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Investor Director are secondary) and (2) shall be required to advance the amount of expenses incurred by the Investor Director and shall be liable for the amount of all expenses and liabilities incurred by the Investor Director, in each case to the same extent as it advances to and indemnifies and provides such insurance to other members of the Board, pursuant to the Charter Documents, the VSCA or otherwise, without regard to any rights the Investor Director may have against the Investor or its Affiliates. This Section 3(g) shall (i) survive (A) the consummation of the transactions contemplated in the Merger Agreement, (B) the Fall-Away of Investor Rights and (C) the resignation or removal of any Investor Director pursuant to Section 3 and (ii) be binding on all successors and assigns of the Company. This Section 3(g) is intended to be for the benefit of each Investor Director and his or her heirs and representatives (each, a “Director Indemnitee”) and may be enforced by any such Director Indemnitee as if such Director Indemnitee was a party to this Agreement. The obligations of the Company under this Section 3(g) shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 3(g) applies without the written consent of such affected Person.

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(h)               Prior to the Fall-Away of Investor Rights, the Company shall not decrease the size of the Board or any committee of the Board on which the Investor Director sits without, in each case, the consent of the Investor Parties if such decrease would require the resignation or removal of the Investor Designee from the Board or such committee thereof.

(i)                 The parties hereto agree that the Investor Director [(or, as applicable, the Investor Observer)] shall be entitled to reimbursement from the Company for the reasonable out-of-pocket fees or expenses incurred in connection with his or her service as a director [or observer] of the Board, in each case, in a manner consistent with the Company’s practices with respect to reimbursement for other members and observers of the Board, including reimbursement pursuant to customary indemnification arrangements.2

Section 4.               Voting. From and after the Closing and until the Fall-Away of Investor Rights, subject to any applicable Law, stock exchange rules or listing standards:

(a)               At each meeting of the stockholders of the Company (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) and at every postponement or adjournment thereof, each Investor Party shall take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by such Investor Party or its controlled Affiliates and entitled to vote at such meeting of stockholders are voted, or consent is given or revoked, in the same manner as recommended by the Board with respect to (i) the election or removal of directors (other than any Investor Designee or Investor Director), (ii) ratification of the appointment of the Company’s independent registered public accounting firm, (iii) the Company’s “say-on-pay” proposals, (iv) the Company’s equity incentive plans and (v) amendments to the Company’s articles of incorporation proposed by the Board to increase (A) the number of authorized shares of Common Stock within ISS policy guidelines or (B) the size of the Board; provided, that, for the avoidance of doubt, the Investor Parties shall not be restricted from voting in any manner on any matter not enumerated in the foregoing clauses (i)-(v). For the avoidance of doubt, each Investor Party shall ensure it is entitled to vote each share of Common Stock which is then held by such Investor Party (subject to Section 5(b)) on the applicable record date for each meeting of stockholders or solicitation of consents in lieu of a meeting.

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2 Note to Draft: Bracketed provisions to be included in the Agreement if the first bracketed sentence in Section 3(a) is not included in the Agreement.

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(b)               Each Investor Party shall be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Common Stock beneficially owned by such Investor Party or its controlled Affiliates may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 4(a) at such meetings (including at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such Persons of any written consent in lieu of a meeting of holders of shares of Common Stock.

Section 5.               Transfer Restrictions.

(a)               Except as otherwise permitted in this Agreement, including Section 5(b), until the expiration of the Lock-Up Period, the Investor Parties will not (i) Transfer any Acquired Shares or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the any of the Common Stock or any other capital stock of the Company (any such action, a “Hedge”). From and after the expiration of the Lock-up Period, the Investor Parties shall be free to Transfer and Hedge against any Acquired Shares.

(b)               Notwithstanding Section 5(a), each Investor Party shall be permitted to Transfer any portion or all of the Acquired Shares at any time under the following circumstances:

(i)                 Transfers to any Permitted Transferees, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Acquired Shares so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii)              Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary, that, in each case, is approved by the Board;

(iii)            Transfers pursuant to a tender offer or exchange offer that is (A) approved by the Board, (B) for less than all of the outstanding shares of Common Stock or (C) part of a two-step transaction in which a tender offer is followed by a second step merger, in which the consideration to be received in the first step of such transaction is identical to the amount or form of consideration to be received in the second step merger;

(iv)             Transfers to the Company or any of its Subsidiaries or that have been approved in writing by the Board; and

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(v)               Transfers after commencement by the Company or a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) the Company or such significant subsidiary of bankruptcy, insolvency or other similar proceedings; and

(vi)             Transfers in connection with a bona fide loan or other financing arrangement of such Investor Party entered into with a nationally recognized financial institution, including a pledge to such a financial institution to secure a bona fide debt financing and any foreclosure by such financial institution or Transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities (a “Permitted Loan”). Nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon, or accept a Transfer in lieu of foreclosure of, the Acquired Shares mortgaged, hypothecated, and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. In the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Acquired Shares or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing (other than, for the avoidance of doubt, such Investor Party or its Affiliates) shall have any obligations or be subject to any Transfer restrictions or limitations hereunder except and to the extent for those expressly provided for in Section 5(c)(which shall apply to any lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing to the same extent as an Investor Party).

(c)               Notwithstanding Section 5(a) and 5(b), each Investor Party will not at any time, including after the Lock-Up Period, knowingly (after reasonable inquiry), directly or indirectly (without the prior written consent of the Board), Transfer any Acquired Shares to a Competitor, an Activist Shareholder or any Person (other than the Company) that, together with its Affiliates, to the knowledge of such Investor Party at the time it enters into such transaction (after reasonable inquiry), would hold 5% or more of the outstanding Common Stock after giving effect to such Transfer; provided, that these restrictions shall not apply (i) to Transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering, in each case made pursuant to this Investor Rights Agreement or through a bona fide sale to the public without registration effectuated pursuant to Rule 144 under the Securities Act or (ii) to block trades to investment banks in the ordinary course of such investment banks’ businesses (but excluding block trades to a Competitor or an Activist Shareholder). The Company shall reasonably cooperate in good faith with the Investor Parties in connection with the private sale by any Investor Party of any Acquired Shares or Common Stock to a third party that is not a Competitor or an Activist Shareholder.

(d)               Any attempted Transfer in violation of this Section 5 shall be null and void ab initio.

(e)               For the avoidance of doubt, no Holder other than an Investor Party shall have or be permitted to exercise any right of the Investor Parties under this Agreement, including pursuant to Section 3 and Section 21(c).

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Section 6.               Legend.

(a)               All certificates or other instruments representing the Acquired Shares shall bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF [●], A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)               Upon request of any Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for Acquired Shares to be Transferred in accordance with the terms of this Agreement and (ii) the second paragraph of the legend shall be removed upon the expiration of such transfer restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

Section 7.               General Resale Registration Statement.

(a)               Effectiveness of General Resale Registration Statement. Subject to Section 10, the Company will (i) prepare and file a General Resale Registration Statement with the SEC; and (ii) use commercially reasonable efforts to cause such General Resale Registration Statement to (x) become effective under the Securities Act no later than the General Resale Registration Statement Effectiveness Deadline Date; and (y) remain continuously effective, and usable for the resale or other transfer of all of the Registrable Securities, under the Securities Act throughout the General Resale Registration Statement Effectiveness Period.

(b)               Contents of and Requirements for General Resale Registration Statement. The Company will cause the General Resale Registration Statement to satisfy the following requirements:

(i)                 The General Resale Registration Statement will register, under the Securities Act, the offer and resale, from time to time on a continuous basis under Rule 415, of all Registrable Securities by the Holders thereof as provided in Sections 7(b)(ii) and 7(c).

(ii)              When it first becomes effective under the Securities Act, the General Resale Registration Statement will cover resales of all Registrable Securities of Notice Holders identified in all Notice and Questionnaires delivered to the Company on or before the Initial Notice and Questionnaire Deadline Date. Thereafter, the General Resale Registration Statement will cover resales of all Registrable Securities of Notice Holders as provided in Section 7(c). Each Holder as to which any General Resale Registration Statement is being effected agrees to furnish to the Company all information with respect to such Holder necessary to make the information previously furnished to the Company by such Holder not materially misleading. No Holder shall be permitted to include any of its Registrable Securities in any General Resale Registration Statement pursuant to this Agreement unless and until it complies with the terms of this Section 7(b)(ii).

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(iii)            The General Resale Registration Statement will provide for a plan of distribution in customary form (and reasonably satisfactory to the Holders) for resale registration statements of the type contemplated by this Agreement, including coverage for market transactions on a national securities exchange, privately negotiated transactions and transactions through broker-dealers acting as agent or principal. In addition, if the rules under the Securities Act then so permit, such plan of distribution will permit underwritten offerings (including “block” trades) through one or more registered broker-dealers acting as underwriters to be effected pursuant to one or more prospectus supplements that identify such underwriters (in addition to any other information that may then be required pursuant to the Securities Act); provided, however, that the Company will be under no obligation to effect any such underwritten offering pursuant to the General Resale Registration Statement except pursuant to Section 10.

(iv)             If the resales contemplated by the General Resale Registration Statement are then eligible to be registered by the Company on Form S-3, then the General Resale Registration Statement will be on such Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Holders and (ii) undertake to register the resale of the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of any General Resale Registration Statement then in effect until such time as a General Resale Registration Statement on Form S-3 covering the resale of all the Registrable Securities has been declared effective by the SEC and the prospectus contained therein is available for use.

(c)               Obligation to Make Filings to Name Additional Notice Holders. If any Holder delivers a Notice and Questionnaire to the Company after the Initial Notice and Questionnaire Deadline Date, then, subject to Section 10 and the other provisions of this Section 7(c), the Company will make such filing(s) with the SEC (including, if applicable, (w) a post-effective amendment, (x) a prospectus supplement, (y) any document that will be incorporated by reference in the General Resale Registration Statement upon its filing or (z) a new General Resale Registration Statement; provided, that the Company will effect such filing by means of a prospectus supplement or a document referred to in the preceding clause (y) instead of a post-effective amendment or a new General Resale Registration Statement, if reasonably practicable and then permitted by the rules of the SEC) so as to enable such Holder to sell or otherwise transfer such Holder’s Registrable Securities identified in such Notice and Questionnaire pursuant to the applicable General Resale Registration Statement and the related prospectus and, if applicable, prospectus supplement in accordance with the plan of distribution set forth therein. Subject to the next sentence, the Company will make such filing(s) as follows: (i) within sixty (60) calendar days after the date of such delivery (or, if such Notice and Questionnaire is delivered before the initial effective date of the General Resale Registration Statement or during a Blackout Period, such effective date or the last day of such Blackout Period, respectively), if a new General Resale Registration Statement is required (and the Company will use commercially reasonable efforts to cause such new General Resale Registration Statement to become effective under the Securities Act as soon as reasonably practicable); and (ii) in all other cases, within fifteen (15) calendar days after the date of such delivery (or, if such Notice and Questionnaire is delivered before the initial effective date of the General Resale Registration Statement or during a Blackout Period, such effective date or the last day of such Blackout Period, respectively). Notwithstanding anything to the contrary in this Section 7(c), the Company will in no event be required pursuant to this Section 7(c) to file more than one (1) new General Resale Registration Statement within any twelve (12) month period or more than one (1) other filing in any one (1) month period.

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(d)               Filing of New General Resale Registration Statement; Designation of Existing Registration Statement. To the extent the Company deems doing so to be desirable or necessary to satisfy its obligations under this Agreement or to comply with applicable law (including, if applicable, to comply with Rule 415(a)(5)), the Company may file one or more new General Resale Registration Statements or designate an existing registration statement of the Company to constitute a General Resale Registration Statement for purposes of this Agreement, provided that each such new General Resale Registration Statement or existing registration statement satisfies the requirements of this Agreement, and provided further that the Company shall maintain the effectiveness of any General Resale Registration Statement then in effect until such time as such new or existing registration statement covering the resale of all Registrable Securities has been declared effective by the SEC and the prospectus contained therein is available for use by the Holders. Each reference in this Agreement to the General Resale Registration Statement will, if applicable, be deemed to include each such new General Resale Registration Statement or existing registration statement, if any, mutatis mutandis. In addition, the first date any such existing registration statement is amended or supplemented to permit the offer and resale of Registrable Securities in the manner contemplated by this Agreement will be deemed, for purposes of Sections 9(b) and 9(e) and any related definitions, to be the initial filing date of such existing registration statement, and the first date such amended or supplemented existing registration statement is effective under the Securities Act and permits such the offers and resales will be deemed, for purposes of Sections 7(b)(ii), 7(c) and 11(e) and any related definitions, to be the initial effective date of such existing registration statement.

(e)               Notwithstanding anything to the contrary in this Section 7, if the applicable rules under the Securities Act, or interpretations thereof published by the staff of the SEC, are amended so as to permit Holders to resell their Registrable Securities pursuant to the General Resale Registration Statement without being named as a selling securityholder therein or in any related prospectus or prospectus supplement, then the Company may, at its election, amend any applicable General Resale Registration Statement Documents to identify the Holders generically in accordance with such rules and interpretations, in which event the Company will no longer have any obligation thereafter make any filings pursuant to Section 7(c) to the extent such filings are not necessary to permit any Holder to sell its Registrable Securities pursuant to the General Resale Registration Statement.

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Section 8.               Demand Underwriting Registration Rights.

(a)               Right to Demand Underwriting Registrations. Subject to the other provisions of this Section 8, Notice Holders will have the right, exercisable by written notice satisfying the requirements of Section 8(b) (a “Demand Underwriting Registration Notice”) to the Company by one or more Notice Holders (such Notice Holders, the “Demanding Notice Holders”), to require the Company to register, under the Securities Act, a firmly underwritten public offering (a “Demand Underwritten Offering”) of Registrable Securities in accordance with this Section 8; provided, however, that:

(i)                 no Demand Underwriting Registration Notice may be delivered, or will be effective, unless, at the time it is delivered, the Company has an effective registration statement on Form S-3 on file with the SEC (including, if applicable, the General Resale Registration Statement) that is available and permitted to be used to register the applicable Demand Underwritten Offering by means of one or more prospectus supplements to such registration statement;

(ii)              no Demand Underwriting Registration Notice may be delivered, or will be effective, if:

(1)               a prior Demand Underwritten Offering is pending or in process, and is not completed or withdrawn, at the time such Demand Underwriting Registration Notice is delivered;

(2)               a “Demand Underwritten Offering” as defined in the ECP Registration Rights Agreement is pending or in process, and is not completed or withdrawn, at the time such Demand Underwriting Registration Notice is delivered; provided, however, that, notwithstanding the foregoing, the number of consecutive calendar days during which this Section 8(a)(ii)(2) may operate to prevent the delivery or effectiveness of a Demand Underwriting Registration Notice will in no event exceed twenty-eight (28) (regardless of the number of such “Demand Underwritten Offerings” pending, in process, completed or withdrawn during such period); provided, further, that Section 8(a)(ii)(2) will not apply, and will have no force or effect, at any time when the ECP Registration Rights Agreement does not contain a reciprocal provision substantially to the effect of the foregoing with respect to the execution of a “Demand Underwritten Offering” as defined under the ECP Registration Rights Agreement while a Demand Underwritten Offering under this Agreement is pending or in process, and is not completed or withdrawn;

(3)               it is delivered during a Blackout Period;

(4)               two (2) or more Demand Underwritten Offerings have been effected, during the eighteen (18) months immediately preceding the date on which such Demand Underwriting Registration Notice is delivered;

(5)               the Company has already effected five (5) or more Demand Underwritten Offerings pursuant to this Agreement; or

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(6)               the aggregate market value of the Registrable Securities of such Notice Holder(s) to be included in the requested Demand Underwritten Offering is less than forty million dollars ($40,000,000); and

(iii)            at any time when a Holder has an Investor Designee serving as an Investor Director, such Holder will not be entitled to deliver a Demand Underwriting Registration Notice, and no Demand Underwriting Registration Notice of such Holder will be effective, in respect of a Demand Underwritten Offering proposed to be conducted during any period in which the Company Trading Policy would not permit such Holder to sell any of its Registrable Underlying Securities in such Demand Underwritten Offering.

(b)               Contents of Demand Underwriting Registration Notice. Each Demand Underwriting Registration Notice sent by any Demanding Notice Holder(s) must state the following:

(i)                 the name of, and contact information for, each such Demanding Notice Holder(s) and the number of Acquired Shares that are held by each such Demanding Notice Holder;

(ii)              (1) the name of, and contact information for, a single natural Person (in such capacity, the “Demand Underwritten Offering Holder Representative”) who is appointed to serve as the representative of all Notice Holders in respect of the requested Demand Underwritten Offering with authority to make the decisions in respect thereof provided in this Section 8; and (2) a statement that each such Demanding Notice Holder consents to such appointment and authority;

(iii)            (1) the name of, and contact information for, a single counsel (in such capacity, the “Demand Underwritten Offering Designated Holder Counsel”) that is designated and appointed to serve as counsel for all Notice Holders in respect of the requested Demand Underwritten Offering; and (2) a statement that each such Demanding Notice Holder consents to such designation and appointment;

(iv)             the desired date of the Offering Launch Time for the requested Demand Underwritten Offering, which desired date cannot (without the Company’s consent, which will not be unreasonably withheld or delayed) be earlier than three (3) Business Days after the date such Demand Underwriting Registration Notice is delivered to the Company;

(v)               the number of Registrable Securities that are proposed to be sold by each such Demanding Notice Holder.

(c)               Participation by Notice Holders Other Than the Demanding Notice Holder(s). If the Company receives a Demand Underwriting Registration Notice sent by one or more Demanding Notice Holders but not by all Notice Holders, then:

(i)                 the Company will, within two (2) Business Days, send a copy of such Demand Underwriting Registration Notice to each Notice Holder, if any, other than such Demanding Notice Holders; and

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(ii)              subject to Section 8(f), the Company will use commercially reasonable efforts to include, in the related Demand Underwritten Offering, Registrable Securities of any such Notice Holder that has requested such Registrable Securities to be included in such Demand Underwritten Offering pursuant to a joinder notice that complies with the next sentence.

To include any of its Registrable Securities in such Demand Underwritten Offering, a Notice Holder must deliver to the Company, no later than the Business Day after the date on which the Company sent a copy of such Demand Underwriting Registration Notice pursuant to subsection (i) above, a written instrument, executed by such Notice Holder, joining in such Demand Underwriting Registration Notice, which instrument contains the information set forth in Section 8(b)(v) with respect to such Notice Holder.

(d)               Certain Procedures Relating to Demand Underwritten Offerings.

(i)                 Obligations and Rights of the Company. Subject to the other terms of this Agreement, upon its receipt of a Demand Underwriting Registration Notice, the Company will (1) designate a Demand Underwriting Registration Statement, in accordance with the definition of such term and this Section 8, for the related Demand Underwritten Offering; and (2) use commercially reasonable efforts to effect such Demand Underwritten Offering in accordance with the reasonable requests set forth in such Demand Underwriting Registration Notice or the reasonable requests of the Demand Underwritten Offering Holder Representative, and cooperate in good faith with the Demand Underwritten Offering Holder Representative in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to effect, or take any actions in respect of, any Demand Underwritten Offering during a Blackout Period or at any time when the securities proposed to be sold pursuant to such Demand Underwritten Offering are subject to any lock-up agreement (including pursuant to a prior Demand Underwritten Offering) that has not been waived or released. The Company will be entitled to rely on the authority of the Demand Underwritten Offering Holder Representative of any Demand Underwritten Offering to act on behalf of all Notice Holders that have requested any securities to be included in such Demand Underwritten Offering.

(ii)              Designation of the Underwriting Syndicate. The Managing Underwriters, and any other underwriter, for any Demand Underwritten Offering will be selected by the applicable Demand Underwritten Offering Holder Representative with the approval of the Company (which will not be unreasonably withheld or delayed).

(iii)            Authority of the Demand Underwritten Offering Holder Representative. The Demand Underwritten Offering Holder Representative for any Demand Underwritten Offering will have the following rights with respect to such Demand Underwritten Offering, which rights, if exercised, will be deemed to have been exercised on behalf of all Notice Holders that have requested any securities to be included in such Demand Underwritten Offering:

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(1)               in consultation with the Managing Underwriters for such Demand Underwritten Offering, to determine the Offering Launch Time, which date must comply with limitations thereon set forth in Section 8(b)(iv);

(2)               to determine the structure of the offering, provided such structure is reasonably acceptable to the Company;

(3)               to negotiate any related underwriting agreement and it terms, including the amount of securities to be sold by the applicable Notice Holders pursuant thereto and the offering price of, and underwriting discount for, such securities; provided, however, that the Company will have the right to negotiate in good faith all of its representations, warranties and covenants, and indemnification and contribution obligations, set forth in any such underwriting agreement; and

(4)               withdraw such Demand Underwritten Offering by providing written notice of such withdrawal to the Company.

(e)               Conditions Precedent to Inclusion of a Notice Holder’s Registrable Securities. Notwithstanding anything to the contrary in this Section 8, the right of any Notice Holder to include any of its Registrable Securities in any Demand Underwritten Offering will be subject to the following conditions:

(i)                 the execution and delivery, by such Notice Holder or it is duly authorized representative or power of attorney, of any related underwriting agreement and such other agreements or instruments (including customary “lock-up” agreements, custody agreements and powers of attorney), if any, as may be reasonably requested by the Managing Underwriters for such Demand Underwritten Offering; and

(ii)              the provision by such Notice Holder, no later than the Business Day immediately after the request therefor, of any information reasonably requested by the Company or such Managing Underwriters in connection with such Demand Underwritten Offering.

(f)                Priority of Securities in Demand Underwritten Offerings. If the total number of securities requested to be included in a Demand Underwritten Offering pursuant to this Section 8 exceeds the Maximum Successful Underwritten Offering Size for such Demand Underwritten Offering, then:

(i)                 the number of securities to be included in such Demand Underwritten Offering will be reduced to an amount that does not exceed such Maximum Successful Underwritten Offering Size; and

(ii)              to effect such reduction,

(1)               the number of Non-Holder Securities included in such Demand Underwritten Offering will be reduced; provided, that the Company will have the right, in its sole discretion, to allocate such reduction of the Non-Holder Securities requested to be included in such Demand Underwritten Offering; and

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(2)               if, after excluding all Non-Holder Securities from such Demand Underwritten Offering, the number of Registrable Securities of Notice Holders that have duly requested such Registrable Securities to be included in such Demand Underwritten Offering in accordance with this Section 8 exceeds such Maximum Successful Underwritten Offering Size, then number of Registrable Securities to be included in such Demand Underwritten Offering will be allocated pro rata based on the total number of Registrable Securities so requested by each such Notice Holder to be included in such Demand Underwritten Offering.

(g)               Covenant Regarding Piggyback Rights with Respect to Demand Underwritten Offering. The Company will not grant any Person (other than a Holder or Notice Holder) the right to include any securities of such Person in any Demand Underwritten Offering.

Section 9.               Piggyback Registration Rights.

(a)               Notice of Piggyback Underwritten Offering and Right to Participate Therein. Subject to the other provisions of this Section 9, if the Company proposes to engage in a Piggyback Underwritten Offering, then:

(i)                 no later than the Piggyback Underwritten Offering Notice Deadline Date for such Piggyback Underwritten Offering, the Company will send to each Notice Holder written notice (the “Piggyback Underwritten Offering Notice”) of such Piggyback Underwritten Offering setting forth the anticipated Offering Launch Time for the related Piggyback Underwritten Offering and the deadline (determined as provided in subsection (ii) below) by which the related Piggyback Right may be exercised; and

(ii)              each Notice Holder will have the right (the “Piggyback Right”) to include all or any portion of its Registrable Securities in such Piggyback Underwritten Offering, which right is exercisable by delivering, no later than three (3) Business Days after the date the Company sends such Piggyback Underwritten Offering Notice pursuant to subsection (i) above, written notice to the Company setting forth (1) the name of, and contact information for, such Notice Holder; and (2) the number of such Notice Holder’s Registrable Securities that such Notice Holder requests to be included in such Piggyback Underwritten Offering.

(b)               Certain Procedures Relating to Piggyback Underwritten Offerings.

(i)                 Subject to the other terms of this Agreement, upon exercise of any Piggyback Rights to include any Notice Holder’s Registrable Securities in a Piggyback Underwritten Offering, the Company will use commercially reasonable efforts to include such Registrable Securities in such Piggyback Underwritten Offering and will cooperate in good faith with such Notice Holder in connection therewith.

(ii)              The Managing Underwriters, and any other underwriter, for any Piggyback Underwritten Offering will be selected by the Company in its sole discretion.

(iii)            Notwithstanding anything to the contrary in this Agreement, the Company will have the following rights with respect to each Piggyback Underwritten Offering:

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(1)               to determine the Offering Launch Time and timing for such Piggyback Underwritten Offering;

(2)               to determine the structure of the offering, provided such structure is reasonable and customary;

(3)               to negotiate any related underwriting agreement and it terms, including the amount of securities to be sold by the Company or persons other than Notice Holders pursuant thereto and the offering price of, and underwriting discount for, such securities; provided, however, that the Notice Holders whose Registrable Securities are included in such Piggyback Underwritten Offering will have the right negotiate in good faith all of their respective representations, warranties and covenants, and indemnification and contribution obligations, set forth in any such underwriting agreement; and

(4)               to terminate such Piggyback Underwritten Offering in its sole discretion, provided that the Company will provide notice of any such termination to all Notice Holders whose Registrable Securities were to be included in such Piggyback Underwritten Offering.

(c)               Conditions Precedent to Inclusion of a Notice Holder’s Registrable Securities. Notwithstanding anything to the contrary in this Section 9, the right of any Notice Holder to include any of its Registrable Securities in any Piggyback Underwritten Offering upon exercise of the Piggyback Rights therefor will be subject to the following conditions:

(i)                 the execution and delivery, by such Notice Holder or it is duly authorized representative or power of attorney, of any related underwriting agreement and such other agreements or instruments (including customary “lock-up” agreements, custody agreements and powers of attorney), if any, as may be reasonably requested by the Managing Underwriters for such Piggyback Underwritten Offering; and

(ii)              the provision, by such Notice Holder no later than the Business Day immediately after the request therefor, of any information reasonably requested by the Company or such Managing Underwriters in connection with such Piggyback Underwritten Offering.

(d)               Priority of Securities in Piggyback Underwritten Offerings. If the total number of securities proposed to be included in a Piggyback Underwritten Offering pursuant to this Section 9 exceeds the Maximum Successful Underwritten Offering Size for such Piggyback Underwritten Offering, then:

(i)                 the number of securities to be included in such Piggyback Underwritten Offering will be reduced to an amount that does not exceed such Maximum Successful Underwritten Offering Size, with such number to be allocated:

(1)               first, to the Company or such other Person(s) initiating such Piggyback Underwritten Offering; and

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(2)               second, pro rata among (A) the Notice Holders that have duly requested that all or any portion of their Registrable Securities be included in such Piggyback Underwritten Offering in accordance with this Section 9, allocated pro rata based on the total number of Registrable Securities so requested by each such Notice Holder to be included in such Piggyback Underwritten Offering, and (B) the Other Holders, if any, that are exercising piggyback rights in connection with such Piggyback Underwritten Offering, such that the reduction resulting from such allocation shall not represent a greater fraction of the number of securities proposed to be included in such Piggyback Underwritten Offering by such Other Holders than the fraction of similar reductions imposed on the Notice Holders pursuant to clause (A) over the amount of Registrable Shares that such Notice Holders proposed to be included in such Piggyback Underwritten Offering; and

(3)               third, to other Persons that are exercising piggyback rights in connection with such Piggyback Underwritten Offering (other than pursuant to this Agreement or the ECP Registration Rights Agreement) in such manner as determined by the Company.

(e)               Filing of General Shelf Registration Statements. If, at any time when any Piggyback Rights then exist and have not lapsed in accordance with Section 15, the Company files a registration statement (a “General Primary Registration Statement”) under the Securities Act on Form S-3 that contemplates a primary offering by the Company that would also constitute a Piggyback Underwritten Offering (whether immediately or on a delayed basis in accordance with Rule 415 under the Securities Act), then the Company will include, in such General Primary Registration Statement, such statements or disclosures, if any, that would be necessary to be included therein at the time of its effectiveness under the Securities Act to permit offers and sales of Registrable Securities by Notice Holders to be made pursuant to such General Primary Registration Statement in accordance with this Section 9 if Piggyback Rights with respect thereto were exercised; provided, however, that this Section 9(e) will not apply:

(i)                 at any time when the General Resale Registration Statement (or any other registration statement of the Company that would then permit offers and sales of Registrable Securities as described above) is effective under the Securities Act, and a common prospectus or prospectus supplement is eligible to be used pursuant to Rule 429 under the Securities Act (or any successor rule) with the General Resale Registration Statement (or such other registration statement) and the General Primary Registration Statement in manner that would permit offers and sales of Registrable Securities as described above; or

(ii)              offers and sales of Registrable Securities as described above would be permitted to be made by a prospectus supplement, to the prospectus included in such General Primary Registration Statement, filed in accordance with Rule 430B under the Securities Act, without the need to include any additional statements or disclosures in such General Primary Registration Statement at the time of its effectiveness.

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Section 10.           Blackout Periods.

(a)               Generally(b). Notwithstanding anything to the contrary in this Agreement, but subject to Section 10(b), if there occurs or exists any pending corporate development, filing with the SEC or any other event, in each case that, in the Company’s reasonable judgment, makes it appropriate to suspend the availability of any Registration Statement or any pending or potential Demand Underwritten Offering, then:

(i)                 the Company will send notice (a “Blackout Commencement Notice”) to each Notice Holder of such suspension;

(ii)              the Company’s obligations under Section 7 or otherwise with respect to the General Resale Registration Statement, under Section 8 or otherwise with respect to any Demand Underwriting Registration Notice, or under Section 9 or otherwise with respect to any Piggyback Underwritten Offering, in each case including and any related obligations of the Company under Section 11, will be suspended until the related Blackout Period has terminated;

(iii)            upon its receipt of such Blackout Commencement Notice, each Holder agrees to comply with its obligations set forth in Section 13(c); and

(iv)             upon the Company’s determination that such suspension is no longer needed or appropriate, the Company will send notice (a “Blackout Termination Notice,” and the period from, and including, the date the Company sends such Blackout Commencement Notice to, and including, the date the Company sends such Blackout Termination Notice, a “Blackout Period”) to each Notice Holder of the termination of such suspension.

(b)       Limitation on Blackout Periods(c). No single Blackout Period can extend beyond forty five (45) calendar days, and the total number of calendar days in all Blackout Periods cannot exceed an aggregate of ninety (90) (or, with respect to any Holder whose Investor Designee is an Investor Director, one hundred twenty (120)) calendar days in any period of twelve (12) full calendar months.

Section 11.           Certain Registration and Related Procedures.

(a)               Compliance with Registration Obligations and Securities Act; SEC Staff Comments. Subject to Section 10, the Company will use commercially reasonable efforts to make such filings with the SEC as may be necessary to comply with its obligations under Section 7, Section 8 and Section 9 and to cause each Registration Statement to comply with the Securities Act and other applicable law, including, if applicable, the filing of any Registration Statement Documents to comply with Section 10(a)(3) of the Securities Act and Rule 3-12 of Regulation S-X under the Securities Act, to amend such Registration Statement to cause the same to be on a form for which the Company and the transactions contemplated thereby are eligible, and to address any comments received from the staff of the SEC. The Company will otherwise comply in all material respects with the Securities Act and other applicable law in the discharge of its obligations under Section 7, Section 8 and Section 9.

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(b)               Opportunity for Review by Notice Holders. The Company will provide each Notice Holder with a reasonable opportunity to comment on draft copies of the initial filing of the General Resale Registration Statement, each pre-effective and post-effective amendment thereto, and each related prospectus supplement, before the same is filed with the SEC, and the Company will use commercially reasonable efforts to give effect to comments timely received by it from such Notice Holders in its reasonable discretion; provided, however, that in the case of a prospectus supplement that solely supplements or amends selling securityholder information and is filed pursuant to Rule 424(b)(7) under the Securities Act (or any successor rule), the Company need only provide such opportunity to those Notice Holders named therein. Each Notice Holder whose Registrable Securities are to be sold pursuant to a Demand Underwriting Registration Statement in accordance with Section 8 or a Piggyback Registration Statement in accordance with Section 9 will be afforded the same rights set forth in the preceding sentence with respect to any prospectus supplement or other Registration Statement Document relating to such Registration Statement, which prospectus supplement or other Registration Statement Document names such Notice Holder.

(c)               Blue Sky Qualification. The Company will use commercially reasonable efforts to qualify the offer and sale of Registrable Securities in the manner contemplated by the General Resale Registration Statement (or any other applicable Registration Statement, to the extent any Registrable Securities are to be sold pursuant thereto in accordance with Section 8 or Section 9, as applicable) under the securities or “blue sky” laws of those jurisdictions within the United States as the Notice Holders or the Managing Underwriters, as applicable, may reasonably request in writing and to maintain such qualification, once obtained, during the General Resale Registration Statement Effectiveness Period (in the case of the General Resale Registration Statement) or until the completion of the offering contemplated thereby (in the case of any other Registration Statement), and the Company will use commercially reasonable efforts to cooperate with such Notice Holders or the Managing Underwriters, as applicable, in connection with the same, except, in each case, to the extent such qualification is not required in connection with such offer and sale (including as a result of preemption by federal law pursuant to Section 18 of the Securities Act (or any successor provision)); provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified; (ii) take any action that would subject it to general service of process in suits (other than those arising out of the offer or sale of Registrable Securities or in connection with this Agreement) in any jurisdiction where it is not then so subject; or (iii) take any action that would subject it to taxation in any jurisdiction where it is not then so subject.

(d)               Prevention and Lifting of Suspension Orders. The Company will use commercially reasonable efforts to prevent the issuance (or, if issued, to obtain the withdrawal as promptly as practicable) of any order suspending the effectiveness of the General Resale Registration Statement (or any other Registration Statement, to the extent any Registrable Securities are to be sold pursuant thereto in accordance with Section 8 or Section 9, as applicable) under the Securities Act or suspending any qualification referred to in Section 11(c).

(e)               Notices of Certain Events. The Company will provide notice of the following events to each Notice Holder as soon as reasonably practicable:

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(i)                 the filing with the SEC of the General Resale Registration Statement, any pre- or post-effective amendment thereto or any related prospectus, prospectus supplement or “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act);

(ii)              the effectiveness under the Securities Act, of the General Resale Registration Statement or any amendment thereto;

(iii)            the receipt by the Company of any request by the staff of the SEC or any other governmental authority for any amendment or supplement to the General Resale Registration Statement;

(iv)             the issuance, by the SEC or any other governmental authority, of any stop order suspending the effectiveness of the General Resale Registration Statement or the receipt by the Company of any written notice that proceedings for such purpose have been initiated or threatened;

(v)               the receipt by the Company of any written notice (x) of the suspension of the qualification or exemption from qualification of the offer and sale of the Registrable Securities in any jurisdiction; or (y) that proceedings for such purpose have been initiated or threatened;

(vi)             the withdrawal or lifting of any suspension referred to in clause (iv) or (v) above; and

(vii)          that the Company has determined that the use of the General Resale Registration Statement must be suspended (which notice may, at the Company’s discretion, state that it constitutes a Blackout Commencement Notice), including as a result of the occurrence of any event that causes any of the General Resale Registration Statement Documents to have a Material Disclosure Defect or to cease to comply with applicable law;

provided, however, that (x) the Company need not provide any such notice during a Blackout Period; and (y) in no event will this Section 11(e) require the Company to, and in no event will the Company, provide any information that they in good faith determine would constitute material non-public information.

In addition, during the pendency of any Demand Underwritten Offering pursuant to Section 8 or any Piggyback Underwritten Offering pursuant to Section 9, but other than during a Blackout Period, each Notice Holder whose Registrable Securities are to be sold in such offering pursuant to the related Demand Underwriting Registration Statement or Piggyback Registration Statement, as applicable, will be afforded the same notice set forth in the preceding sentence with respect to the events set forth in clauses (i) through (vii), inclusive, of this Section 11(e) relating to such Registration Statement.

(f)                Remediation of Material Disclosure Defects. Subject to Section 10, the Company will, as promptly as practicable after determining that any Registration Statement Document contains a Material Disclosure Defect, prepare and file with the SEC (and, if applicable, use commercially reasonable efforts to cause the same to become effective under the Securities Act as promptly as practicable) such appropriate additional Registration Statement Document(s) so as to cause the applicable Registration Statement Document(s) to thereafter not contain any Material Disclosure Defect.

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(g)               Listing of Registrable Securities. The Company will use commercially reasonable efforts to cause the Registrable Securities to be listed for trading on each U.S. national securities exchange, if any, on which securities of the same class of the Company are then so listed.

(h)               Provision of Copies of the Prospectus. At its expense, the Company will provide, to Notice Holders and the Managing Underwriters, if any, such number of copies of the prospectus relating to the applicable Registration Statement or any related prospectus supplement or “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) as such Notice Holders or Managing Underwriters, as applicable, may reasonably request; provided, however, that the Company need not provide any document pursuant to this Section 11(h) that is publicly available on the SEC’s EDGAR system (or any successor thereto).

(i)                 Holders Cannot Be Identified as Underwriters Without Consent. The Company will not expressly name or identify any Holder as an “underwriter” in any Registration Statement Document without such Holder’s prior written consent (including consent provided in a Notice and Questionnaire); provided, however, that nothing in this Section 11(i) will require the consent of any Holder in connection with the inclusion in any Registration Statement Document of customary language, without specifically naming any Holder, that selling securityholders may in certain circumstances be considered to be underwriters under federal securities laws.

(j)                 Due Diligence Matters. Upon reasonable notice and at reasonable times during normal business hours, the Company will make available for inspection, by a representative of each Notice Holder, and the Managing Underwriters, if any, and attorneys or accountants retained by such Notice Holder or Managing Underwriters, as applicable, customary due diligence information.

(k)               Earnings Statement. The Company will use commercially reasonable efforts to comply with its reporting obligations under Section 13(a) or 15(d) of the Exchange Act in such manner, as contemplated under Rule 158 under the Securities Act, so as to make generally available to its securityholders an earnings statement covering the twelve (12) month period referred to in Section 12(a) of the Securities Act, as it relates to each applicable Registration Statement, in the manner contemplated by, and otherwise in compliance with, such Section 11(a).

(l)                 Settlement of Transfers and De-Legending. The Company will use commercially reasonable efforts to cause the Company’s transfer agent (or any other securities custodian for any Registrable Securities) to cooperate in connection with the settlement of any transfer of Registrable Securities pursuant to any Registration Statement, including through the applicable Depositary. If any such Registrable Securities so transferred are represented by a certificate bearing a legend referring to transfer restrictions under the Securities Act, then the Company will, if appropriate, cause such Registrable Securities to be reissued in the form of one or more certificates not bearing such a legend.

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(m)             Certain Covenants Relating to Underwritten Offerings. The following covenants will apply, in each case to the extent applicable, in connection with any Piggyback Underwritten Offering that includes any Registrable Securities, or any Demand Underwritten Offering:

(i)                 Underwriting Agreement and Related Matters. The Company will (1) execute and deliver any customary underwriting agreement or other agreement or instrument reasonably requested by the Managing Underwriters for such offering; (2) use commercially reasonable efforts to cause such customary legal opinions, comfort letters, “lock-up” agreements and officers’ certificates to be delivered in connection therewith; and (3) cooperate in good faith with such Managing Underwriters in connection with the disposition of Registrable Securities pursuant to such offering.

(ii)              Marketing and Roadshow Matters. The Company will cooperate in good faith with the Managing Underwriters for such offering in connection with any marketing activities relating to such offering.

(iii)            FINRA Matters. The Company will cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority, Inc. in connection with such offering.

Section 12.           Expenses. All Company Registration Expenses will be borne by Company. All fees and expenses that are incurred by any Holder in connection with this Agreement, and that are not Company Registration Expenses, will be borne by such Holder.

Section 13.           Certain Agreements and Representations of the Holders.

(a)               Provision of Information. Notwithstanding anything to the contrary in this Agreement, no Holder will be entitled to have any of its Registrable Securities included in any Registration Statement until it has executed and delivered a Notice and Questionnaire to the Company. Each Holder represents that the information included in any such Notice and Questionnaire is accurate in all material respects and covenants, for so long as such Holder’s Registrable Securities are included in any effective Registration Statement during the term of this Agreement, to promptly provide notice to the Company if any such information thereafter ceases to be accurate in all material respects. Each Holder authorizes the Company to assume the accuracy and completeness of all information contained in the most recent Notice and Questionnaire executed and delivered by such Holder. Each Holder will (i) provide, as soon as reasonably practicable, such other information as the Company may reasonably request in connection with the performance of the Company’s obligations under this Agreement; and (ii) promptly notify the Company upon becoming aware that any information relating to such Holder and included in any Registration Statement Document contains a Material Disclosure Defect.

(b)               Use of Offering Materials. Each Holder agrees that, without the prior written consent of the Company, it will not offer or sell any Registrable Securities by means of any written communication other than the latest prospectus or prospectus supplement provided to such Holder by the Company (or on file on SEC’s EDGAR system (or any successor thereto)) relating to the applicable Registration Statement, and any related “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) authorized for such use by the Company.

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(c)               Covenants Relating to Blackout Periods. Each Holder agrees that, upon its receipt of a Blackout Commencement Notice given in accordance with the terms of this Agreement, such Holder will not effect any sale or other transfer of Registrable Securities pursuant to any Registration Statement, and will not distribute any Registration Statement Document, until such Holder has received a subsequent Blackout Termination Notice.

Section 14.           Indemnification and Contribution.

(a)               Indemnification by the Company. The Company will indemnify, defend and hold harmless each Holder Indemnified Person from and against (and will reimburse such Holder Indemnified Person, as incurred, for) any Losses that, jointly or severally, such Holder Indemnified Person may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such Losses arise out of or are based on (i) any Material Disclosure Defect or alleged Material Disclosure Defect in any Registration Statement Document; or (ii) any violation by the Company of the Securities Act, the Exchange Act or any other U.S. federal securities laws, or any U.S. state securities or “blue sky” laws, in connection with any Registration Statement Document; provided, however, that the Company will have no obligations under this Section 14(a) in respect of any Losses insofar as such Losses arise out of or are based on (A) any sale by such Holder, pursuant to the Resale Registration Statement, of Registrable Securities either (x) during a Blackout Period in breach of such Holder’s covenant set forth in Section 10(b)(iii); or (y) without delivery, if required by the Securities Act, of the most recent related prospectus or prospectus supplement provided to such Holder by the Company pursuant to Section 11(h) (or on file on SEC’s EDGAR system (or any successor thereto)), except, in the case of this clause (y), to the extent the same is deemed to have been delivered through compliance with Rule 172 under the Securities Act or any similar rule; or (B) any Material Disclosure Defect or alleged Material Disclosure Defect included in any Registration Statement Document in conformity with the Holder Information of any Holder; or (iii) any matters arising out of or relating to the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 14 relates solely to the specific subject matter of this Agreement and shall not apply to the Merger Agreement or the transactions contemplated thereby, which shall be governed exclusively by the terms of the Merger Agreement.

(b)               Indemnification by the Holders. Each Person that is a Holder that is a signatory to this Agreement or that is a Notice Holder, severally and not jointly, will indemnify, defend and hold harmless each Company Indemnified Person from and against (and will reimburse such Company Indemnified Person, as incurred, for) any Losses that, jointly or severally, such Company Indemnified Person may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such Losses arise out of or are based on (i) any Material Disclosure Defect or alleged Material Disclosure Defect in any Registration Statement Document, which Material Disclosure Defect or alleged Material Disclosure Defect is included therein in conformity with the Holder Information of such Holder; and (ii) any sale by such Holder, pursuant to the General Resale Registration Statement, of Registrable Securities either (x) during a Blackout Period in breach of such Holder’s covenant set forth in Section 10(b)(iii); or (y) without delivery, if required by the Securities Act, of the most recent related prospectus or prospectus supplement provided to such Holder by the Company pursuant to Section 11(h) (or on file on SEC’s EDGAR system (or any successor thereto)), except, in the case of this clause (y), to the extent the same is deemed to have been delivered through compliance with Rule 172 under the Securities Act or any similar rule; provided, however, that in no event will the liability of any Holder pursuant to this Section 14(b) exceed a dollar amount equal to the proceeds received by such Holder (less any related discounts, or commissions) from the sale of the Registrable Securities giving rise to the related indemnification obligation under this Section 14(b).

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(c)               Indemnification Procedures.

(i)                 Notice of Proceedings. If any claim, action, suit or proceeding (each, a “Proceeding”) is made or commenced against any Indemnified Person in respect of which indemnity is or may be sought from any Person (in such capacity, the “Indemnifying Party”) pursuant to Section 14(a) or Section 14(b), then such Indemnified Person will promptly notify the such Indemnifying Party in writing of such Proceeding; provided, however, that the failure to so notify such Indemnifying Party will not relieve such Indemnifying Party from any liability that it may have to such Indemnified Person or otherwise, except to the extent that such Indemnifying Party is materially prejudiced by such failure, as determined by a court of competent jurisdiction in a non-appealable, final judgment.

(ii)              Defense of Proceedings; Employment of Counsel. Subject to the next sentence, upon its receipt of the notice referred to in Section 14(c)(i) in respect of a Proceeding, the Indemnifying Party will assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and payment of all fees and expenses. Such Indemnified Person will also have the right to employ its own counsel in such Proceeding at such Indemnified Person’s expense; provided, however, that such Indemnifying Party will be responsible for, and pay as incurred, the reasonable and documented fees and expenses of such counsel if (1) such Indemnifying Party authorized, in writing, the employment of such counsel in connection with the defense of such Proceeding; (2) such Indemnifying Party fails, within thirty (30) days after its receipt of the notice referred to in Section 14(c)(i), to employ counsel to defend such Proceeding; or (3) such Indemnified Person reasonably concludes that there may be defenses available to such Indemnified Person that are different from, in addition to, or in conflict with, those available to such Indemnifying Party (in which case of this clause (3), such Indemnifying Party will not have the right to direct the defense of such Proceeding on behalf of such Indemnified Person). Notwithstanding anything to the contrary in this Section 14(c)(ii), in no event will any Indemnifying Party be liable for the fees or expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the Indemnified Person(s) who are parties to such Proceeding.

(iii)            Settlements of Proceedings. An Indemnifying Party will not be liable pursuant to Section 14(a) or Section 14(b), as applicable, or this Section 14(c) for any settlement of any Proceeding except as provided in the next sentence. If any Proceeding is settled, then the Indemnifying Party will indemnify and hold harmless each Indemnified Person that is subject to such settlement from and against any Losses incurred by such Indemnified Person by reason of such settlement, if:

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(1)               such Indemnifying Party effected, or otherwise provided its written consent to, such settlement (which consent will not be unreasonably withheld or delayed); or

(2)               (A) such Indemnified Person has requested such Indemnifying Party to reimburse such Indemnified Person for any fees and expenses of counsel as contemplated by Section 14(c)(ii); (B) such settlement is entered into more than sixty (60) Business Days after such Indemnifying Party has received such request; (C) such Indemnifying Party has not fully reimbursed such Indemnified Person in accordance with such request before the date of such settlement; and (D) such Indemnified Person has given such Indemnifying Party at least thirty (30) days’ prior notice of its intention to settle.

The Indemnifying Party will not effect any settlement of any Proceeding without the prior written consent of the applicable Indemnified Person(s), unless such settlement (1) includes an unconditional release of such Indemnified Person(s) from all liability on the claims that are the subject matter of such Proceeding; (2) does not include an admission of fault or culpability or a failure to act by or on behalf of such Indemnified Person(s); and (3) does not purport to bind the Indemnified Persons(s) to perform or refrain from performing any act (excluding any provision providing for the payment of money by the Indemnified Persons(s), which, for the avoidance of doubt, will be subject to the indemnity provided in the second sentence of this Section 14(c)(iii)).

(d)               Contribution Where Indemnification Not Available. If the indemnification provided for in this Section 14 is unavailable to any Indemnified Person, or is insufficient to hold any Indemnified Person harmless, in respect of any Losses referred to in the preceding provisions of this Section 14, then each applicable Indemnifying Party, severally and not jointly, will contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of the Holders, on the other hand, in connection with the statements or omissions, or the actions or non-actions, as applicable, that resulted in such Losses, as well as other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Holders, on the other hand, will be determined by reference to, among other things, whether any applicable Material Disclosure Defect or alleged Material Disclosure Defect, or any relevant action or non-action, as applicable, relates to information supplied, or was taken or made, as applicable, by the Company or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Material Disclosure Defect or alleged Material Disclosure Defect, or such action or non-action, as applicable. The amount paid or payable by an Indemnified Person as a result of any Losses referred to in this Section 14(d) will include any legal or other fees or expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending the related Proceeding.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 14(d) were determined by pro rata allocation (even if the Holders were treated as one Person for such purpose) or by any other allocation method that does not take account of the equitable considerations referred to in the preceding paragraph. Notwithstanding anything to the contrary in the preceding paragraph, no Holder will be required to contribute any amount in excess of the amount by which the proceeds received by such Holder (less any related discounts, commissions, transfer taxes, fees or other expenses) from the sale of Registrable Securities giving rise to the related contribution obligation under this Section 14(d) exceeds the amount of any damage that such Holder has otherwise been required to pay by reason of the relevant Material Disclosure Defect or alleged Material Disclosure Defect, or the relevant action or non-action, as applicable. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 14(d) are several and not joint.

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(e)               Remedies Not Exclusive. The remedies provided for in this Section 14 are not exclusive and will not limit, and will be in addition to, any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

Section 15.           Termination of Registration Rights. Notwithstanding anything to the contrary in this Agreement, Section 7 through Section 11 and Section 13 of this Agreement will terminate upon the first date on which no Registrable Securities remain outstanding.

Section 16.           Rule 144. With a view towards enabling the Holders to resell their Registrable Securities pursuant to Rule 144 under the Securities Act, the Company agree that, until its obligations pursuant to Section 7 have terminated pursuant to Section 15, (a) the Company will use commercially reasonable efforts to timely file (after giving effect to any available grace periods) such reports with the SEC as may be necessary to satisfy the requirements of Rule 144(c) for so long as such requirements would be applicable to the resale of Registrable Securities pursuant to Rule 144; and (b) take such further action as any Notice Holder may reasonably request to enable such Notice Holder sell its Registrable Securities pursuant to Rule 144.

Section 17.           Subsequent Holders. Each Person that acquires any Registrable Securities from any Holder will, to the extent such securities continue to constitute Registrable Securities in the hands of such Person, become a Holder until such time as such person thereafter ceases to satisfy the definition of such term; provided, however, that such Person will not be entitled to the benefits of this Agreement (and will be deemed not to be a Holder or a Notice Holder) unless such Person promptly, and in any event within five (5) Business Days after acquiring such securities, execute and deliver a Notice and Questionnaire to the Company agreeing to be bound by the terms of this Agreement.

Section 18.           Preemptive Rights.

(a)               From and after the Closing and unless an Investor Party has sold, transferred or otherwise disposed of any of the Acquired Shares, if the Company or any of its Subsidiaries makes any public or non-public offering of any capital stock of, other equity or voting interests in, or equity-linked securities of the Company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or equity-linked securities of the Company (collectively “Preemptive Securities”), including, for the purposes of this Section 18(a), warrants, options or other such rights (any such security, a “New Security”) (other than (i) issuances by the Company of Preemptive Securities to directors, officers, employees, consultants or other agents of the Company, (ii) issuances by the Company of Preemptive Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (iii) issuances by the Company made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company or any of its Subsidiaries of equity in, or assets of, another Person, business unit, division or business, (iv) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (v) issuances by the Company of Preemptive Securities in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of the Company or any of its Subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm, venture capital firm, asset management firm or similar financial institution or (y) an issuance the primary purpose of which is the provision of financing), (vi) shares of a Subsidiary of the Company issued to the Company (or a wholly owned Subsidiary of the Company), (vii) shares of Exchangeable Preferred to be issued to the ECP Investors (including shares of Exchangeable Preferred to be issued in connection with the closing of the ECP Investment or as the accumulation of payment in kind dividends), and (viii) Preemptive Securities to be issued upon exchange of any shares of Exchangeable Preferred, an Investor Party that then owns the Acquired Shares (in the case of an issuance of New Securities by the Company) shall be afforded the opportunity to acquire from the Company, as applicable, the Preemptive Rights Portion of such New Securities for the same price per share as that offered to the other purchasers of such New Securities; provided, that an Investor Party shall not be entitled to acquire any New Securities pursuant to this Section 18(a) to the extent the issuance of such New Securities to such Investor Party would require approval of the stockholders of the Company as a result of the status, if applicable, of such Investor Party as an Affiliate of the Company or pursuant to the rules and listing standards of Nasdaq, and in the event such Investor Party is not eligible to acquire such New Securities because of the limitations set forth in this proviso (or such Investor Party does not acquire all of the New Securities to which it is entitled pursuant to the terms of Section 18(a) because of such limitations), the Company may consummate the proposed issuance of New Securities (or, as applicable, that portion of New Securities that such Investor Party not subject to such limitations does not otherwise acquire) to other Persons prior to obtaining approval of the stockholders the Company (subject to compliance by the Company with Section 18; provided further, that, in the event that prior to the closing of the transactions contemplated by the Merger Agreement, the Company or any of its Subsidiaries has entered into an agreement to issue any equity securities, the Preemptive Right shall not apply with respect to such issuance.

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(b)               Subject to the foregoing proviso in Section 18(a), the amount of New Securities that an Investor Party shall be entitled to purchase shall be determined by multiplying (1) the total number of such offered shares of New Securities by (2) in the case of an issuance of New Securities by the Company, a fraction, the numerator of which is the total of the number of Acquired Shares then owned by such Investor Party and the denominator of which is the aggregate number of Issued and Outstanding Common Stock as of such date (such amount, the “Preemptive Rights Portion”); provided, that such Investor Party shall, in its sole discretion, allocate among any of its Affiliates any portion of the aggregate Preemptive Rights Portion of New Securities of the Company to which such Investor Party and its Affiliates are collectively entitled pursuant to this Section 18(b).

(c)               If the Company proposes to offer New Securities, it shall give the Investor Parties written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) at least seven (7) Business Days prior to such issuance (or, in the case of a registered public offering, at least seven (7) Business Days prior to the commencement of such registered public offering) (provided, that, to the extent the terms of such offering cannot reasonably be provided seven (7) Business Days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to the Investor Parties on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, the Investor Parties may notify the Company in writing at any time on or prior to the second (2nd) Business Day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of such issuance, at any time prior to such issuance) whether the Investor Parties will exercise such preemptive rights and as to the amount of New Securities the Investor Parties desires to purchase, up to the maximum amount calculated pursuant to Section 18(b). In the case of a registered public offering, the Investor Parties may notify the Company in writing at any time prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether the Investor Parties will exercise such preemptive rights and as to the amount of New Securities the Investor Parties desires to purchase, up to the maximum amount calculated pursuant to Section 18(b). Such notice to the Company shall constitute a binding commitment by the Investor Parties to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. Subject to receipt of the requisite notice of such issuance by the Company, the failure of the Investor Parties to respond prior to the time a response is required pursuant to this Section 18(c) shall be deemed to be a waiver of the Investor Parties’s purchase rights under this Section 18 only with respect to the offering described in the applicable notice.

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(d)               Each Investor Party shall purchase the New Securities that it has elected to purchase under this Section 18 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals from any Governmental Authority to consummate such purchase by such Investor Party); provided, that if such related issuance is prior to the twentieth (20th) Business Day following the date on which such Investor Party has notified the Company that it has elected to purchase New Securities pursuant to this Section 18, then such Investor Party shall purchase such New Securities within twenty (20) Business Days following the date of the related issuance. If the proposed issuance by the Company of securities which gave rise to the exercise by such Investor Party of its preemptive rights pursuant to this Section 18 shall be terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of such Investor Party pursuant to this Section 18 shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by such Investor Party in respect thereof shall be promptly refunded in full.

(e)               In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

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(f)                In the event that any Investor Party is not entitled to acquire any New Securities pursuant to this Section 18 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to such Investor Party as a result of such Investor Party’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of Nasdaq, the Company shall, upon such Investor Party’s reasonable request delivered to the Company in writing within seven (7) Business Days following its receipt of the written notice of such issuance to such Investor Party pursuant to this Section 18(f), at such Investor Party’s election, (i) waive the restrictions set forth in Section 18(c) solely to the extent necessary to permit such Investor Party to acquire such number of New Securities equivalent to its Preemptive Rights Portion of such issuance such Investor Party would have been entitled to purchase had it been entitled to acquire such New Securities pursuant to Section 18; (ii) consider and discuss in good faith modifications proposed by such Investor Party to the terms and conditions of such portion of the New Securities which would otherwise be issued to such Investor Party such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (iii) solely to the extent that stockholder approval is required in connection with the issuance of New Securities to Persons other than the Investor Parties; and/or (iii) use reasonable best efforts to seek stockholder approval in respect of the issuance of any New Securities to the Investor Parties.

(g)               The election by any Investor Parties to not exercise its subscription rights under this Section 18 in any one instance shall not affect its rights as to any subsequent proposed issuance.

(h)               The Company and the Investor Parties shall cooperate in good faith to facilitate the exercise of the Investor’s rights pursuant to this Section 18 including using reasonable best efforts to secure any required approvals or consents.

Section 19.           Standstill. Each Investor Party agrees with the Company that, until the Fall-Away of Investor Rights, without the prior written approval of the Board, each Investor Party shall not, directly or indirectly (provided, that, nothing in this Section 19 shall apply to any acquisition by any Investor Party of any equity securities of any mutual, hedge or other fund that holds Common Stock), and shall cause its Affiliates who have actually received Confidential Information (provided that, for the avoidance of doubt, no Affiliate shall be deemed to have received Confidential Information from the Investor solely based on the fact that such Affiliate shares a common manager with such Investor Party and, provided, that no Confidential Information is used by or on behalf of such Affiliate) not to:

(a)               acquire, offer to acquire or agree to acquire, by purchase or otherwise, directly or indirectly, beneficial ownership of any Common Stock or other securities of the Company or any of its Subsidiaries, including through any Hedge (in each case, except as may be permitted by the proviso to this Section 19) with respect to securities of the Company or any of its Subsidiaries (solely to the extent that, after giving effect to any such acquisition, the Investor would beneficially own more than the percentage of the outstanding Common Stock owned by the Investor as of the Closing);

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(b)               propose or seek, whether alone or in concert with others, any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents to vote any securities (including in derivative form) of the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents (including, without limitation, by initiating, encouraging or participating in any requests or consents that seek to call a special meeting, action by written consent, or “withhold” or similar campaign), or seek to control or influence the management or board of directors of the Company with respect to the policies or affairs of the Company, including by encouraging or advising any Person to take any such actions but excluding any private communications between the Investor Director or Investor Observer and the Board in their capacities as such;

(c)               propose (i) any merger, consolidation, business combination, tender or exchange offer, share exchange, purchase of the Company’s assets or businesses or similar transactions involving the Company or any of its Subsidiaries or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company or any of its Subsidiaries (collectively, a transaction specified in clauses (i) and (ii) hereof involving a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”); provided, that the foregoing shall not restrict the Investor from voting on, tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company;

(d)               form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any securities of the Company (other than with any Affiliates of such Investor Party);

(e)               make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) with respect to the Company;

(f)                make any request for stock list materials or other books and records of the Company under Virginia law or otherwise;

(g)               make any public announcement or communication regarding the possibility of any of the events described in clauses (a) through (f) above, or take any action that could reasonably be expected to require the Company to make a public announcement in respect thereof; provided, however, that nothing in this Section 19 shall be violated by (i) any general statement about market, industry or economic circumstances, conditions or trends, (ii) any statement required to be made by applicable Law, (iii) any statement protected by the whistleblower protection provisions of any applicable Law, (iv) any statement that is made in response to legal process or in the context of any action or proceeding by or before any Governmental Authority or arbitrator (including any such action or proceeding to enforce the terms of the this Agreement or other such action or proceeding in connection with the transactions contemplated hereby), (v) any statement that is reasonably necessary in connection with the enforcement of rights under this Agreement, or any other written agreement involving the parties hereto, or (vi) any statement that is made by the Investor Designee or Investor Director in his or her capacity as such made in good faith;

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(h)               advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing; or

(i)                 request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 19 if such amendment or waiver would reasonably be expected to require the Company (or any of its Representatives) to make a public announcement regarding any of the types of matters set forth in this Section 19; provided, however, that this clause shall not prohibit such Investor Party from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 19, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person;

provided, however, that nothing in this Section 19 will (x) limit such Investor Party’s ability to (1) vote, Transfer or Hedge (subject to this Agreement, including Section 4 and Section 5) shares of Common Stock, (2) privately make and submit to the Board any proposal that is intended by such Investor Party to be made and submitted on a non publicly disclosed or announced basis (and would not reasonably be expect to require public disclosure by any Person), including with respect to any transaction involving a Business Combination, (3) participate in rights offerings made by the Company to all holders of Common Stock or acquire Preemptive Securities and take such other actions permitted by Section 18, (4) receive any dividends or similar distributions with respect to any securities of the Company held by such Investor Party, (5) tender shares of Common Stock into any tender or exchange offer (subject to Section 5), (6) otherwise exercise rights under its Common Stock that are not the subject of this this Section 19, (7) make a bona fide proposal to the Company or the Board for a transaction involving a Business Combination following the public announcement by the Company that it has entered into a definitive agreement with a third party for a transaction involving a Business Combination or (8) communicate solely and exclusively with the Board with respect to making an offer to purchase the Company, all or substantially all assets or equity of the Company, or any business or division of the Company, or (y) limit the ability of (1) such Investor Party to designate and have an [Investor Observer or] Investor Director serve on the Board pursuant to Section 3 or (2) such Investor Party Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board. Notwithstanding anything to the contrary in this Agreement, if at any time after the date of this Agreement, (i) the Company or any of its Subsidiaries enters into a definitive agreement with a third party for a transaction involving a Business Combination, (ii) any person unaffiliated with any Investor Party commences a tender offer or exchange offer that would result in a change of control of the Company or any of its Subsidiaries or (iii) the Company or any of its Subsidiaries becomes subject to any voluntary or involuntary reorganization or restructuring process, proposal or petition under applicable laws relating to bankruptcy, insolvency or the protection of creditors generally, then (A) in the case of clauses (i) and (ii), the terms of this this Section 19 shall be suspended and of no force or effect while such definitive agreement, tender offer or exchange offer remains pending and (B) in the case of clause (iii), the terms of this this Section 19 shall immediately terminate and be of no further force or effect in any respect.

Section 20.           Tax Matters.

(a)               Promptly following the date of this Agreement or, in the case of a Permitted Transferee, the date such Permitted Transferee first acquires any Acquired Shares, the Transferring Investor Party shall deliver to the Company or its paying agent a duly executed, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8, as applicable.

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(b)               Subject to the provisions of this Section 19, the Company, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to the Transferring Investor Party (or any other recipient, including any Permitted Transferee) all amounts required under the Code or any applicable provision of any state, local or foreign Tax Law to be deducted and withheld, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as and when applicable, or any similar information, from such Investor Party (or any other recipient, including any Permitted Transferee). To the extent that any such amount is so deducted and withheld by the Company such amount shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have been entitled to receive such amount.

(c)               The Company shall pay any and all documentary, stamp and similar issue or transfer Tax, which foregoing taxes do not include any withholding, income, or similar taxes, due on the issue of the Acquired Shares.

(d)               Upon the Transferring Investor’s reasonable request in connection with a potential sale of the Acquired Shares, and to the extent permitted by applicable Law as determined by the Company in good faith, the Company shall (i) provide a duly executed and correctly completed statement, in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) (or any successor Treasury Regulations thereto), that the Acquired Shares are not a U.S. real property interest for the relevant period described in Section 897(c)(1)(A)(ii) of the Code, or (ii) advise the Transferring Investor Party that the Acquired Shares are or were a U.S. real property interest during the relevant period described in Section 897(c)(1)(A)(ii) of the Code. At the request of the Transferring Investor Party in connection with the delivery of such statements, the Company shall provide any information reasonably necessary to enable such Investor Party to determine whether the Company is, or has been during the relevant time period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The Company and any its Subsidiaries, as relevant, (i) shall not be bound by any such determination by such Investor Party and (ii) shall be entitled to make in good faith and in its sole discretion its own determination and to take any action required by Law pursuant to such determination.

Section 21.           Public Disclosure; Confidentiality; Information Rights.

(a)               Public Disclosure. During the period from the date of this Agreement until one (1) year after the Fall-Away of Investor Rights, the Investor Parties and the Company shall, and shall cause their respective Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not, and shall cause their respective Affiliates not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. Notwithstanding the foregoing, this Section 21(a) shall not apply to any press release or other public statement made by the Company or the Investor Parties (i) which does not contain any information relating to the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Agreement (including, for the avoidance of doubt, the fact that the Company is an investment of the Investor Parties and that the Investor Parties may include the Company’s name and its logo as part of its ordinary course disclosures of its investments and in a manner that is not adverse to the Company), (ii) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the transactions contemplated by this Agreement or (iii) involving any information disclosed to Investor pursuant to Section 21(c)(iii) regarding (x) the number of unionized employees, (y) an estimate of hours of work performed by unionized employees and (z) hours performed by unionized contractors in connection with construction. Notwithstanding anything to the contrary in this Agreement, in no event shall either this Section 21(a) or Section 21(b) limit disclosure by Investor Parties and their respective Affiliates of ordinary course communications regarding this Agreement and the transactions contemplated by this Agreement to its existing or prospective general and limited partners, direct or indirect equityholders or limited partners, members, managers and investors of any Affiliates of such Person who are subject to a confidentiality obligation with respect thereto, or disclosing public information about the transactions contemplated by this Agreement on its website in the ordinary course of business or as part of any sales and Transfers to any co-investors consummated in accordance with this Agreement.

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(b)               Confidentiality. During the period from the date of this Agreement until one (1) year after the Fall-Away of Investor Rights, Investor Parties will, and will cause its Affiliates and Representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to Investor Parties, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives, including any such information provided pursuant to Section 21(c) (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing Investor Parties’ investment in the Company; provided, that Confidential Information will not include information that (i) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by Investor Parties or its Affiliates or their respective Representatives, (ii) was or becomes available to Investor Parties or its Affiliates or their respective Representatives from a source other than the Company or its Representatives; provided, that such source is reasonably believed by Investor Parties or such Affiliates not to be subject to an obligation of confidentiality (whether by agreement or otherwise), (iii) at the time of disclosure is already in the possession of Investor Parties or its Affiliates or their respective Representatives from a source other than the Company or any of its Subsidiaries or any of their respective Representatives; provided, that such source is reasonably believed by Investor Parties or such Affiliates not to be subject to an obligation of confidentiality (whether by agreement or otherwise), (iv) was independently developed by Investor Parties or its Affiliates or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information or (v) from and after the Closing, Investor Parties’ participation in the transactions contemplated by this Agreement; provided, that Investor Parties may disclose Confidential Information (1) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company, (2) to any Permitted Transferee or prospective purchaser of any Acquired Shares from Investor Parties, in each case, as long as such Permitted Transferee or prospective purchaser, as applicable, agrees to be bound by similar confidentiality or non-disclosure terms as are contained in this Agreement (with the Company as an express third party beneficiary of such agreement), (3) to any Affiliate, partner, member, direct or indirect equity holders or limited partners, prospective partners or co-investors, or related investment fund of Investor Parties and their Affiliates and their respective directors, officers, employees, consultants, financing sources and representatives, in each case in the ordinary course of business (provided, that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein), (4) as may be reasonably determined by Investor Parties to be necessary in connection with Investor Parties’s enforcement of its rights in connection with this Agreement or its investment in the Company, or (5) as may otherwise be required by law or legal, judicial or regulatory process; and provided, further, that (x) any breach of the confidentiality and use terms herein by any Person to whom Investor Parties and its Permitted Transferees may disclose Confidential Information pursuant to clauses (1) and (3) of the preceding proviso shall be attributable to Investor Parties for purposes of determining Investor Parties’s compliance with this Section 21(b), except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company and (y) Investor Parties takes commercially reasonable steps to minimize the extent of any required disclosure described in clause (5) of the preceding proviso.

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(c)               Information Rights. From and after the Closing and until the Fall-Away of Investor Rights, in order to facilitate Investor Parties’s compliance with legal and regulatory requirements applicable to the beneficial ownership by Investor Parties and its Affiliates of equity securities of the Company, the Company shall provide to Investor Parties:

(i)                 within ninety (90) days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, (B) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year and (C) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC;

(ii)              within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its quarterly report on Form 10-Q for the applicable fiscal year with the SEC;

(iii)            [within seventy five (75) days after the end of each calendar year, the information set forth on Exhibit B]3; and

___________________________

3 Note to Draft: The Parties to discuss and agree to which line items in the report and the scope of the specific line items to be included in the report based on, among other things, whether the Company currently tracks such line items, the practicality and the cost of tracking such information post-closing, and the data, format and level of detail for each line item.

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(iv)             at the request of Investor Parties, such other reports and information as may be reasonably requested by Investor Parties;

provided, that the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (1) violate applicable Law, an applicable order or a contract or obligation of confidentiality owing to a third party or (2) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges); provided, further, that the Company shall use its commercially reasonable efforts to disclose such information in a manner that would not violate the foregoing.

Section 22.           Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, or if the Company proposes to take or omit to take any other action under Section 18 (including granting to the Investor Parties or its Affiliates the right to participate in any issuance of securities) or otherwise or if there is any event or circumstance that may result in any Investor Party, its Affiliates and/or the Investor Director being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act (including the purchase by such Investor Party or any of its Affiliates of any securities under Section 18), and if the Investor Director is serving on the Board at such time or has served on the Board during the preceding six (6) months (a) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities or derivatives thereof for the express purpose of exempting such Investor Party and its Affiliates’ and the Investor Director’s interests (for the Investor Parties and/or their respective Affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (b) if the transaction involves (i) a merger or consolidation to which the Company is a party and the Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (i) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by such Investor Party, its Affiliates, and/or the Investor Director of equity securities of such other issuer or derivatives thereof and (iii) an Affiliate or other designee of such Investor Party or any of its Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if such Investor Party notifies the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of such Investor Party, its Affiliates and the Investor Director (for Investor Parties and/or its respective Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

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Section 23.           Corporate Opportunities. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Investor Parties and their Affiliates may serve as directors [or board observers] of the Company and (b) the Investor Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage or proposes to engage, the provisions of this Section 23 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve the Investor Parties, the Investor Director[, the Investor Observer] or their respective Affiliates, as applicable, and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. None of (i) the Investor Parties or any of their Affiliates, or (ii) any Investor Director [or Investor Observer] or his or her Affiliates (the Persons identified in clauses (i) and (ii) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly, (A) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (B) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to the following sentence, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company. Notwithstanding the foregoing, the Company does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Company) if such opportunity is offered to such person solely in his or her capacity as a director or officer of the Company, and this Section 23 shall not apply to any such corporate opportunity. In addition to and notwithstanding the foregoing provisions of this Agreement, to the fullest extent permitted by law, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (x) the Company is neither financially or legally able, nor contractually permitted to undertake, (y) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, or (z) is one in which the Company has no interest or reasonable expectancy.

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Section 24.           Miscellaneous.

(a)               Notices. The Company will send all notices or communications to any Holder pursuant to this Agreement either (a) in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to such Holder’s address as set forth in the latest Notice and Questionnaire of such Notice Holder delivered to the Company (or, if such Holder has not delivered any Notice and Questionnaire, as set forth in the Company’s registrar); or (b) by email to the email address specified in such Notice and Questionnaire (which email will be deemed to constitute notice in writing for purposes of this Agreement).

Any notice or communication by any Holder to the Company will be deemed to have been duly given if in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to offices of the Company at the following address (or at such other address as may be hereafter specified by notice to the Holders by the Company):

Shenandoah Telecommunications Company

500 Shentel Way

Edinburg, Virginia 22824

Attention: General Counsel

Email: [***]

with a copy (which will not constitute notice) to:

Name:	Hunton Andrews Kurth LLP
Address:	951 East Byrd Street Richmond, VA 23219
Email:	shaas@huntonak.com
Attention:	Steven M. Haas
Address:	600 Travis Street Suite 4200 Houston, TX 77002
Email:	j.a.glaccum@huntonak.com
Attention:	J.A. Glaccum

(b)               Amendments and Waivers. This Agreement, or any provision of this Agreement, may be amended, modified, waived or superseded only by a written instrument that is executed by the Company and by one or more Holders of the majority of the Acquired Shares, and any such amendment, modification, waiver or supersession so executed will be binding upon the Company and all Holders; provided, however, that:

(i)                 a waiver with respect to any particular Holder’s rights under this Agreement will be effective as to such Holder if reflected in a written instrument executed by such Holder, provided such waiver does not adversely affect the rights of any other Holder;

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(ii)              a waiver of any rights of the Holders in respect of any Piggyback Underwritten Offering will be effective if reflected in a written instrument executed by Notice Holders holding a majority of the total number of Registrable Securities of Notice Holders proposed to be sold in such Piggyback Underwritten Offering;

(iii)            Piggyback Rights with respect to any particular registration statement under the Securities Act may be waived, on behalf of all Holders, by a written instrument executed by one or more Holders who beneficially own a majority of the Acquired Shares; and

(iv)             a waiver of any rights of the Holders in respect of any Demand Underwritten Offering will be effective if reflected in a written instrument executed by Notice Holders holding a majority of the total number of Registrable Securities of Notice Holders proposed to be sold in such Demand Underwritten Offering.

For purposes of determining whether any such amendment, modification, waiver or supersession is executed by Holders of the requisite number of securities, the Company may, absent manifest error, conclusively rely on information contained in its registrar or in any Notice and Questionnaire.

No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, and no waiver, or single or partial exercise of, any such right, power or privilege will preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

(c)               Third Party Beneficiaries. Subject to Section 17, this Agreement will be binding on, inure to the benefit of and be enforceable by, each Holder and its successors and assigns.

(d)               Governing Law; Waiver of Jury Trial. THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF THE COMPANY AND EACH HOLDER (BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, A JOINDER TO THIS AGREEMENT OR A NOTICE AND QUESTIONNAIRE) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(e)               Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated by this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (collectively, the “Specified Courts”), and each of the Company and each Holder irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to the address of the relevant party set forth in Section 21(a) will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company and each Holder (by its execution and delivery of this Agreement, a joinder to this Agreement or a Notice and Questionnaire) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

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(f)                No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret any other agreement of the Company or its Subsidiaries or of any other Person, and no such agreement may be used to interpret this Agreement.

(g)               Successors. All agreements of the Company in this Agreement will bind its successors.

(h)               Severability. If any provision of this Agreement is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

(i)                 Counterparts. The parties may sign any number of copies of this Agreement. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Agreement by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

(j)                 Table of Contents, Headings, Etc. The table of contents and the headings of the Sections and Subsections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions of this Agreement.

(k)               Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement of the parties with respect to the specific subject matter of this Agreement and supersedes in their entirety all other agreements or understandings (whether written or oral) between or among the parties with respect to such specific subject matter.

(l)                 Specific Performance. The Company (a) agrees that any failure by it to comply with its obligations under this Agreement may result in material irreparable injury to the Holders for which there is no adequate remedy at law, and, that upon any such failure, any Holder may obtain such relief as may be required to specifically enforce the Company’s obligations under this Agreement; and (b) hereby waives the defense in any action for specific performance that a remedy at law would be adequate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

Shenandoah Telecommunications Company

By: _________________________________________

Name:
Title:

LIF Vista, LLC

By: _________________________________________

Name:
Title:

EXHIBIT A

FORM OF NOTICE AND QUESTIONNAIRE

The undersigned (the “Selling Securityholder”) beneficial holder of common stock, no par value (the “Common Stock”), of Shenandoah Telecommunications Company, a Virginia corporation (the “Company”), or other Registrable Securities (as defined in the Investor Rights Agreement referred to below) understands that the Company has filed, or intends to file, with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to register the resale of Registrable Securities, in accordance with the terms of the Investor Rights Agreement, dated as of [closing date] (the “Investor Rights Agreement”), among the Company and the securityholders named therein. The Company will provide a copy of the Investor Rights Agreement upon request at the address set forth below. All capitalized terms used in this Notice and Questionnaire without definition have the respective meanings given to them in the Investor Rights Agreement.

To sell or otherwise dispose of any Registrable Securities pursuant to the Registration Statement, the beneficial owner of those Registrable Securities generally must be named as a selling securityholder in the related prospectus, deliver a prospectus to the purchasers of the Registrable Securities and be bound by those provisions of the Investor Rights Agreement applicable to such beneficial owner (including certain indemnification provisions, as described below). Beneficial owners that do not complete this Notice and Questionnaire and deliver it to the Company as provided below will not be named as selling securityholders in the prospectus and will not be permitted to sell any Registrable Securities pursuant to the Registration Statement. Beneficial owners are encouraged to complete and deliver this Notice and Questionnaire as soon as possible.

Certain legal consequences arise from being named as a selling securityholder in the Registration Statement and the related prospectus. Accordingly, registered holders and beneficial owners of Registrable Securities should consult their legal counsel regarding the consequences of being named or not being named as a selling securityholder in the Registration Statement and the related prospectus.

NOTICE

By signing and returning this Notice and Questionnaire, the Selling Securityholder:

●	notifies the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (except as otherwise specified under such Item 3) pursuant to the Registration Statement; and

●	agrees to be bound by the terms and conditions of this Notice and Questionnaire and the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, the Selling Securityholder has agreed to indemnify and hold harmless the Company and its affiliates, the partners, directors, officers, members, stockholders, employees, advisors or other representatives of the Company or its respective affiliates, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against certain claims and losses arising in connection with (i) sales by the Selling Securityholder of Registrable Securities pursuant to the Registration Statement either (x) during a Blackout Period of which the Company has provided notice to the Selling Securityholder; or (y) without delivering, if required by the Securities Act, the most recent prospectus relating to the Registration Statement; or (ii) statements or omissions concerning the Selling Securityholder made in the Resale Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

The Selling Securityholder hereby provides the following information to the Company and represents and warrants that such information is accurate and complete.

QUESTIONNAIRE

1.	Selling Securityholder Information:

(a)	Full legal name of the Selling Securityholder:

(b)	If the Registrable Securities listed in Item 3 below are held in certificated form and not “in street name,” state the full legal name of the registered holder through which the Registrable Securities listed in Item 3 below are held:

(c)	If the Registrable Securities listed in Item 3 below are held “in street name,” state the full legal name of the Depository Trust Company participant through which the Registrable Securities listed in Item 3 below are held:

(d)	Taxpayer identification or social security number of the Selling Securityholder:

2.	Address and Contact Information for Notices to the Selling Securityholder:

Telephone:

Fax:

Email Address:

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Contact Person:

3.	Beneficial Ownership of Common Stock:

Check each of the following that applies to the Selling Securityholder.

[_]	The Selling Securityholder owns Common Stock:

Number of Shares: _______________________________________________

4.	Beneficial Ownership of Other Securities of the Company:

Except as set forth below in this Item 4, the Selling Securityholder is not the beneficial or registered owner of any securities of the Company other than the securities listed in Item 3 above.

Type and amount of other securities beneficially owned by the Selling Securityholder:

Title of Security Amount Beneficially Owned CUSIP No(s). (If Any)

5.	Relationships with the Company:

(a)	Has the Selling Securityholder or any of its affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the Selling Securityholder) held any position or office or had any other material relationship with the Company (or its predecessors or affiliates) during the past three years?

[_]	Yes.

[_]	No.

(b)	If the response to (a) above is “Yes,” then please state the nature and duration of the relationship with the Company:

6.	Plan of Distribution:

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Check the following box confirming the intended plan of distribution of the Registrable Securities:

[_]	The Selling Securityholder (including its donees and pledgees) does not intend to distribute the Registrable Securities listed in Item 3 above pursuant to the Shelf Resale Registration Statement except as follows (if at all):

The Registrable Securities may be sold from time to time directly by the Selling Securityholder or, alternatively, through underwriters, broker-dealers or agents. If the Registrable Securities are sold through broker-dealers or agents, the Selling Securityholder will be responsible for underwriting discounts or commissions or agents’ commissions. The Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale; (2) in the over-the-counter market; (3) otherwise than on such exchanges or services or in the over-the-counter market; or (4) through the writing of options. In connection with sales of the Registrable Securities or otherwise, the Selling Securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities in the course of the hedging positions they assume. The Selling Securityholder may also sell Registrable Securities short and deliver Registrable Securities to close out short positions or loan or pledge Registrable Securities to broker-dealers that in turn may sell such securities. Notwithstanding anything to the contrary, in no event will the methods of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of the Company.

State any exceptions:

7.	Broker-Dealers and Their Affiliates:

The Company may have to identify the Selling Securityholder as an underwriter in the Registration Statement or related prospectus if:

●	the Selling Securityholder is a broker-dealer and did not receive the Registrable Securities as compensation for underwriting activities or investment banking services or as investment securities; or

●	the Selling Securityholder is an affiliate of a broker-dealer and either (1) did not acquire the Registrable Securities in the ordinary course of business; or (2) at the time of its purchase of the Registrable Securities, had an agreement or understanding, directly or indirectly, with any person to distribute the Registrable Securities.

4

Persons identified as underwriters in the Registration Statement or related prospectus may be subject to additional potential liabilities under the Securities Act and should consult their legal counsel before submitting this Notice and Questionnaire.

(a)	Is the Selling Securityholder a broker-dealer registered pursuant to Section 15 of the Exchange Act?

[_]	Yes.

[_]	No.

(b)	If the response to (a) above is “No,” is the Selling Securityholder an “affiliate” of a broker-dealer that is registered pursuant to Section 15 of the Exchange Act?

[_]	Yes.

[_]	No.

For the purposes of this Item 7(b), an “affiliate” of a registered broker-dealer includes any company that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer.

(c)	Did the Selling Securityholder acquire the securities listed in Item 3 above in the ordinary course of business?

[_]	Yes.

[_]	No.

(d)	At the time of the Selling Securityholder’s purchase of the securities listed in Item 3 above, did the Selling Securityholder have any agreements or understandings, directly or indirectly, with any person to distribute the securities?

[_]	Yes.

[_]	No.

(e)	If the response to (d) above is “Yes,” then please describe such agreements or understandings:

(f)	Did the Selling Securityholder receive the securities listed in Item 3 above as compensation for underwriting activities or investment banking services or as investment securities?

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[_]	Yes.

[_]	No.

(g)	If the response to (f) above is Yes,” then please describe the circumstances:

8.	Nature of Beneficial Ownership:

The purpose of this section is to identify the ultimate natural person(s) or publicly held entity(ies) that exercise(s) sole or shared voting or dispositive power over the Registrable Securities.

(a)	Is the Selling Securityholder a natural person?

[_]	Yes.

[_]	No.

(b)	Is the Selling Securityholder required to file, or is it a wholly owned subsidiary of an entity that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act?

[_]	Yes.

[_]	No.

(c)	Is the Selling Securityholder an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended?

[_]	Yes.

[_]	No.

(d)	If the Selling Securityholder is a subsidiary of such an investment company, please identify the investment company:

(e)	Identify below the name of each natural person or entity that has sole or shared investment or voting control over the securities listed in Item 3 above:

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PLEASE NOTE THAT THE SEC REQUIRES THAT THESE NATURAL PERSONS AND ENTITIES BE NAMED IN THE PROSPECTUS

9.	Securities Received from Named Selling Securityholder:

(a)	Did the Selling Securityholder receive the Registrable Securities listed above in Item 3 as a transferee from selling securityholder(s) previously identified in the Registration Statement?

[_]	Yes.

[_]	No.

(b)	If the response to (a) above is “Yes,” then please answer the following two questions:

(i)	Did the Selling Securityholder receive the Registrable Securities listed above in Item 3 from the named selling securityholder(s) prior to the effectiveness of the Registration Statement?

[_]	Yes.

[_]	No.

(ii)	Identify below the names of the selling securityholder(s) from whom the Selling Securityholder received the Registrable Securities listed above in Item 3 and the date on which such securities were received.

If more space is needed for responses, then please attach additional sheets of paper. Please indicate the Selling Securityholder’s name and the number of the item being responded to on each such additional sheet of paper, and sign each such additional sheet of paper, before attaching it to this Notice and Questionnaire. The Selling Securityholder may be asked to answer additional questions depending on the responses to the above questions.

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ACKNOWLEDGEMENTS

The Selling Securityholder acknowledges its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offer or sale of Registrable Securities. The Selling Securityholder agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The Selling Securityholder acknowledges its obligations under the Investor Rights Agreement to indemnify and hold harmless certain persons as set forth therein.

Pursuant to the Investor Rights Agreement, the Company has agreed under certain circumstances to indemnify the Selling Securityholder against certain liabilities.

In accordance with the Selling Securityholder’s obligation under the Investor Rights Agreement to provide such information as may be required by law for inclusion in the Registration Statement, the Selling Securityholder agrees to promptly notify the Company of any inaccuracies or changes in the information provided in this Notice and Questionnaire that may occur after the date of this Notice and Questionnaire at any time while the Registration Statement remains effective.

Notices to the Selling Securityholder relating to this Notice and Questionnaire or pursuant to the Investor Rights Agreement will be made by email, or in writing, at the email or physical address set forth in Item 2 above.

By signing below, the Selling Securityholder consents to the disclosure of the information contained in this Notice and Questionnaire in its answers to Items 1 through 9 and the inclusion of such information in the Registration Statement and the related prospectus. The Selling Securityholder understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

The Selling Securityholder has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Legal Name of Selling Securityholder:
By:
Name:
Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE

AND QUESTIONNAIRE TO SHENANDOAH TELECOMMUNICATIONS COMPANY AT:

Shenandoah Telecommunications Company

500 Shentel Way

Edinburg, Virginia 22824

Attention: General Counsel

Facsimile: [__]

Email: [__]

EXHIBIT B

[To come].

EXHIBIT C

Definition of “Competitor”

[***]

Exhibit C

Accounting Principles

Exhibit D

Disposable Inventory

Exhibit E

Interim Period CapX Plan